Filed Pursuant to Rule 424(b)(5)
Registration No. 333-50249

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed without notice. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated May 20, 2003

PROSPECTUS SUPPLEMENT

(To prospectus dated November 19, 2001)

 PRIDESSM

(Initially Consisting of                                           Income PRIDESSM)

AMERUS GROUP CO.

          We are offering                     PRIDES. The PRIDES initially will consist of units referred to as Income PRIDES, each with a stated amount of $25. Each Income PRIDES will include a purchase contract pursuant to which the holder agrees to purchase from us shares of our common stock on August 16, 2006 and we agree to make quarterly contract adjustment payments at the rate of           % of the $25 stated amount per year, as described in this prospectus supplement. Each Income PRIDES will also include $25 principal amount of our senior notes initially due May 16, 2008. The senior notes will bear interest at the initial rate of           % per year, payable quarterly, commencing on August 16, 2003. We have the right to defer the contract adjustment payments on the purchase contracts, but not the interest payments on the senior notes.

          The senior notes will be remarketed on or after the third business day preceding February 16, 2006 as described in this prospectus supplement. The interest rate on the senior notes will be reset, the interest payment dates may be redetermined and the maturity date may be extended if a remarketing is successful. The senior notes are unsecured and rank equally with all of our other unsecured and unsubordinated debt. The senior note will initially be held as a component of your Income PRIDES and will be pledged to secure your obligation to purchase our common stock under the related purchase contract. The senior notes will not trade separately from the Income PRIDES unless and until substitution of U.S. Treasury securities for the senior notes is made as described in this prospectus supplement. A unit consisting of a purchase contract and a substituted U.S. Treasury security is referred to as a Growth PRIDES.

          Prior to this offering, there has been no public market for the PRIDES. We have applied to list the Income PRIDES on the New York Stock Exchange, or NYSE, under the symbol “          ”. The last reported sale price of our common stock on the NYSE on May 16, 2003 was $28.05 per share.

          Investing in the PRIDES involves risks that are described under “Risk Factors” beginning on page S-18 of this prospectus supplement.

Per
Income
	PRIDES	Total

Initial price to public(1)	$	$
Underwriting discount	$	$
Proceeds, before expenses, to AmerUs	$	$

(1)	Plus accrued interest and accumulated contract adjustment payments from , 2003, if settlement occurs after that date

          The underwriters may also purchase up to an additional                     Income PRIDES at the public offering price less the underwriting discount not later than 30 days after the date of this prospectus supplement in order to cover overallotments.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The Income PRIDES will be ready for delivery in book-entry form only through The Depository Trust Company on or about May      , 2003.

       Sole Book-Running Manager

Merrill Lynch & Co.	Goldman, Sachs & Co.

The date of this prospectus supplement is                     , 2003.

(SM) (PRIDES) and (Income PRIDES) are service marks of Merrill Lynch & Co., Inc.

ABOUT THIS PROSPECTUS SUPPLEMENT

          You should rely only on the information incorporated by reference or provided in this prospectus supplement or in the accompanying prospectus. Neither we nor any underwriter has authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any underwriter is making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or in the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

          This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read the entire prospectus supplement, including the accompanying prospectus and the documents incorporated by reference which are described under “Incorporation of Certain Documents by Reference” in the accompanying prospectus. In the event that the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

          This prospectus supplement and the accompanying prospectus contain, or incorporate by reference, forward-looking statements. Such forward-looking statements should be considered together with the cautionary statements and important factors included in the documents incorporated by reference which are described under “Incorporation of Certain Documents by Reference” in the accompanying prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus supplement and the accompanying prospectus contain or incorporate statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements include trend analyses and other information relative to markets for our products and trends in our operations or financial results as well as other statements that can be identified by the use of forward-looking language such as “may,” “should,” “believes,” “expects,” “anticipates,” “plans,” “estimates,” “intends,” “projects,” “goals,” “objectives,” or other similar expressions. Our actual results, performance or achievements could be materially different from the results expressed in, or implied by, those forward-looking statements. Those statements are subject to risks and uncertainties, including but not limited to, the risks described in this prospectus supplement and the accompanying prospectus and other documents incorporated by reference. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus supplement and the accompanying prospectus.

          A variety of factors could cause our actual results to differ materially from the expected results expressed in the company’s forward-looking statements, including those set forth in the risk factors and elsewhere in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein. Factors that may cause our actual results to differ materially from those we contemplate by the forward-looking statements include, among others, the following:

•	general economic conditions and other factors, including prevailing interest rate levels and stock and bond market performance, which may affect our ability to sell our products, the market value of our investments and the lapse rate and profitability of our policies;

•	our ability to achieve anticipated levels of operational efficiencies and cost-saving initiatives and to meet cash requirements based upon projected liquidity sources;

•	customer response to new products, distribution channels and marketing initiatives;

•	mortality, morbidity, and other factors which may affect the profitability of our insurance products;

•	our ability to develop and maintain effective risk management policies and procedures and to maintain adequate reserves for future policy benefits and claims;

•	changes in the federal income tax and other federal laws, regulations and interpretations, including currently proposed federal measures that may significantly affect the insurance business including limitations on antitrust immunity, minimum solvency requirements, and changes to the tax advantages of life insurance and annuity products or programs with which they are used;

•	increasing competition in the sale of insurance and annuities and the recruitment of sales representatives;

•	regulatory changes, actions, interpretations or pronouncements including those relating to the regulation of insurance companies and the regulation and sale of their products;

•	our ratings and those of our subsidiaries by independent rating organizations which we believe are particularly important to the sale of our products;

•	the performance of our investment portfolios;

•	the impact of changes in standards of accounting;

•	our ability to integrate the business and operations of acquired entities;

•	expected protection products and accumulation products margins;

•	the impact of anticipated investment transactions; and

•	unanticipated litigation or regulatory investigations or examinations.

          There can be no assurance that other factors not currently anticipated by us will not materially and adversely affect our results of operations. You are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf. Forward-looking statements speak only as of the date the statement was made. We undertake no obligation to update or revise any forward-looking statement.

PROSPECTUS SUPPLEMENT SUMMARY

          You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

AmerUs Group Co.

          We are a holding company whose subsidiaries are primarily engaged in the business of marketing, underwriting and distributing a broad range of individual life insurance and annuity products to individuals and businesses in all 50 states, the District of Columbia and the U.S. Virgin Islands. We have two reportable operating segments: protection products and accumulation products. The protection products segment was formerly known as the life insurance segment and the accumulation products segment was formerly known as the annuity segment. The primary offerings of the protection products segment are interest-sensitive whole life, equity-indexed life, universal life and term life insurance policies. The primary offerings of the accumulation products segment are individual deferred fixed annuities, equity-indexed annuities and funding agreements. Our address is 699 Walnut Street, Des Moines, Iowa 50309-3948 and our telephone number is (515) 362-3600.

          We were founded in 1896 as the mutual insurer Central Life Assurance Company. In 1996, we became the first Mutual Holding Company, or MHC, a structure that allows mutuals to access the public equity markets, which we did in 1997 with our initial public offering. In 2000, we reorganized our MHC structure through a full demutualization and became a 100% public stock company. We also changed our name from American Mutual Holding Company to AmerUs Group Co.

          We have had positive organic growth in our businesses. We have also successfully executed a series of strategic acquisitions that have helped generate sales growth, as well as balance our product and geographic distribution. The following is a summary of these acquisitions and the benefits created:

•	In 1994, Central Life Assurance Company and American Mutual Life Insurance Co. merged providing us with significant scale in our life insurance operations. The merger resulted in our becoming one of the 25 largest mutual insurers in America at that time.

•	In October 1997, the acquisition of Delta Life Corporation significantly enhanced our annuity business. At the time of the acquisition, Delta Life had about $2.0 billion in assets and specialized in single-premium deferred annuity and equity-indexed annuity products.

•	In December 1997, we acquired AmVestors Financial Corporation, predecessor to AmerUs Annuity Group Co., which specialized in the sale of individual fixed annuity products. The acquisition further strengthened our presence in asset accumulation and retirement and savings markets.

•	In 2001, we acquired Indianapolis Life Insurance Company, an Indiana life insurance company, and its subsidiaries, which had $5.8 billion in consolidated assets at the time of the acquisition. The acquisition allowed us to strengthen our life insurance business and ultimately provided us with a better balance of annuities and life insurance products.

          We sold certain lines of business and made the decision to exit certain other businesses in 1998. These businesses are referred to as discontinued operations and include: banking, residential real estate brokerage, and mortgage banking.

          Except in “— The Offering — Q&A,” “— The Offering — Explanatory Diagrams,” “Description of the PRIDES,” “Description of the Purchase Contracts,” “Other Provisions of the Purchase Contract Agreement and the Pledge Agreement” and “Specific Terms of the Senior Notes,” unless the context requires otherwise, “we,” “our,” “us” and “AmerUs” refers to AmerUs Group Co. and its consolidated subsidiaries.

Subsidiaries

          We have four main direct subsidiaries: AmerUs Life Insurance Company, or ALIC, an Iowa life insurance company; AmerUs Annuity Group Co., or AAG, a Kansas corporation; AmerUs Capital Management Group, Inc., or ACM, an Iowa corporation; and ILICO Holdings, Inc., an Indiana corporation.

          AAG owns, directly or indirectly, two Kansas life insurance companies: American Investors Life Insurance Company, Inc., or American; and Financial Benefit Life Insurance Company, or FBL. Delta Life and Annuity Company, or Delta, was merged into American effective December 31, 2002.

          ILICO Holdings, Inc., has one wholly-owned subsidiary, Indianapolis Life Insurance Company, or ILIC, an Indiana life insurance company. ILIC has three wholly-owned subsidiaries: Bankers Life Insurance Company of New York, or Bankers Life, a New York life insurance company; IL Securities, Inc., an Indiana corporation; and IL Annuity and Insurance Company, or IL Annuity, a Kansas life insurance company. When used in this document, the term “ILICO” refers to ILICO Holdings, Inc. and its consolidated subsidiaries.

Organization

(A)	ILICO Holdings, Inc. is owned by AmerUs Group Co. (92.2%) and AmerUs Life Insurance Company (7.8%)

The Offering — Q&A

What are PRIDES?

          The PRIDES consist of units referred to as Income PRIDES and Growth PRIDES. The PRIDES offered will initially consist of                     Income PRIDES (                    Income PRIDES if the underwriters exercise their overallotment option in full), each with a stated amount of $25. From each Income PRIDES, the holder may create a Growth PRIDES, as described below.

What are the components of Income PRIDES?

          Each Income PRIDES will consist of a purchase contract and, initially, a $25 principal amount of senior notes. The senior note that is a component of Income PRIDES will be owned by the holder of the Income PRIDES, but will be pledged to AmerUs to secure the holder’s obligations under the purchase contract. If the senior notes are successfully remarketed or a tax event redemption occurs, in each case as described in this prospectus supplement, the applicable ownership interest in a Treasury portfolio of zero-coupon U.S. Treasury securities as further described herein will replace the senior notes as a component of each Income PRIDES and will be pledged to AmerUs to secure the holder’s obligations under the purchase contract.

What is a purchase contract?

          Each purchase contract underlying a PRIDES obligates the holder of the purchase contract to purchase, and obligates AmerUs to sell, on August 16, 2006, for $25, a number of newly issued shares of AmerUs common stock equal to the “settlement rate.” The settlement rate will be calculated, subject to adjustment as described under “Description of the Purchase Contracts — Anti-Dilution Adjustments,” as follows:

•	if the applicable market value of AmerUs common stock is equal to or greater than the threshold appreciation price, the settlement rate will be equal to the product of (a) the stated amount of $25 divided by the reference price, multiplied by (b) one minus a fraction, the numerator of which is , the difference between the threshold appreciation price and the reference price, and the denominator of which is the applicable market value;

•	if the applicable market value of AmerUs common stock is less than the threshold appreciation price but greater than the reference price, the settlement rate will be equal to , the stated amount of $25 divided by the applicable market value; and

•	if the applicable market value of AmerUs common stock is less than or equal to the reference price, the settlement rate will be equal to , the stated amount of $25 divided by the reference price;

          “Applicable market value” means the average of the closing price per share of AmerUs common stock on the New York Stock Exchange or other principal U.S. securities exchange on which such common stock is listed on each of the 20 consecutive trading days ending on the third trading day immediately preceding August 16, 2006. The “reference price” is $                    , which is the last reported sale price of AmerUs common stock on the NYSE on May      , 2003. The threshold appreciation price is $                    , which represents a premium of           % over the reference price.

Can I settle a purchase contract early?

          At the option of each holder, a purchase contract may be settled for cash prior to August 16, 2006. If a purchase contract is settled early, the number of shares of AmerUs common stock to be issued per purchase contract will be                     , the stated amount of $25 divided by the threshold appreciation price.

          In addition, if AmerUs is involved in a merger in which at least 30% of the consideration for AmerUs common stock consists of cash or cash equivalents, each holder of a purchase contract will have the right to accelerate and settle that purchase contract at the settlement rate in effect immediately before the cash merger. See “Description of the Purchase Contracts — Early Settlement Upon Cash Merger.”

          The right to early settlement is subject to the condition that, if required under the U.S. federal securities laws, AmerUs has a registration statement under the Securities Act of 1933 in effect covering the common stock or other securities deliverable upon settlement of a purchase contract.

What are Growth PRIDES?

          Growth PRIDES are PRIDES consisting of a purchase contract and a 1/40, or 2.5%, undivided beneficial ownership interest in a zero-coupon U.S. Treasury security with a principal amount at maturity of $1,000 that matures on August 15, 2006. The ownership interests in the Treasury securities that are components of each Growth PRIDES will be pledged to AmerUs to secure the holder’s obligations under the purchase contract.

How can I create Growth PRIDES from Income PRIDES?

          If the Treasury portfolio has not replaced the senior notes as a component of the Income PRIDES as the result of either a successful remarketing of the senior notes or a tax event redemption, each holder of Income PRIDES will have the right, at any time on or prior to the fifth business day immediately preceding August 16, 2006, to substitute for the senior notes held by the collateral agent zero-coupon Treasury securities (CUSIP No.           ) that mature on August 15, 2006, in an aggregate principal amount at maturity equal to the aggregate principal amount of the senior notes for which substitution is being made. These substitutions will create Growth PRIDES, and the related pledged senior notes will be released to the holder. Because the Treasury securities are issued in multiples of $1,000, holders of Income PRIDES may make these substitutions only in integral multiples of 40 Income PRIDES.

          If the Treasury portfolio has replaced the senior notes as a component of the Income PRIDES as the result of either a successful remarketing of the senior notes or a tax event redemption, holders of Income PRIDES may create Growth PRIDES by making substitutions of Treasury securities for the applicable ownership interest in the applicable Treasury portfolio held by the collateral agent, at any time on or prior to the second business day immediately preceding August 16, 2006 and only in integral multiples of                     Income PRIDES (or such other number of Income PRIDES as may be determined by the reset agent upon a successful remarketing of the senior notes if the reset date is not a regular quarterly interest payment date). In such a case, holders would also obtain the release of the applicable ownership interest in the appropriate Treasury portfolio for which substitution is being made rather than a release of senior notes.

How can I recreate Income PRIDES from Growth PRIDES?

          If the Treasury portfolio has not replaced the senior notes as a component of the Income PRIDES as a result of either a successful remarketing of the senior notes or a tax event redemption, each holder of Growth PRIDES will have the right, at any time on or prior to the fifth business day immediately preceding August 16, 2006, to substitute the senior notes for Treasury securities held by the collateral agent in an aggregate principal amount equal to the aggregate principal amount at maturity of the Treasury securities for which substitution is being made. These substitutions will recreate Income PRIDES, and the related Treasury securities will be released to the holder. Because Treasury securities are issued in integral multiples of $1,000, holders of Growth PRIDES may make these substitutions only in integral multiples of 40 Growth PRIDES.

          If the Treasury portfolio has replaced the senior notes as a component of the Income PRIDES as the result of either a successful remarketing of the senior notes or a tax event redemption, holders of the Growth PRIDES may recreate Income PRIDES by making substitutions of the applicable ownership interest in the applicable Treasury portfolio for Treasury securities held by the collateral agent, at any time

on or prior to the second business day immediately preceding August 16, 2006 and only in integral multiples of                     Growth PRIDES (or such other number of Growth PRIDES as may be determined by the reset agent upon a successful remarketing of the senior notes if the reset date is not a regular quarterly interest payment date). In such a case, holders would also obtain the release of the Treasury securities for which substitution is being made.

What payments am I entitled to as a holder of Income PRIDES?

          Holders of Income PRIDES will be entitled to receive total cash distributions at the rate of           % of the $25 stated amount per year, payable quarterly in arrears. These cash distributions will consist of:

•	interest on the senior notes or, if the Treasury portfolio has replaced the senior notes as a component of the Income PRIDES, cash distributions on the applicable ownership interest of the Treasury portfolio, at the rate of % of the $25 stated amount per year, and

•	contract adjustment payments payable by AmerUs at the rate of % of the $25 stated amount per year, subject to AmerUs’ right to defer the payment of such contract adjustment payments.

          AmerUs’ obligations with respect to contract adjustment payments will be subordinate and junior in right of payment to its obligations under its senior indebtedness, including the senior notes. In addition, original issue discount for United States federal income tax purposes will accrue on each senior note. AmerUs is not entitled to defer interest payments on the senior notes.

          If interest on the senior notes is reset on a reset date that is not a scheduled interest payment date, the collateral agent will receive on behalf of holders of Income PRIDES a payment on such reset date of accrued and unpaid interest on the senior notes from the most recent quarterly interest payment date to, but excluding, such reset date. On the quarterly payment date next following the reset date, Income PRIDES holders will receive a regular quarterly cash distribution which includes that interest payment.

What payments am I entitled to if I convert my Income PRIDES to Growth PRIDES?

          Holders who create Growth PRIDES will be entitled to receive quarterly cash distributions of contract adjustment payments payable by AmerUs at the rate of           % of the $25 stated amount per year, subject to AmerUs’ rights of deferral described herein. In addition, original issue discount will accrue on each related Treasury security.

Does AmerUs have the option to defer current payments?

          AmerUs has the right to defer the payment of contract adjustment payments until no later than August 16, 2006. Any deferred contract adjustment payments would accrue additional amounts at the rate of           % per year (the rate of total distributions on the Income PRIDES) until paid, compounded quarterly, to but excluding August 16, 2006. AmerUs is not entitled to defer payments of interest on the senior notes. In the event AmerUs exercises its option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, AmerUs will not, and will not permit any of its subsidiaries to, with certain exceptions, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any AmerUs Group Co. capital stock.

What are the payment dates for the Income PRIDES?

          The current payments described above in respect of the Income PRIDES will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing August 16, 2003. In the case of contract adjustment payments, the payments will be payable to, but excluding, the earlier of August 16, 2006 or the most recent quarterly payment date on or before any early settlement of the related purchase contracts. These contract adjustment payments are subject to the deferral provisions described in this prospectus supplement. Interest payments on the senior notes are described below under the questions and answers beginning with “What interest payments will I receive on the senior notes?”

What is remarketing?

          AmerUs may remarket the senior notes as early as the third business day immediately preceding February 16, 2006 as described below, unless the senior notes have been previously called for a tax event redemption. The remarketing will include senior notes that are components of Income PRIDES and other senior notes of holders that have elected to include those senior notes in the remarketing. AmerUs will enter into an agreement with the remarketing agent to remarket the senior notes. Under the remarketing agreement, there will be up to six attempts to remarket the senior notes; provided that once the senior notes have been successfully remarketed, there will be no more remarketings. AmerUs may elect to remarket the senior notes on two occasions selected by AmerUs prior to May 1, 2006. If the senior notes have not been successfully remarketed prior to the third business day immediately preceding May 16, 2006, the remarketing agent will attempt to remarket the senior notes on that business day. In addition, AmerUs may elect to remarket the senior notes on two more occasions selected by AmerUs between June 1, 2006 and August 1, 2006.

          On each such occasion, the remarketing agent will use its reasonable efforts to obtain a price for the senior notes equal to approximately 100.25% of the purchase price for the remarketing Treasury portfolio, plus the applicable remarketing fee. A portion of the proceeds from the remarketing equal to the remarketing Treasury portfolio purchase price will be applied to purchase the remarketing Treasury portfolio. The remarketing Treasury portfolio will be substituted for the senior notes and will be pledged to the collateral agent to secure the Income PRIDES holders’ obligations to purchase AmerUs common stock under the purchase contracts. When paid at maturity, an amount of the remarketing Treasury portfolio equal to the principal amount of the substituted senior notes will automatically be applied to satisfy the Income PRIDES holders’ obligations to purchase AmerUs common stock under the related purchase contracts on August 16, 2006.

          In addition, the remarketing agent may deduct the applicable remarketing fee from any amount of the proceeds from the remarketing of the senior notes in excess of the remarketing Treasury portfolio purchase price. The applicable remarketing fee shall be 25 basis points (0.25%) of the aggregate principal amount of the remarketed senior notes if the remarketed senior notes mature on or prior to August 16, 2008 or, if the maturity date of the senior notes is otherwise extended on the reset date, such other amount as agreed between AmerUs and the remarketing agent. The remarketing agent will then remit the remaining portion of the proceeds from the remarketing of the senior notes, if any, for the benefit of the holders.

          If a remarketing attempt described above is unsuccessful because the remarketing agent cannot obtain a price for the senior notes on any such date equal to at least 100% of the remarketing Treasury portfolio purchase price or a condition precedent to the remarketing has not been satisfied, the interest rate on the senior notes will not be reset, the senior notes will continue to be a component of Income PRIDES and another remarketing will be attempted as described above or, if no successful remarketing has occurred on or before August 1, 2006, on the third business day immediately preceding August 16, 2006.

          Unless the senior notes have been successfully remarketed or called for a tax event redemption on or prior to the fifth business day immediately preceding August 16, 2006, the senior notes that are components of Income PRIDES whose holders have failed to notify the purchase contract agent on or prior to that date of their intention to pay cash in order to satisfy their obligations under the related purchase contracts, will be remarketed on the third business day immediately preceding August 16, 2006. In this remarketing, the remarketing agent will use its reasonable efforts to obtain a price for the senior notes equal to approximately 100.25% of the aggregate principal amount of the senior notes, plus the applicable remarketing fee. A portion of the proceeds from the remarketing equal to the aggregate principal amount of the senior notes will automatically be applied to satisfy in full the Income PRIDES holders’ obligations to purchase AmerUs common stock under the related purchase contracts on August 16, 2006.

          If this remarketing is successful, the remarketing agent will deduct an amount not exceeding the applicable remarketing fee for the remarketed senior notes from any amount of the proceeds from the remarketing of the senior notes in excess of the aggregate principal amount of the remarketed senior notes. The remarketing agent will then remit the remaining portion of the proceeds from the remarketing of the senior notes, if any, for the benefit of the holders.

          The interest rate on senior notes may be reset, the interest payment dates may be redetermined and the maturity date of the senior notes may be extended on the reset date. See “What is the reset rate?”, “What are the payment dates on the senior notes?” and “What is the maturity of the senior notes?” Any extension of the maturity date or modification of the scheduled interest payment dates that will become effective on the reset date will be announced by AmerUs prior to a remarketing attempt and will, if the remarketing is successful, take effect on the reset date, which will be the third business day immediately following the date of the successful remarketing. See “When will the interest rate on the senior notes be reset?” The reset rate on the senior notes will be determined on the date that the remarketing agent is able to successfully remarket the senior notes and will become effective from the reset date.

          If the senior notes are not successfully remarketed by the third business day immediately preceding August 16, 2006, AmerUs will announce the failed remarketing of the senior notes on or prior to the business day immediately preceding August 16, 2006 and will exercise its rights as a secured party to dispose of the senior notes that are included in Income PRIDES in accordance with applicable law and to satisfy in full, from the proceeds of the disposition, the holders’ obligations to purchase AmerUs common stock under the related purchase contracts on August 16, 2006. If no successful remarketing of the senior notes has occurred and the senior notes have not been called for a tax event redemption by that date, holders of the senior notes will have the option to put their senior notes to AmerUs on September 30, 2006 at a price of 100% of the principal amount plus accrued and unpaid interest, if any, to, but excluding, that date.

What is the Treasury portfolio?

          The Treasury portfolio to be purchased in the context of a remarketing is a portfolio of zero-coupon U.S. Treasury securities consisting of:

•	interest or principal strips of U.S. Treasury securities that mature on or prior to August 16, 2006 in an aggregate amount equal to the principal amount of the senior notes included in the Income PRIDES;

•	if the reset date occurs prior to May 16, 2006, with respect to the originally scheduled quarterly interest payment date on the senior notes that would have occurred on May 16, 2006, interest or principal strips of U.S. Treasury securities that mature on or prior to May 16, 2006 in an aggregate amount equal to the aggregate interest payment that would be due on May 16, 2006 on the principal amount of the senior notes that would have been included in the Income PRIDES assuming no remarketing and assuming no reset of the interest rate on the senior notes and assuming that interest on the senior notes accrued from the reset date to, but excluding, May 16, 2006; and

•	if the reset date occurs prior to August 16, 2006, with respect to the originally scheduled quarterly interest payment date on the senior notes that would have occurred on August 16, 2006, interest or principal strips of U.S. Treasury securities that mature on or prior to August 16, 2006 in an aggregate amount equal to the aggregate interest payment that would be due on August 16, 2006 on the principal amount of the senior notes that would have been included in the Income PRIDES assuming no remarketing, assuming no reset of the interest rate on the senior notes and assuming that interest on the senior notes accrued from the later of the reset date and May 16, 2006 to, but excluding, August 16, 2006.

          For a description of the Treasury portfolio to be purchased in the context of a tax event redemption, see “Specific Terms of the Senior Notes — Tax Event Redemption.”

If I am not a party to a purchase contract, may I still participate in a remarketing of my senior notes?

          Holders of senior notes that are not components of Income PRIDES may elect, in the manner described in this prospectus supplement, to have their senior notes remarketed by the remarketing agent. The interest rate, maturity date and scheduled interest payment dates of senior notes that are not components of Income PRIDES and that are held by holders that do not participate in a remarketing will still be reset on the reset date in accordance with any reset of the interest rate, extension of the maturity date or modification of the scheduled interest payment dates of senior notes that are components of Income PRIDES. See “What are the payment dates on the senior notes?”, “When will the interest rate on the senior notes be reset?” and “What is the maturity of the senior notes?”

Besides participating in a remarketing, how will I satisfy my obligations under the purchase contracts?

          Holders of PRIDES may satisfy their obligations, or their obligations will be terminated, under the purchase contracts:

•	by settling the purchase contracts with cash on the business day prior to August 16, 2006, with prior notification to the purchase contract agent;

•	through early settlement by the earlier delivery of cash to the purchase contract agent in the manner described in this prospectus supplement;

•	through early settlement upon a cash merger in the manner described in this prospectus supplement; or

•	without any further action, upon the termination of the purchase contracts as a result of a bankruptcy, insolvency or reorganization of AmerUs.

          If a holder does not participate in a remarketing and does not give notice to the purchase contract agent that the holder intends to settle the purchase contract with cash on the business day prior to August 16, 2003, AmerUs will exercise its rights as a secured party in respect of the pledged senior notes, Treasury portfolio or Treasury securities, as the case may be, to satisfy the holder’s obligation to purchase AmerUs common stock.

          If the holder of a PRIDES settles a purchase contract early or if the holder’s purchase contract is terminated as a result of a bankruptcy, insolvency or reorganization of AmerUs, that holder will have no right to receive any accrued contract adjustment payments or deferred contract adjustment payments.

What interest payments will I receive on the senior notes?

          Interest payments on the senior notes will be payable initially at the annual rate of           % of the principal amount of $25 to, but excluding, the reset date or, if no successful remarketing of the senior notes occurs, August 16, 2008 (the maturity date of the senior notes if no successful remarketing occurs). Following a successful remarketing of the senior notes, the senior notes will bear interest from the reset date at the reset rate to, but excluding, May 16, 2008 or, if the maturity of the senior notes is extended on the reset date, such extended maturity date. If interest on the senior notes is reset on a reset date that is not a scheduled interest payment date, holders of senior notes will receive on a reset date a payment of accrued and unpaid interest from the most recent interest payment date to, but excluding, such reset date. For United States federal income tax purposes, original issue discount will accrue on the senior notes.

What are the payment dates on the senior notes?

          On or prior to the reset date, interest payments will be payable quarterly in arrears on each February 16, May 16, August 16 and November 16, commencing August 16, 2003, and on the reset date as described above in “What interest payments will I receive on the senior notes?” if the reset date is not otherwise a quarterly interest payment date. If interest on the senior notes is reset on a reset date that is not otherwise a quarterly interest payment date, the collateral agent will receive the interest payment made on senior notes included in Income PRIDES on that reset date, which will be paid to holders of Income PRIDES on the quarterly payment date next following that reset date.

          From the reset date, interest payments on all senior notes will be paid semi-annually in arrears on the date that is six months from the reset date and, thereafter, on each date that is six months from the prior semi-annual interest payment date. If no successful remarketing of the senior notes occurs, interest payments on all senior notes will remain payable quarterly in arrears on the original quarterly interest payment dates.

When will the interest rate on the senior notes be reset?

          Unless a tax event redemption has occurred, the reset rate on the senior notes will be determined on the date that the senior notes are successfully remarketed and that reset rate will become effective on the third business day immediately following the remarketing date. The business day on which the reset rate becomes effective is referred to as the “reset date.” If the senior notes are not successfully remarketed by the third business day immediately preceding August 16, 2006, the interest rate on the senior notes will not be reset.

What is the reset rate?

          In the case of a determination on the third business day immediately preceding the reset date (other than August 16, 2006), the reset rate will be the rate determined by the reset agent as the rate the senior notes should bear in order for the senior notes included in Income PRIDES to have an approximate aggregate market value on the reset date equal to 100.25% of the remarketing Treasury portfolio purchase price plus the applicable remarketing fee. In the case of a determination on the third business day immediately preceding August 16, 2006, the reset rate will be the rate determined by the reset agent as the rate the senior notes should bear in order for each senior note to have an approximate market value on August 16, 2006 equal to 100.25% of the principal amount of that senior note plus the applicable remarketing fee. In addition, any reset rate may not exceed the maximum rate, if any, permitted by applicable law.

What is the maturity of the senior notes?

          The initial maturity date of the senior notes will be May 16, 2008, provided that in no event shall the term to maturity of the senior notes that are successfully remarketed be less than two years from the reset date and provided that such initial maturity date may be extended to a date selected by AmerUs that is two, three, five, seven or 10 years from the reset date upon a successful remarketing of the senior notes. Such extended maturity date, if any, will be specified in the remarketing announcement and will become effective on the reset date. If the senior notes are not successfully remarketed by the third business day immediately preceding August 16, 2006, the maturity of the senior notes will be August 16, 2008.

When may the senior notes be redeemed?

          The senior notes are redeemable at AmerUs’ option, in whole but not in part, only upon the occurrence and continuation of a tax event under the circumstances described in this prospectus supplement. Following a redemption of the senior notes in those circumstances, which is referred to as a tax event redemption, that occurs prior to a successful remarketing of the senior notes (or, if no successful remarketing occurs, prior to August 16, 2006), holders that own Income PRIDES will own the applicable ownership interest in the tax event Treasury portfolio as a component of their Income PRIDES.

          For a description of the Treasury portfolio to be purchased in the context of a tax event redemption, see “Specific Terms of The Senior Notes — Tax Event Redemption.”

What is the ranking of the senior notes?

          The senior notes will rank equally with all other senior debt of AmerUs. The indenture under which the senior notes will be issued does not limit the amount of debt that AmerUs or its subsidiaries may incur. As of March 31, 2003, after giving effect to the sale of the PRIDES and the application of the net proceeds, on an unconsolidated basis, AmerUs would have had $           million of senior indebtedness. As AmerUs is a holding company that conducts all of its operations through its subsidiaries, the senior notes are structurally subordinated to the claims of creditors and preferred stockholders of its subsidiaries. As of March 31, 2003, the total liabilities of the subsidiaries of AmerUs was $20.1 billion.

What are the principal United States federal income tax consequences related to the Income PRIDES, Growth PRIDES and senior notes?

          AmerUs intends to treat the senior notes as contingent payment debt instruments that are subject to the contingent payment debt instrument rules for United States federal income tax purposes. Accordingly, through the reset date, and possibly thereafter, a holder of Income PRIDES or senior notes will be required to include in gross income an amount in excess of the interest actually received in respect of the senior notes, regardless of the holder’s usual method of tax accounting, and will generally recognize ordinary income or loss, rather than capital gain or loss, on the sale, exchange or other disposition of the senior notes or of the Income PRIDES, to the extent such income is allocable to senior notes. A beneficial owner of Growth PRIDES will be required to include in gross income any original issue discount with respect to the Treasury securities as it accrues on a constant yield to maturity basis. If the Treasury portfolio has replaced the senior notes as a component of Income PRIDES as a result of a successful remarketing of the senior notes or a tax event redemption, a beneficial owner of Income PRIDES will be required to include in gross income its allocable share of original issue discount on the applicable Treasury portfolio as it accrues on a constant yield to maturity basis. To the extent AmerUs is required to file information returns with respect to contract adjustment payments or deferred contract adjustment payments, it intends to report such payments as taxable ordinary income to the beneficial owners of PRIDES, but holders may want to consult their tax advisors concerning possible alternative characterizations. See “Material Federal Income Tax Consequences.”

What are the rights and privileges of the AmerUs common stock?

          The shares of AmerUs common stock that you will be obligated to purchase under the purchase contracts have one vote per share. For more information, please see the discussion of AmerUs common stock in this prospectus supplement under the heading “Risk Factors” and in the accompanying prospectus under the heading “Description of Capital Stock.”

Will the PRIDES be listed on a stock exchange?

          AmerUs intends to apply to list the Income PRIDES on the New York Stock Exchange, under the symbol “          .” AmerUs has no obligation and does not currently intend to apply for any separate listing of either the Growth PRIDES or the senior notes on any stock exchange.

What are the expected uses of proceeds from the offerings?

          AmerUs estimates that it will receive net proceeds from this offering of approximately $                    or approximately $           million if the underwriters exercise their overallotment option in full.

          We intend to use the net proceeds from this offering to pay down amounts owing under our LIBOR plus 1.125% revolving credit agreement that matures on December 12, 2004. We intend to use the remainder of the net proceeds, if any, for other general corporate purposes.

The Offering — Explanatory Diagrams

          For illustrative purposes only, the following diagrams demonstrate some of the key features of the purchase contracts, the senior notes, the Income PRIDES and the Growth PRIDES, and the transformation of Income PRIDES into Growth PRIDES and separate senior notes. These diagrams and the related text are not complete, are general in nature and are qualified in their entirety by more detailed information appearing elsewhere in the accompanying prospectus, this prospectus supplement and in documents which are on file with the SEC. These diagrams assume that the senior notes are successfully remarketed, that the interest rate on the senior notes is reset on the reset date, that there is no early settlement and that the payment of contract adjustment payments is not deferred. One or more of these assumptions may be inaccurate.

          For clarity, the following diagrams also use approximate maturity and other dates as well as hypothetical AmerUs stock prices, percentages and interest and contract adjustment payment rates. There can be no assurance that the actual percentage and value of shares delivered at settlement of a purchase contract will be illustrated by the range of hypothetical percentages shown. In addition, there can be no assurance that total cash distributions on the PRIDES, payments of interest on the senior notes and contract adjustment payments on the purchase contracts will be at the rates shown below.

Purchase Contract

          Income PRIDES and Growth PRIDES both include a purchase contract under which the holder agrees to purchase shares of AmerUs common stock at the end of three years. In addition, these purchase contracts include unsecured contract adjustment payments as shown in the diagrams on the following pages.

(1)	For each of the percentage categories shown, the percentage of shares to be delivered upon each settlement to a holder of Income PRIDES or Growth PRIDES is determined by dividing (a) the related number of shares to be delivered, as indicated in the footnote for each category, by (b) an amount equal to $25.00 divided by the reference price.

(2)	If the applicable market value of AmerUs common stock is less than or equal to $28.00, the hypothetical reference price, the number of shares to be delivered will be calculated by dividing $25.00 by $28.00. The actual reference price is likely to be different from the hypothetical reference price. The “applicable market value” means the average of the closing price per share of AmerUs common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding August 16, 2006.

(3)	If the applicable market value of AmerUs common stock is between $28.00 and $35.84, the hypothetical threshold appreciation price, the number of shares to be delivered will be calculated by dividing $25.00 by the applicable market value. The actual threshold appreciation price is likely to be different from the hypothetical threshold appreciation price.

(4)	If the applicable market value of AmerUs common stock is greater than or equal to $35.84, the number of shares to be delivered will be equal to the product of (a) the stated amount of $25 divided by the reference price, multiplied by (b) one minus a fraction, the numerator of which is $7.84, the difference between the threshold appreciation price and the reference price, and the denominator of which is the applicable market value at the settlement date.

(5)	The “reference price” is assumed to be $28.00. The actual reference price is likely to be different from this hypothetical reference price.

(6)	The “threshold appreciation price” is assumed to be $35.84. The actual threshold appreciation price is likely to be different from this hypothetical threshold appreciation price.

Comparison of Applicable Market Value to Value of Common Stock Delivered at Settlement

          The following table illustrates the value of AmerUs common stock to be received by a PRIDES investor compared to an investment made on the same day in AmerUs common stock. If you bought this hypothetical PRIDES, your investment would be substantially similar to the risks and rewards of an investment in AmerUs common stock. However, you would not benefit from the first 28% appreciation in the market value per share of AmerUs common stock above the reference price, which will be the closing price of AmerUs common stock on the date of the prospectus supplement. You would receive 100% of the appreciation in market value per share of AmerUs common stock above the threshold appreciation price. In addition, until you settle the purchase contract, you would not receive any dividends on AmerUs common stock. Instead you would receive payments on your PRIDES at a rate of 6.25% per year until August 16, 2006.

          You should note that the following analysis assumes that no dividend is paid on AmerUs common stock during the periods shown.

		Hypothetical
		Number of Shares	Hypothetical Value of Shares
Change in AmerUs Stock Price	Hypothetical Applicable Market	Delivered per	Delivered per
from the Reference Price	Value at Settlement Date	Purchase Contract	Purchase Contract

-50%	$14.00	0.8929	$12.50
-40%	$16.80	0.8929	$15.00
-30%	$19.60	0.8929	$17.50
-20%	$22.40	0.8929	$20.00
-10%	$25.20	0.8929	$22.50
-5%	$26.60	0.8929	$23.73
0%	$28.00	0.8929	$25.00
5%	$29.40	0.8503	$25.00
10%	$30.80	0.8117	$25.00
20%	$33.60	0.7440	$25.00
28%	$35.84	0.6975	$25.00
30%	$36.40	0.7005	$25.50
40%	$39.20	0.7143	$28.00
50%	$42.00	0.7262	$30.50

Income PRIDES

          Each Income PRIDES consists of two components as illustrated below:

•	The holder owns the senior note but will pledge it to AmerUs to secure its obligations under the purchase contract.

•	Following a successful remarketing of the senior notes or a tax event redemption, the applicable ownership interest in the Treasury portfolio will replace the senior notes as a component of the Income PRIDES.

Growth PRIDES

          Each Growth PRIDES consists of two components as illustrated below:

•	The investor owns the Treasury security but will pledge it to AmerUs to secure its obligations under the purchase contract.

Senior Notes

          The senior notes have the terms illustrated below:

Transforming Income PRIDES into Growth PRIDES and Senior Notes

•	To create a Growth PRIDES, a holder separates an Income PRIDES into its two components — purchase contract and the senior notes — and then combines the purchase contract with a zero-coupon Treasury security that matures concurrently with the maturity of the purchase contract.

•	The senior note, which is no longer a component of the Income PRIDES, is tradeable as a separate security.

•	The holder owns the Treasury security but will pledge it to AmerUs to secure its obligations under the purchase contract.

•	The Treasury security together with the purchase contract constitutes a Growth PRIDES.

•	Following the successful remarketing of the senior notes or a tax event redemption, upon the transformation of an Income PRIDES into a Growth PRIDES, the applicable ownership interest in the Treasury portfolio, rather than the senior note, will be released to the holder and will trade separately.

•	The holder can also transform Growth PRIDES and senior notes into Income PRIDES. Following that transformation, the Treasury security, which is no longer a component of the Growth PRIDES, is tradeable as a separate security.

•	The transformation of Income PRIDES into Growth PRIDES and senior notes, and the transformation of Growth PRIDES and senior notes into Income PRIDES, can only be made in certain minimum amounts, as more fully described in this prospectus supplement.

RISK FACTORS

          Investing in the PRIDES involves risk. In deciding whether to invest in the PRIDES, you should carefully consider the following risk factors, in addition to the other information contained in this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the value of the PRIDES and your investment could decline.

Risks Related to the PRIDES

Investors assume the risk that the market value of AmerUs common stock may decline.

          Although holders of PRIDES will be the beneficial owners of the related senior notes, Treasury portfolio or Treasury securities, as the case may be, they do have an obligation pursuant to the purchase contract to buy AmerUs common stock. Unless holders pay cash to satisfy their obligations under the purchase contracts or the purchase contracts are terminated due to a bankruptcy, insolvency or reorganization of AmerUs, either the principal of the applicable ownership interest of the appropriate Treasury portfolio when paid at maturity or the proceeds derived from the remarketing of the senior notes, in the case of Income PRIDES, or the principal of the related Treasury securities when paid at maturity, in the case of Growth PRIDES, will automatically be used to purchase a specified number of shares of AmerUs common stock on behalf of PRIDES holders on August 16, 2006. The market value of the AmerUs common stock that PRIDES holders receive on that date may not equal or exceed the price per share of $                    effectively paid for the AmerUs common stock when they purchased the PRIDES. If the applicable market value of the AmerUs common stock is less than $                     per share on August 16, 2006, the aggregate market value of the AmerUs common stock issued pursuant to each purchase contract on that date will be less than the effective price per share paid for the AmerUs common stock when PRIDES holders purchased the PRIDES. Accordingly, PRIDES holders assume the risk that the market value of the AmerUs common stock may decline and that the decline could be substantial.

The opportunity for equity appreciation provided by an investment in the PRIDES is less than that provided by a direct investment in AmerUs common stock.

          The opportunity for equity appreciation afforded by investing in the PRIDES is less than the opportunity for equity appreciation if an investor invested directly in AmerUs common stock. The total applicable market value (which is measured by the common stock price over a 20-trading day period) of the shares underlying each purchase contract will increase above $25, only if the applicable market value of the common stock on the settlement date is more than           % over $                    , the closing price of the common stock on May      , 2003. By comparison, if an investor had invested $25 directly in the common stock on May      , 2003, the value of his investment would reflect the full amount of any increase in the common stock price above the reference price.

The trading prices for the PRIDES will be directly affected by the trading prices of AmerUs common stock, the general level of interest rates and AmerUs’ credit quality.

          The trading prices of Income PRIDES and Growth PRIDES in the secondary market will be directly affected by the trading prices of AmerUs common stock, the general level of interest rates and AmerUs’ credit quality. It is impossible to predict whether the price of the AmerUs common stock or interest rates will rise or fall. Trading prices of the AmerUs common stock will be influenced by AmerUs’ operating results and prospects and by economic, financial and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales by AmerUs of substantial amounts of its common stock in the market after the offering of the PRIDES, or the perception that such sales could occur, could affect the price of AmerUs’ common stock. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of the AmerUs common stock underlying the purchase contracts and of the other components of the PRIDES. Any such arbitrage could, in turn, affect the trading prices of the Income PRIDES, Growth PRIDES, senior notes and AmerUs common stock.

Holders of PRIDES will not be entitled to any rights with respect to AmerUs common stock but will be subject to all changes made with respect to AmerUs common stock.

          Holders of PRIDES will not be entitled to any rights with respect to the AmerUs common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on the AmerUs common stock), but will be subject to all changes affecting the common stock. Holders of PRIDES will only be entitled to rights on the AmerUs common stock if and when AmerUs delivers shares of AmerUs common stock upon settlement of PRIDES on August 16, 2006, or as a result of early settlement, as the case may be, and the applicable record date, if any, for the receipt of dividends or other distributions occurs after that date (and then, only with respect to the shares actually delivered on or before such date). For example, in the event that an amendment is proposed to AmerUs’ Amended and Restated Articles of Incorporation in connection with a recapitalization of AmerUs and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of the AmerUs common stock to holders of PRIDES, those holders will not be entitled to vote on the amendment, although they will nevertheless be subject to any changes in the powers, preferences or special rights of AmerUs common stock.

Future issuances by AmerUs of additional shares of its common stock may materially and adversely affect the price of its common stock and the PRIDES.

          The number of shares of AmerUs common stock that holders of PRIDES are obligated to purchase on August 16, 2006, or as a result of early settlement of a purchase contract, is subject to adjustment for certain events arising from stock splits and combinations, stock dividends and certain other actions by AmerUs that significantly modify its capital structure. AmerUs will not adjust the number of shares of AmerUs common stock that the holders are to receive on August 16, 2006 or as a result of early settlement of a purchase contract, for other events, including offerings by AmerUs of its common stock for cash, settlement of purchase contracts that are components of securities of AmerUs that are similar to the PRIDES or in connection with acquisitions. AmerUs is not restricted from issuing additional shares of its common stock during the term of the purchase contracts and has no obligation to consider the interests of holders of PRIDES for any reason. If AmerUs issues additional shares of its common stock, that may materially and adversely affect the price of AmerUs common stock and, because of the relationship of the number of shares holders are to receive on August 16, 2006 to the price of AmerUs common stock, such other events may adversely affect the trading price of Income PRIDES or Growth PRIDES.

The purchase contract agreement will not be qualified under the Trust Indenture Act. The obligations of the purchase contract agent will be limited.

          The purchase contract agreement relating to the PRIDES will not be qualified under the Trust Indenture Act. The purchase contract agent under the purchase contract agreement, who will act as the agent and the attorney-in-fact for the holders of the PRIDES, will not be qualified as a trustee under the Trust Indenture Act. Accordingly, holders of the PRIDES will not have the benefits of the protections of the Trust Indenture Act other than to the extent applicable to a senior note included in an Income PRIDES or as specified in the purchase contract agreement, such as the right to cause the purchase contract agent to be removed for “conflicting interests,” as defined in the Trust Indenture Act. Under the terms of the purchase contract agreement, the purchase contract agent will have only limited obligations to the holders of the PRIDES.

          If a security is issued under an indenture, you as a holder would generally have the following additional protections: (1) provisions that obligate an indenture trustee, within 90 days of ascertaining that it has a “conflicting interest,” to either eliminate the conflicting interest or resign; (2) provisions that prevent an indenture trustee that is also a creditor of the issuer from improving its own credit position at the expense of you as the security holder immediately before or after an indenture default; and (3) the requirement that the indenture trustee deliver reports at least once a year with respect to the indenture trustee and the securities issued under the indenture.

The secondary market for the PRIDES may be illiquid.

          It is not possible to predict how Income PRIDES, Growth PRIDES or senior notes will trade in the secondary market or whether the secondary market will be liquid or illiquid. There is currently no secondary market for these Income PRIDES, Growth PRIDES or senior notes. AmerUs intends to apply for listing of the Income PRIDES on the NYSE. AmerUs has no obligation or current intention to apply for listing of the Growth PRIDES or senior notes. There can be no assurance as to the liquidity of any secondary market that may develop for the Income PRIDES, the Growth PRIDES or the senior notes, a holder’s ability to sell these securities or whether a trading market, if it develops, will continue. In addition, in the event a holder were to substitute Treasury securities for senior notes or senior notes for Treasury securities, thereby converting Income PRIDES to Growth PRIDES or Growth PRIDES to Income PRIDES, as the case may be, the liquidity of Income PRIDES or Growth PRIDES could be adversely affected. There can be no assurance that the Income PRIDES will not be delisted from the NYSE or that trading in the Income PRIDES will not be suspended as a result of the election by one or more holders to create Growth PRIDES by substituting collateral, which could cause the number of Income PRIDES to fall below the requirement for listing securities on the NYSE that at least 1,000,000 Income PRIDES be outstanding at any time.

A PRIDES holder’s rights to the pledged securities will be subject to AmerUs’ security interest.

          Although PRIDES holders will be beneficial owners of the related senior notes, Treasury securities or Treasury portfolio, as applicable, those securities will be pledged to BNY Midwest Trust Company, as the collateral agent, to secure the holders’ obligations under the related purchase contracts. Thus, the holders’ rights to the pledged securities will be subject to AmerUs’ security interest. Additionally, notwithstanding the automatic termination of the purchase contracts in the event that AmerUs becomes the subject of a case under the U.S. Bankruptcy Code, the delivery of the pledged securities to holders of PRIDES may be delayed by the imposition of the automatic stay of Section 362 of the Bankruptcy Code.

AmerUs may redeem the senior notes upon the occurrence of a tax event.

          AmerUs has the option to redeem the senior notes, on not less than 30 days nor more than 60 days prior written notice, in whole but not in part, if a tax event occurs and continues under the circumstances described in this prospectus supplement under “Specific Terms of the Senior Notes — Tax Event Redemption.” If AmerUs exercises this option, it will redeem the senior notes at the redemption price plus accrued and unpaid interest, if any. If AmerUs redeems the senior notes, it will pay the redemption price in cash to the holders of the senior notes. If the tax event redemption occurs before the reset date, or before August 16, 2006 if the senior notes are not successfully remarketed, the redemption price payable to holders of the Income PRIDES in respect of senior notes that are included in Income PRIDES will be distributed to the collateral agent, who in turn will apply an amount equal to the redemption price to purchase a tax event Treasury portfolio on behalf of the holders, and will remit the remainder of the redemption price to the holders, and the tax event Treasury portfolio will be substituted for senior notes that are components of Income PRIDES as collateral to secure the holders’ obligations under the purchase contracts related to the Income PRIDES. Holders of senior notes that are not components of Income PRIDES will receive redemption payments directly. There can be no assurance as to the effect on the market prices for the Income PRIDES if AmerUs substitutes a tax event Treasury portfolio as collateral in place of any senior notes so redeemed. A tax event redemption will be a taxable event to the holders of the senior notes.

AmerUs is a holding company. The indenture does not limit the amount of debt that AmerUs or its subsidiaries may issue. The claims of creditors of AmerUs’ subsidiaries are effectively senior to claims of holders of senior notes and PRIDES. In addition, contract adjustment payments will be subordinated obligations of AmerUs.

          The senior notes will be issued as a new series of unsecured debt securities under an indenture between AmerUs and First Union National Bank as trustee, and will rank equally in right of payment with all of AmerUs’ other unsecured and unsubordinated debt obligations. The indenture provides for the issuance of debt securities (including the senior notes), notes or other unsecured evidences of indebtedness by AmerUs in an unlimited amount from time to time. The indenture does not limit the ability of AmerUs or its subsidiaries to grant liens on their assets or the capital stock of their respective subsidiaries.

          As AmerUs is a holding company, its cash flow and ability to service debt, including the senior notes, depend upon the distribution of earnings, loans or other payments made by its subsidiaries to AmerUs. AmerUs’ subsidiaries are separate legal entities and have no obligation with respect to AmerUs’ payment obligations. In addition, payment of dividends, distributions, loans or advances by AmerUs’ subsidiaries to AmerUs could be subject to statutory or contractual restrictions. AmerUs’ right to receive assets of its subsidiaries upon their liquidation or reorganization and, as a result, your right to participate in those assets will be effectively subordinated to the claims of each subsidiary’s creditors, including trade creditors. In addition, even if AmerUs is recognized as a creditor of any of its subsidiaries, AmerUs’ rights as a creditor would be subordinate to any security interest in the assets of its subsidiaries and any debt of its subsidiaries senior to that held by AmerUs.

          In addition, AmerUs’ obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to its obligations under any of its senior indebtedness. As of March 31, 2003, AmerUs had senior indebtedness of $298.7 million and its subsidiaries had $20.1 billion of liabilities.

AmerUs may defer contract adjustment payments.

          AmerUs has the option to defer the payment of all or part of the contract adjustment payments on the purchase contracts forming a part of the PRIDES until August 16, 2006. However, deferred contract adjustment payments will accrue additional contract adjustment payments at the rate of           % per year (compounded quarterly) until paid. If AmerUs defers any contract adjustment payments until such time, you will receive additional shares of common stock in lieu of a cash payment. If the purchase contracts are terminated due to bankruptcy, insolvency or reorganization of AmerUs, the right to receive contract adjustment payments and deferred contract adjustment payments, if any, will also terminate.

The United States federal income tax consequences of the purchase, ownership and disposition of the PRIDES are unclear.

          No statutory, judicial or administrative authority directly addresses the treatment of the PRIDES or instruments similar to the PRIDES for United States federal income tax purposes. As a result, the United States federal income tax consequences of the purchase, ownership and disposition of PRIDES are not entirely clear. In addition, any gain on the disposition of a senior note or an Income PRIDES to the extent such gain is allocable to the senior note prior to the date that the interest rate on the senior notes is reset or, if there is no such reset, prior to August 16, 2006, generally will be treated as ordinary interest income; thus, the ability to offset such interest income with a loss, if any, on a purchase contract may be limited. For additional tax-related risks, see “Prospectus Supplement Summary — The Offering — Q & A” and “Material Federal Income Tax Consequences” in this prospectus supplement.

Because the senior notes will be issued with original issue discount, holders of Income PRIDES and separate senior notes will have to include interest in their taxable income before the holders receive cash.

          AmerUs intends to treat the senior notes as contingent payment debt instruments for United States federal income tax purposes. Accordingly, the senior notes will be treated as issued with original issue discount. Original issue discount will accrue from the issue date of the senior notes and will be included in the gross income of holders of Income PRIDES and separate senior notes for United States federal income tax purposes before the holders receive a cash payment to which the income is attributable. See “Material Federal Income Tax Consequences — Senior Notes — Original Issue Discount” in this prospectus supplement.

The trading price of the senior notes may not fully reflect the value of accrued but unpaid interest.

          The senior notes may trade at prices that do not fully reflect the value of accrued but unpaid interest. If holders dispose of their senior notes between record dates for interest payments, those holders will be required to include in gross income the daily portions of original issue discount through the date of disposition in income as ordinary income, and to add this amount to their adjusted tax basis in the senior notes disposed of. To the extent the selling price is less than a holder’s adjusted tax basis (which will include accruals of original issue discount through the date of sale), the holder will recognize a loss. Some or all of this loss may be capital in nature, and the deductibility of capital losses for United States federal income tax purposes is subject to certain limitations.

Risk Factors Relating to Our Business and Operations

Payment of dividends by our life insurance subsidiaries to us is regulated by state insurance laws.

          Payment of dividends to us by our life insurance subsidiaries is regulated by the state insurance laws of their respective jurisdictions of incorporation. Our significant life insurance subsidiaries are located in Iowa, Kansas, Indiana and New York. State insurance laws of each of these jurisdictions generally impose limitations on the ability of each of these subsidiaries to pay dividends to us. If any proposed dividend payment exceeds stated statutory limitations, our subsidiary must obtain the prior approval of the Commissioner of Insurance of that state to pay that dividend amount. In addition, the amount of dividends that we actually receive from our subsidiaries depends upon their respective business and financial performance and may be less than the maximum amounts permitted under such statutory limitations. If any of our life insurance subsidiaries cannot pay dividends or interest to us in the future, our ability to pay interest and dividends would be significantly reduced, which may adversely affect the trading prices of our common stock and the PRIDES and our ability to service interest payments on our indebtedness, including the senior notes forming part of the PRIDES.

We face intense competition from other insurance companies, banks and non-insurance financial service companies for customers and sales agents.

          We compete for customers and agents and other distributors of life insurance and annuity products with a large number of other insurers and non-insurance financial service companies, such as banks, broker-dealers and mutual funds. Many of our competitors have greater financial resources than we do and offer alternative products. Many other insurers have higher claims-paying ability and financial strength ratings than we do. National banks, with their large existing customer bases, may increasingly compete with insurers as a result of court rulings allowing national banks to sell annuity products in some circumstances, and as a result of recently enacted legislation removing restrictions on bank affiliations with insurers. Specifically, the Gramm-Leach-Bliley Act of 1999 permits mergers that combine commercial banks, insurers and securities firms under one holding company. These developments may increase our competition by substantially increasing the number, size and financial strength of our potential competitors who may be able to offer more competitive pricing than we can, due to economies of scale.

If we are unable to attract and retain sales representatives and develop new distribution channels, sales of our products and services may be reduced.

          We distribute our life insurance and annuity products and services through a variety of distribution channels, including our own sales organizations, independent brokers, banks, broker-dealers and other third-party marketing organizations. We must attract and retain sales representatives to sell our life insurance and annuity products. Strong competition exists among financial services companies for efficient sales representatives. We compete with other financial services companies for sales representatives primarily on the basis of our financial position, support services and compensation and product features. Our competitiveness for such agents also depends upon the relationships we develop with these agents. If we are unable to attract and retain sufficient sales representatives to sell our products, our ability to compete and our revenues would suffer.

Future downgrades in the ratings of our life insurance subsidiaries could adversely affect sales of our life insurance and annuity products.

          Ratings with respect to claims-paying ability and financial strength are increasingly important factors in establishing the competitive position of insurance companies. Each rating agency reviews its ratings periodically and there can be no assurance that our current ratings will be maintained in the future. Our claims-paying and financial strength ratings are based upon factors relevant to policyowners and are not directed toward protection of investors in our securities.

          A rating downgrade, or the potential for such a downgrade, of any of our life insurance subsidiaries could, among other things:

•	materially increase the number of policy or contract surrenders for all or a portion of their net cash values and withdrawals by policyholders of cash values from their policies;

•	result in the termination of our relationships with broker-dealers, banks, agents, wholesalers and other distributors of our products and services;

•	reduce new sales, particularly with respect to general account guarantees and funding agreements purchased by financial institutions; and

•	result in higher interest rates becoming payable on outstanding loans under our existing revolving credit facility as well as the interest rates on certain of our reinsurance contracts.

Severe interest rate fluctuations could have a negative impact on policyowner behavior and adversely affect our ability to pay policyowner benefits and our results of operations.

          Severe interest rate fluctuations could adversely affect the ability of our life insurance subsidiaries to pay policyowner benefits with operating and investment cash flows, cash on hand and other cash sources. We seek to limit the impact of changes in interest rates on the profitability and surplus of our life insurance operations by managing the duration of our assets relative to the duration of our liabilities. During a period of rising interest rates, policy surrenders, withdrawals and requests for policy loans may increase as customers seek to achieve higher returns. Despite our efforts to reduce the impact of rising interest rates, we may be required to sell assets to raise the cash necessary to respond to such surrenders, withdrawals and loans, thereby realizing capital losses on the assets sold. An increase in policy surrenders and withdrawals may also require us to accelerate amortization of policy acquisition costs relating to these contracts, which would further reduce our net income.

          During periods of declining interest rates, borrowers may prepay or redeem mortgages and bonds that we own, which would force us to reinvest the proceeds at lower interest rates. Most of our insurance and annuity products provide for guaranteed minimum yields and we are unable to lower our payouts to customers in response to the lower return we will earn on our investments. In addition, it may be more difficult for us to maintain our desired spread between the investment income that we earn and our payouts to customers during periods of declining interest rates thereby reducing our profitability. A reduction in interest rates could also depress the market for our fixed annuity products. While policyowners may pay surrender charges to terminate policies, such terminations would reduce our future income.

We may be exposed to unidentifiable or unanticipated liabilities if we cannot effectively manage our risks, which could negatively affect the amounts that our life insurance subsidiaries may distribute to us as dividends.

          We have devoted significant resources to developing our risk management policies and procedures and we expect to continue to do so in the future. Nonetheless, these policies and procedures that identify, monitor and manage risks may not be fully effective. Many of the methods of managing risk and exposures are based upon the use of observed historical market behavior or statistics based on historical models. As a result, these methods may not accurately predict future exposures, which could be significantly greater than historical measures indicate. Other risk management methods depend upon the evaluation of information regarding markets, clients or other matters that is publicly available or otherwise accessible to us and that may not always be accurate, complete, up-to-date or properly evaluated. Management of operational, legal and regulatory risks requires, among other things, policies and procedures to record properly and verify a large number of transactions and events, and these policies and procedures may not be fully effective. If any of our life insurance subsidiaries is exposed to unexpected liabilities due to a failure of our risk management policies or procedures, its results of operations may be negatively affected, which may also reduce the amount that it can distribute to us as dividends.

Our reserves established for future policy benefits and claims may prove inadequate, requiring us to increase liabilities.

          Our earnings depend significantly upon the extent to which our actual claims experience is consistent with the assumptions used in setting prices for our products and establishing liabilities for future insurance and annuity policy benefits and claims. The liability that we have established for future policy benefits is based on assumptions concerning a number of factors, including the amount of premiums that we will receive in the future, rate of return on assets we purchase with premiums received, expected claims, expenses and persistency, which is the measurement of the percentage of insurance policies remaining in force from year to year, as measured by premiums. However, due to the nature of the underlying risks and the high degree of uncertainty associated with the determination of the liabilities for unpaid policy benefits and claims, we cannot determine precisely the amounts which we will ultimately pay to settle these liabilities. As a result, we may experience volatility in the level of our reserves from period to period. To the extent that actual claims experience is less favorable than our underlying assumptions, we could be required to increase our liabilities, which may harm our financial strength and reduce our profitability.

Our investment portfolio is subject to risks which may diminish the value of our invested assets and affect our sales and profitability.

          We are subject to the risk that the issuers of the fixed maturity and other debt securities we own will default on principal and interest payments, particularly if a major downturn in economic activity occurs. As of March 31, 2003, our investment operations held $15.2 billion of fixed maturity securities, or 88.9% of our total invested assets, of which less than 8% were below investment grade. An increase in defaults on our fixed maturity securities portfolio could harm our financial strength and reduce our profitability.

          We may also have difficulty selling our privately placed fixed maturity securities, commercial mortgage loans and real estate investments because they are less liquid than our publicly traded securities. As of March 31, 2003, our privately placed fixed maturity securities, commercial mortgage loans and real estate investments represented approximately 14.7% of the value of our invested assets. If we require significant amounts of cash on short notice, we may have difficulty selling these investments at attractive prices, in a timely manner, or both.

          We use derivative instruments to hedge various risks we face in our businesses. We enter into a variety of derivative instruments, including interest rate swaps, swap options, currency swaps, financial futures and mortgage-backed security forward contracts, with a number of counterparties. If, however, our counterparties fail to honor their obligations under the derivative instruments, we will have failed to effectively hedge the related risk. That failure may harm our financial strength and reduce our profitability.

Other market fluctuations and general economic, market and political conditions may also negatively affect our business and profitability.

          Our investment returns, and thus our profitability, may also be adversely affected from time to time by conditions affecting our specific investments and, more generally, by stock, real estate and other market fluctuations and general economic, market and political conditions.

          Our ability to make a profit on insurance products and annuities depends in part on the returns on investments supporting our obligations under these products and the value of specific investments may fluctuate substantially depending on the foregoing conditions.

          We also engage in proprietary trading of equities, commodities and futures and take proprietary positions in our hedge portfolios and our proprietary investment and syndication activities. The foregoing activities expose us to significant market risk as we buy securities or other assets, all of which are subject to market fluctuation. Even though we generally buy the securities or other assets for resale and the risk in most, but not all, cases is short-term, our exposure is often for large amounts. We use a variety of strategies to hedge our exposure to interest rate and other market risk. However, hedging strategies are not always available, and our hedging could be ineffective.

          The current uncertain trends in the U.S. and international economic and investment climates may adversely affect our businesses and profitability in 2003, and can be expected to continue to do so unless conditions improve.

Applicable laws and our articles of incorporation and by-laws may discourage takeovers and business combinations that our stockholders and PRIDES holders might consider in their best interests.

          State laws and our articles of incorporation and by-laws may delay, defer, prevent, or render more difficult a takeover attempt that our stockholders and PRIDES holders might consider to be in their best interests. For instance, they may prevent our stockholders from receiving the benefit from any premium to the market price of our common stock offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if they are viewed as discouraging takeover attempts in the future. State laws and our articles of incorporation and by-laws may also make it difficult for our stockholders to replace or remove our management, which may also delay, defer or prevent a change in our control, which may not be in the best interests of our stockholders.

          Under the Iowa insurance laws, no person may acquire beneficial ownership of more than 5% of the outstanding shares of the common stock of AmerUs without the prior approval of the Iowa Insurance Commissioner prior to September 20, 2005.

          In addition, laws of the various states where each of our significant life insurance subsidiaries is located also require the prior approval of the relevant state insurance commissioner for any change of control in AmerUs and/or that subsidiary as specified under such state laws.

          Provisions in our articles of incorporation and by-laws may delay, defer or prevent a takeover attempt, including provisions:

•	permitting our board of directors to issue one or more series of preferred stock;

•	dividing our board of directors into three classes;

•	permitting our board of directors to fill vacancies on our board of directors; and

•	imposing advance notice requirements for stockholder proposals and nominations of directors to be considered at stockholder meetings.

Changes in insurance, securities and other regulation in the United States may reduce our profitability.

          Our life insurance subsidiaries are subject to regulation by state regulators under the insurance laws of states in which they conduct business. AmerUs Life Insurance Company is regulated by the Iowa Insurance Division. In addition, American Investors Life Insurance Company, Inc., IL Annuity and Insurance Company are regulated by the Kansas Insurance Department; Indianapolis Life Insurance Company is regulated by the Indiana Insurance Department; and Bankers Life Insurance Company of New York is regulated by the New York insurance authority. The purpose of such regulation is primarily to provide safeguards for policyowners rather than to protect the interests of shareholders. The insurance laws of the various states establish regulatory agencies with broad administrative powers including the authority to grant or revoke operating licenses and to regulate sales practices, investments, deposits of securities, the form and content of financial statements and insurance policies, accounting practices and the maintenance of specified reserves and capital.

          Certain of our protection products and accumulation products are innovative and relatively new. The regulatory framework at the state and federal level applicable to such products is evolving. The changing regulatory framework could affect the design of such products and our ability to sell certain products. For example, the SEC may propose new regulations or policies with respect to equity-indexed insurance products which may affect the marketing of such products or impose requirements that some or all such products be registered with the SEC. In addition, our joint venture with Ameritas Life Insurance Corporation is also subject to regulation under federal and state securities laws in connection with its sale of variable life and annuity products. Changes to laws or regulations that restrict the conduct of such business could reduce the value of our investment in this joint venture.

We may experience volatility in net income due to changes in standards for accounting for derivatives.

          In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS 133 requires us to include all derivatives in our consolidated statement of financial position at fair value. The accounting for changes in the fair value of a derivative depends on its intended use. Changes in derivative fair values are either recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of equity until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative’s change in fair value is immediately recognized in earnings. Derivatives not used in hedging activities must be adjusted to fair value through earnings. We adopted SFAS 133 effective January 1, 2001. The cumulative effect of the application of SFAS 133 included a negative effect of $8.2 million on net income and a positive effect of $2.7 million on accumulated other comprehensive income. The impact of the application of SFAS 133 on net income during the years ended December 31, 2002 and 2001 was a net unrealized loss of $14.6 million and $5.8 million respectively and the impact to accumulated other comprehensive income was an unrealized gain of $3.4 million and a loss of $5.9 million respectively. In 2002, the Company undesignated a cash flow hedge and is now amortizing the amount in AOCI to earnings over the remaining life of the swap, which amounted to $4.4 million expense in 2002 from the fair value change in interest rate swaps used to hedge the floating rate funding agreement liability. The Company estimates that $2.6 million after-tax of derivative losses included in AOCI will be reclassified into earnings within the next twelve months. The impact of the application of SFAS 133 on our net income during the quarter ended March 31, 2003 was a net unrealized gain of $0.02 million and the impact on our accumulated other comprehensive income was an unrealized gain of $0.9 million.

          In April 2003, the Financial Accounting Standards Board issued SFAS 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments and includes decisions made by the Financial Accounting Standards Board’s Derivatives Implementation Group and other projects dealing with financial instruments. In addition, in February 2003, the Derivatives Implementation Group issued SFAS 133 Implementation Issue No. B36, “Embedded Derivatives: Bifurcation of a Debt Instrument that Incorporates both Interest Rate Risk and Credit Risk Exposures that are Unrelated or Only Partially

Related to the Creditworthiness of the Issuer of That Instrument,” or DIG Issue B36. DIG Issue B36 applies to modified coinsurance and coinsurance with funds withheld reinsurance agreements where interest is determined by reference to a pool of fixed maturity assets or a total return debt index. Such arrangements in which funds are withheld by the ceding insurer cause the reinsurer to recognize a receivable from the ceding insurer as well as a liability representing reserves for the insurance coverage assumed under the reinsurance arrangements. The terms of the reinsurer’s receivable provide for the future payment of principal plus a rate of return on either its general account assets or a specified block of those assets which is typically composed of fixed-rate debt securities. DIG Issue B36 considers the reinsurer’s receivable from the ceding company to contain an embedded derivative that must be bifurcated and accounted for separately under SFAS 133. DIG Issue B36 is tentatively planned to be effective for quarters beginning after June 15, 2003. Currently, we do not account for such reinsurance receivables and payables as having an embedded derivative which would be bifurcated and accounted for separately. We continue to evaluate the impacts of implementing SFAS 149 and DIG Issue B36; however, at this time, we are unable to estimate the effects on our net income.

We may experience volatility in net income due to recent changes in standards for business combinations, goodwill and other intangible assets.

          In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards Nos. 141, “Business Combinations” and 142, “Goodwill and Other Intangible Assets.” Accordingly, our accounting for business combinations, goodwill and other intangible assets changed effective January 1, 2002. The accounting change includes the adoption of a non-amortization, impairment-only model for our goodwill and indefinite-lived intangible assets and a more stringent test methodology for measuring and recognizing impairment losses. The new statements require testing for impairment on an annual basis. Net income could be negatively impacted if impairment losses are recognized. We are presently studying the impact the accounting change will have on our accounting policies.

Changes in federal income tax law could make some of our products less attractive to consumers or increase our tax costs.

          In June 2001, the Economic Growth and Tax Relief Reconciliation Act of 2001, or the 2001 Act, was enacted. The 2001 Act contains provisions that will, over time, significantly lower individual tax rates. This will have the effect of reducing the benefits of deferral on the build-up of value of annuities and life insurance products. The 2001 Act also includes provisions that will eliminate, over time, the estate, gift and generation-skipping taxes and partially eliminate the step-up in basis rule applicable to property held in a decedent’s estate. Some of these changes might hinder sales of insurance products by our life insurance subsidiaries and result in the increased surrender of insurance products. We cannot predict the overall effect the tax law changes included in the 2001 Act may have on the sales of our products.

          Congress has, from time to time, also considered other tax legislation that could make our products less attractive to consumers, including legislation that would reduce or eliminate the benefit of the current federal income tax rule under which tax on the build-up of value of annuities and life insurance products can generally be deferred until payments are actually made to the policyholder or other beneficiary and excluded when paid as a death benefit under a life insurance contract. Congress, as well as foreign, state and local governments, also consider from time to time legislation that could increase the tax costs associated with our life insurance subsidiaries.

          In addition, changes in tax policy whether by new regulations, interpretations or practices could impact our products and/or the programs with which they are used. Pending proposed regulations and recent pronouncements on certain insurance related programs by the Internal Revenue Service could adversely affect the level of sales and result in increased surrenders.

          At the moment, Congress is considering tax legislation as part of its current budget process, including legislation dealing with the taxation of corporate dividends, which could have a negative effect on our products, as well as various other proposals.

          No prediction can be made as to whether any such changes will occur, what the specific terms of any such legislation will be or how, if at all, it might affect sales of insurance products by our life insurance subsidiaries, and thus indirectly, the interests of holders of the PRIDES.

Our acquisition of ILICO and future acquisitions that we make may result in certain risks for our business and operations.

          We have made a number of significant acquisitions in the past, including our acquisition of the Indianapolis Life Insurance Company, or ILICO, in May 2001, and we may make additional acquisitions in the future. Acquisitions involve a number of risks, including the diversion of our management’s attention and other resources, the incurrence of unexpected liabilities and the loss of key personnel and clients of acquired companies. Any intangible assets that we acquire may have a negative impact on our financial statements. In addition, the success of our future acquisitions will depend in part on our ability to combine operations, integrate departments, systems and procedures and obtain cost savings and other efficiencies from the acquisitions. We may incur significant additional indebtedness, including assuming an acquired company’s debt, in connection with a future acquisition, which may have an adverse effect on our financial ratings and results. If we finance an acquisition through the issuance of our common stock, there may be a dilution of the ownership interests represented by our common stock into which the PRIDES may be convertible. Failure to effectively consummate or manage our future acquisitions may adversely affect our existing businesses and harm our operational results. We are still in the process of integrating the business and operations of ILICO with our existing businesses and operations and we cannot assure you that we can efficiently or effectively do so.

Litigation and regulatory investigations may harm our financial strength and reduce our profitability.

          Life insurance companies have historically been subject to substantial litigation resulting from claims disputes and other matters. In addition to the traditional policy claims associated with their businesses, insurance companies are increasingly facing policyholder suits, class actions and disputes with reinsurers. The class actions and policyholder suits are often in connection with life insurance sales practices, policy and claims administration practices and other market conduct issues. State insurance departments are increasingly focusing on sales practices and product issues in their market conduct examinations. Negotiated settlements of class action and other lawsuits have had a material adverse effect on the business, financial condition and results of operations of life insurance companies.

          As a result of these trends, in the ordinary course of our business, we are a plaintiff or defendant in actions arising out of our insurance business and investment operations, including class actions and reinsurance disputes. From time to time, we are also involved in various governmental and administrative proceedings and examinations. Such litigation, proceedings and examinations may harm our financial strength, and adverse developments could require us to contribute additional capital to our insurance subsidiaries and may reduce our profitability. We cannot assure you that such litigation, proceedings or examinations will not adversely affect our future business, financial condition or results of operations.

          In the current economic environment, including the declines in interest rates and in the bond and equity markets, insurance regulators are closely monitoring the capital and liquidity position of insurance companies in their periodic financial examinations. IL Annuity and Insurance Company, a wholly-owned subsidiary of ILIC which is no longer writing business, is now undergoing its periodic financial examination and is involved in discussions with state examiners concerning its capital position. We believe that these discussions will be concluded without any material adverse effect upon our consolidated financial position or results of operations, but that a significant contribution of capital to that subsidiary may be appropriate.

          We currently have unresolved issues with the Kansas insurance department, including matters concerning the statutory accounting treatment of two reinsurance agreements. If the accounting issues are determined adversely to us, it could materially reduce the statutory and capital surplus of one of our insurance subsidiaries and therefore an infusion of additional capital from us and/or one of our subsidiaries may be necessary to comply with minimum statutory and risk based capital requirements. We believe that an adverse resolution of these accounting issues will not affect the underlying economics of the reinsurance agreements or payments thereunder and will not have a material adverse affect on our financial statements prepared in accordance with GAAP.

We may need to fund deficiencies in our closed blocks; assets allocated to the closed blocks benefit only the holders of closed block policies.

          In connection with the reorganization undertaken by AmerUs in June 1996, AmerUs Life Insurance Company, or ALIC, allocated specific assets for the benefit of insurance policies and annuities that pay dividends or provide interest credits. These allocated assets are referred to as a “Closed Block.” We established a second Closed Block as of March 31, 2000 in connection with the reorganization of ILICO to a stock form. Each Closed Block was designed to provide reasonable assurance to policyholders that, after the respective reorganizations of ALIC and ILICO, assets would be available to maintain policy dividends and interest credits in effect prior to the reorganization if the experience underlying the existing scales of such policy dividends and interest credits were to continue. Any excess of cumulative favorable experience for Closed Block policies over unfavorable experience will be available for distribution over time to the Closed Block policyowners and will not be available to us.

          AmerUs will continue to pay guaranteed benefits under the policies included in the Closed Blocks in accordance with their terms. Assets included in our Closed Blocks, cash flows generated by these assets and anticipated revenues from policies included in the Closed Blocks may not be sufficient to provide for the benefits guaranteed under these policies. If they are not sufficient, AmerUs must fund the shortfall from its general funds. Even if they are sufficient, we may choose for business reasons to support dividend payments on policies in either of the Closed Blocks with our general account funds.

          Assets included in each Closed Block, cash flows generated by such assets and anticipated revenues from policies in each Closed Block will benefit only the holders of those policies. Any excess earnings will be available for distribution over time to Closed Block policyholders, but will not be available to AmerUs stockholders. Unless the relevant state Insurance Commissioner consents to an earlier termination, each Closed Block will continue to be in effect until the date on which none of the policies in that Closed Block remain in force. We bear the costs of operating and managing the Closed Blocks and, accordingly, such costs were not funded as part of the assets allocated to the Closed Blocks. Any increase in such costs in the future would be borne by us.

The continued threat of terrorism and military actions may adversely affect our investment portfolio.

          The continued threat of terrorism within the United States and Europe, and the military action and heightened security measures in response to that threat, may cause additional disruptions to commerce, reduced economic activity and continued volatility in markets throughout the world, which may decrease our net income, revenue and assets under management. Some of the assets in our investment portfolio, such as airline and leisure industry securities, have been adversely affected by the declines in the securities markets and economic activity caused by the terrorist attacks and the military action and heightened security measures. The effect of these events on the valuation of these investments is uncertain and there may be additional impairments.

          Moreover, the cost and possibly the availability, in the future, of reinsurance covering terrorist attacks for our individual life, accidental death and dismemberment and disability insurance operations are uncertain. Although our ratings have not been affected by the terrorist attacks on the United States and remain stable, over time the rating agencies could re-examine the ratings affecting the insurance industry generally, including the ratings of our life insurance subsidiaries. In addition, declines in the securities markets and reduced commercial and economic activity may impact our assumptions in assessing the value of intangibles from prior acquisitions and the amortization patterns for deferred policy acquisition costs. In the event there is a need to change our assumptions, this may lead to a material impairment of these assets.

     Our reinsurance program involves risks.

          Our insurance subsidiaries cede insurance to other insurance companies through reinsurance. However, we remain liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it. The cost of reinsurance is, in some cases, reflected in the premium rates charged by us. Under certain reinsurance agreements, the reinsurer may increase the rate it charges us for the reinsurance, though we do not anticipate increases to occur. Therefore, if the cost of reinsurance were to increase or if reinsurance were to become unavailable, we could be adversely affected.

          Additionally, we assume policies of other insurers. Any regulatory or other adverse development affecting the ceding insurer could also have an adverse effect on us.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

          Our selected consolidated financial and operating data as of December 31, 1998, 1999, 2000, 2001 and 2002, and for each of the years then ended, are derived from our audited consolidated financial statements. The selected consolidated financial and operating data below for the three-month periods ended March 31, 2002 and 2003 are derived from our unaudited interim financial statements incorporated by reference in this prospectus supplement. In the opinion of management, such unaudited interim financial statements include all adjustments (consisting only of normal recurring accruals) necessary for a fair, consistent presentation, in accordance with accounting principles generally accepted in the United States (“GAAP”), of such information. The selected consolidated financial and operating data for the three months ended March 31, 2003 are not necessarily indicative of our results for any future interim period or the entire year.

	Three Months Ended
	March 31,		As of or for the Year Ended December 31,

	2003	2002	2002	2001(A)	2000	1999	1998

	(Unaudited)

	($ in millions, except for per share data)
Consolidated Income Statement Data:
Revenues:
Insurance premiums	$81.6	$90.5	$350.8	$305.9	$266.2	$268.6	$267.1
Product charges	44.1	37.1	161.5	146.1	99.9	90.8	87.7
Net investment income	253.2	239.8	994.0	873.2	699.5	665.4	629.9
Realized/unrealized gains (losses) on investments	7.9	(24.7)	(149.9)	(90.6)	(29.0)	(1.4)	11.0
Other income	17.2	12.4	72.0	47.0	35.3	22.8	15.5

Total revenues	404.0	355.1	1,428.4	1,281.6	1,071.9	1,046.2	1,011.2

Benefits and expenses:
Policyowner benefits	218.1	206.2	890.7	753.0	624.4	630.2	620.3
Total insurance and other expenses	91.3	78.2	314.7	283.1	227.5	216.0	193.6
Dividends to policyowners	34.6	28.4	104.9	98.9	74.3	70.8	77.0

Total benefits and expenses	344.0	312.8	1,310.3	1,135.0	926.2	917.0	890.9

Income from continuing operations	60.0	42.3	118.1	146.6	145.7	129.2	120.3
Interest expense	6.8	6.0	25.5	26.0	29.7	29.0	27.9

Income before tax expense and minority interest	53.2	36.3	92.6	120.6	116.0	100.2	92.4
Income tax expense	17.4	11.4	29.7	39.5	42.5	33.7	29.1
Minority interest	—	—	—	—	21.7	28.1	26.9

Net income from continuing operations	35.8	24.9	62.9	81.1	51.8	38.4	36.4
Discontinued operations (net of tax):
Income (loss) from discontinued operations	—	—	—	—	—	—	(7.8)
Gain on sale of discontinued operations	—	—	—	—	—	—	74.9

Net income before cumulative effect of change in accounting for derivatives	35.8	24.9	62.9	81.1	51.8	38.4	103.5
Cumulative effect of change in accounting for derivatives, net of tax	—	—	—	(8.2)	—	—	—

Net income	$35.8	$24.9	$62.9	$72.9	$51.8	$38.4	$103.5

Net income from continuing operations per share(B):
Basic	$0.92	$0.60	$1.57	$2.20	$2.48	$2.21	$2.10
Diluted	$0.91	$0.59	$1.56	$2.17	$2.46	$2.20	$2.07

	Three Months Ended
	March 31,		As of or for the Year Ended December 31,

	2003	2002	2002	2001(A)	2000	1999	1998

	(Unaudited)

	($ in millions, except for per share data)
Weighted average number of shares outstanding (in millions)(B):
Basic	39.0	41.3	40.0	36.9	20.9	17.4	17.4
Diluted	39.2	42.0	40.4	37.5	21.0	17.5	17.6
Dividends declared per common share(C)	$—	$—	$0.40	$0.40	$0.40	$—	$—
Consolidated Balance Sheet Data:
Total invested assets	$17,089.8	$16,932.5	$16,932.5	$15,052.4	$9,606.8	$9,059.7	$9,166.0
Total assets	$21,395.0	$20,293.7	$20,293.7	$18,299.2	$11,471.5	$11,091.9	$10,786.8
Notes payable	$533.6	$511.4	$511.3	$384.6	$413.3	$387.9	$357.8
Total liabilities	$20,084.1	$19,030.7	$19,030.7	$17,060.6	$10,643.5	$10,010.8	$9,633.0
Minority interest	$—	$—	$—	$—	$—	$309.1	$364.3
Total stockholders’ equity	$1,310.9	$1,262.9	$1,262.9	$1,238.5	$828.0	$772.0	$789.5
Other Operating Data:
Ratio of earnings to fixed charges(D)	8.22	7.08	4.53	5.10	3.95	3.43	2.99

(A)	Financial data for 2001 includes the results for ILICO, subsequent to the acquisition date of May 18, 2001.

(B)	Our predecessor, AMHC, was originally formed in 1996 as a mutual holding company and therefore, had no shares of common stock outstanding until its demutualization on September 20, 2000. On September 20, 2000, we distributed 17.4 million shares of common stock to our former members and exchanged our common stock for the 12.6 million shares of common stock held by the public in ALHI, our former subsidiary and another of our predecessor entities, on a one-for-one basis. Our net income from continuing operations for the full fiscal years presented above primarily reflects the net income from continuing operations of ALHI. Therefore, net income from continuing operations per share was calculated based on the number of shares of stock we owned of ALHI through September 20, 2000. Since then, net income from continuing operations per share has been calculated based on the shares of our common stock actually outstanding.

(C)	We did not have common stock until our demutualization on September 20, 2000, therefore, there were no dividends to declare on common stock for the years 1998 and 1999. ALHI, predecessor to our company did declare dividends on its common stock of $0.40 per share for the years ended December 31, 1999 and 1998.

(D)	For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of income from operations before income taxes, fixed charges. “Fixed charges” consist of interest expense on debt, amortization of debt expense and preferred stock dividend requirements and does not include interest credited to deferred annuity account balances which are not considered borrowing costs for a life insurance company.

USE OF PROCEEDS

          We estimate that our net proceeds from our sale of                               Income PRIDES in this offering after deducting underwriting discounts and commissions and estimated offering expenses, to be approximately $                    or approximately $                    if the underwriters for this offering exercise in full their options to purchase additional Income PRIDES.

          We intend to use the net proceeds from this offering to pay down amounts owing under our LIBOR plus 1.125% revolving credit agreement that matures on December 12, 2004. We intend to use the remainder of the net proceeds, if any, for other general corporate purposes.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

          Our common stock is listed and traded on the New York Stock Exchange under the symbol “AMH.” The following table sets for the high and low closing sale prices of our common stock as quoted on the New York Stock Exchange (rounded to the nearest cent) for the periods indicated:

	High	Low

Fiscal 2001
First Quarter	$32.63	26.81
Second Quarter	37.00	28.25
Third Quarter	35.69	30.42
Fourth Quarter	36.55	30.03
Fiscal 2002
First Quarter	$39.60	33.66
Second Quarter	39.98	34.06
Third Quarter	37.83	27.31
Fourth Quarter	32.42	25.69
Fiscal 2003
First Quarter	$31.00	22.42
Second Quarter (through May 16, 2003)	28.55	24.29

          On May 16, 2003, the last reported sale price of our common stock as reported on the New York Stock Exchange was $28.05 per share. As of May 16, 2003, there were approximately 124,000 holders of record of our common stock.

          We declared and paid a quarterly dividend of $0.10 per share of our common stock from the second quarter of 1997 through the first quarter of 2000. Beginning in 2000, our board of directors approved moving from a quarterly dividend of $0.10 per share of our common stock to an annual dividend of $0.40 per share of our common stock. Payment of future dividends is subject to the discretion of the board of directors and depends upon our financial condition, cash requirements, future prospects and other factors that our board of directors consider relevant. In particular, we are a holding company and our operations are conducted through our subsidiaries. Accordingly, our ability to pay dividends on our common stock depends on the earnings and cash flow of our subsidiaries and the availability of these cash flows to us in the form of dividends, interest payments and loans. Payment of dividends by our life insurance subsidiaries is subject to strict regulatory restrictions. See “Risk Factors — Risk Factors Relating to Our Business and Operations — Payment of dividends by our life insurance subsidiaries to us is regulated by state insurance laws.”

          In addition, under the terms of our revolving credit agreement, we are prohibited from paying cash dividends on our capital stock in excess of an amount equal to 3% of our consolidated net worth as of December 31 of the preceding fiscal year. Accordingly, we would be permitted by our existing revolving credit agreement to pay a cash dividend up to approximately $37.9 million in 2003.

          The terms of certain of certain capital securities issued by our subsidiary trusts also prohibit us from declaring or paying any dividends (other than dividends consisting of stock of the same class as that on which such dividends are being paid) on our capital stock during any period for which we elect to defer interest payments on our junior subordinated debentures. We also cannot pay any dividends on our capital stock until all accrued interest on these capital securities is paid. The terms of the PRIDES permit us to defer payment of the contract adjustment payment until no later than August 16, 2006. We will not be permitted to pay dividends on our capital stock during any period in which we elect to defer payment of the contract adjustment payments on the PRIDES.

ACCOUNTING TREATMENT

          The net proceeds from the sale of the Income PRIDES will be allocated between the purchase contracts and the senior notes on AmerUs’ financial statements. We expect the fair value of each purchase contract to be $0.00. The present value of the contract adjustment payments made pursuant to the purchase contracts will be initially charged to additional paid in capital in stockholders’ equity, with an offsetting credit to liabilities. Subsequent contract adjustment payments are allocated between this liability account and interest expense based on a constant rate calculation over the life of the transaction. The quarterly interest payments on the senior notes will be recognized as interest expense.

          The purchase contracts that are components of PRIDES are forward transactions in AmerUs’ common stock. Upon each settlement of a purchase contract, we will receive $25 on that purchase contract and will issue the requisite number of shares of our common stock. The $25 that we receive will be credited to common stock equity and additional paid-in capital accounts.

          Fees and expenses incurred in connection with this offering will be allocated between the senior notes and the purchase contracts. The amount allocated to the senior notes will be deferred and recognized as interest expense over the term of the senior notes. The amount allocated to the purchase contracts will be charged to additional paid in capital in stockholders’ equity.

          Before the issuance of our common stock upon the settlement of the purchase contracts, the purchase contracts will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares that would be issued upon settlement of the purchase contracts less the number of shares that could be purchased by us in the market, at the average market price during the period, using the proceeds receivable upon settlement. Consequently, we anticipate that there will be no dilutive effect on our earnings per share except during periods when the average market price of our common stock is above $                    .

          Both the Financial Accounting Standards Board and its Emerging Issues Task Force continue to study the accounting for financial instruments and derivative instruments, including instruments such as the PRIDES. It is possible that our accounting for the purchase contracts and the senior notes could be affected by any new accounting rules that might be issued by these groups.

CAPITALIZATION

          The following table summarizes our actual capitalization and our consolidated subsidiaries at March 31, 2003 and such capitalization adjusted on a pro forma basis to reflect the sale of the  PRIDES offered hereby at an initial public offering price of $25 per PRIDES (assuming the underwriters’ over-allotment option is not exercised) and an assumed application of the proceeds from such sale, after underwriting commissions and estimated expenses of this offering, to repay indebtedness. This table should be read in conjunction with the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2003 which is incorporated by reference in to this prospectus supplement and the accompanying prospectus.

	March 31, 2003

	Actual	As Adjusted

	(Unaudited)

	(In millions)
Long-term debt, including current portion:
PRIDES (including senior notes)	$—
Debt securities (excluding PRIDES and senior notes)	312
Bank loans	135
Company obligated mandatorily redeemable capital securities	48
Other long-term debt	39

Total long-term debt	534
Stockholders’ equity
Preferred Stock, no par value, 20,000,000 shares authorized, none issued	—
Common Stock, no par value, 230,000,000 shares authorized; 43,695,889 shares issued and 39,051,187 shares outstanding(1)	44
Additional paid-in capital	1,181
Accumulated other comprehensive income (loss)	100
Unearned compensation	(1)
Unallocated ESOP shares	(1)
Retained earnings	145
Treasury stock, at cost (4,677,702 shares)
Treasury Stock	(157)

Total stockholders’ equity	1,311

Total capitalization	$1,845

(1)	The total number of shares issuable upon conversion or exercise (as applicable) of all outstanding convertible securities and stock options was approximately 7.7 million shares at December 31, 2002. The conversion assumes the convertible debt securities would be issued at a conversion price of $37.60 per share (although not currently able to be converted) and that all outstanding stock options would be issued.

DESCRIPTION OF THE PRIDES

          The PRIDES and material provisions of the purchase contract agreement and pledge agreement are summarized below. Forms of these agreements were filed with the SEC, and you should read these agreements for provisions that may be important to you.

          AmerUs will issue the PRIDES under the purchase contract agreement between the purchase contract agent and AmerUs. The PRIDES initially will consist of                               Income PRIDES (                              Income PRIDES if the underwriters exercise their overallotment option in full), each with a stated amount of $25.

          Each Income PRIDES will consist of a unit comprising:

(1)	a purchase contract pursuant to which

•	the holder will purchase from AmerUs no later than August 16, 2006, for $25, a number of newly issued shares of AmerUs common stock equal to the settlement rate described below under “Description of the Purchase Contracts — Purchase of AmerUs Common Stock,” and

•	AmerUs will make unsecured contract adjustment payments to the holder at the rate of % of the $25 stated amount per year, paid quarterly, and subject to AmerUs’ right to defer these payments; and

(2)	either:

(A)	so long as no tax event redemption has occurred

•	$25 principal amount of senior notes, or

•	following a successful remarketing of the senior notes, the applicable ownership interest in a portfolio of zero-coupon U.S. Treasury securities maturing on or before August 16, 2006, which is referred to as the remarketing Treasury portfolio, or

(B)	after a tax event redemption has occurred

•	the applicable ownership interest in a portfolio of zero-coupon U.S. Treasury securities as more fully described under “Specific Terms of the Senior Notes — Tax Event Redemption,” which is referred to as the tax event Treasury portfolio.

          “Applicable ownership interest” means, with respect to the U.S. Treasury securities in the Treasury portfolio contained in an Income PRIDES:

(1)	for a remarketing Treasury portfolio,

•	a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 principal or interest amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to August 15, 2006,

•	if the reset date occurs prior to May 16, 2006, for the originally scheduled quarterly interest payment date on the senior notes that would have occurred on May 16, 2006 if no remarketing had occurred, an undivided beneficial ownership interest to be determined by the reset agent, in a $1,000 principal or interest amount of a principal or interest strip in a U.S. Treasury security maturing on or prior to May 16, 2006, and

•	for the originally scheduled quarterly interest payment date on the senior notes that would have occurred on August 16, 2006 if no remarketing had occurred, an undivided beneficial ownership interest to be determined by the reset agent, in a $1,000 amount of a principal or interest strip in a U.S. Treasury security maturing on or prior to August 16, 2006.

(2)	for a tax event Treasury portfolio,

•	a 1/40, or 2.5%, undivided beneficial ownership interest in a $1,000 principal or interest amount of a principal or interest strip in a U.S. Treasury security included in the Treasury portfolio that matures on or prior to August 16, 2006, and

•	for each scheduled interest payment date on the senior notes that occurs after the tax event redemption date and on or prior to August 16, 2006, a % undivided beneficial ownership interest in a $1,000 principal or interest amount of a principal or interest strip in a U.S. Treasury security maturing on or prior to that interest payment date.

          For United States federal income tax purposes, the purchase price of each Income PRIDES will be allocated between the related purchase contract and the senior note in proportion to their respective fair market values at the time of issuance. AmerUs expects that, at the time of issuance, the fair market value of each senior note will be $25 and the fair market value of each purchase contract will be $0. This position generally will be binding on each beneficial owner of each Income PRIDES, but not on the Internal Revenue Service (the “IRS”). See “Material Federal Income Tax Consequences — PRIDES — Allocation of Purchase Price.”

          As long as a PRIDES is in the form of an Income PRIDES, any senior note or applicable ownership interest in the appropriate Treasury portfolio, as applicable, forming a part of the Income PRIDES will be pledged to the collateral agent to secure the holder’s obligation to purchase AmerUs common stock under the related purchase contract.

Creating Growth PRIDES

          If a Treasury portfolio has not replaced the senior notes as a component of the Income PRIDES as the result of either a successful remarketing of senior notes or a tax event redemption, each holder of Income PRIDES will have the right, at any time on or prior to the fifth business day immediately preceding August 16, 2006 to substitute for any related senior notes held by the collateral agent zero-coupon U.S. Treasury securities (CUSIP No.                     ) maturing on August 15, 2006, which are referred to as Treasury securities, in an aggregate principal amount at maturity equal to the aggregate principal amount of the senior notes for which substitution is being made. These substitutions will create Growth PRIDES, and the applicable pledged senior notes will be released to the holder. Because Treasury securities are issued in multiples of $1,000, holders of Income PRIDES may make these substitutions only in integral multiples of 40 Income PRIDES.

          If a Treasury portfolio has replaced the senior notes as a component of the Income PRIDES as the result of either a successful remarketing of the senior notes or a tax event redemption, holders of Income PRIDES may create Growth PRIDES by making substitutions of Treasury securities for the applicable ownership interest in the appropriate Treasury portfolio, at any time on or prior to the second business day immediately preceding August 16, 2006 and only in integral multiples of                               Income PRIDES (or such other number of Income PRIDES as may be determined by the reset agent upon a successful remarketing of the senior notes if the reset date is not a regular quarterly interest payment date). In such a case, holders would also obtain the release of the applicable ownership interest in the appropriate Treasury portfolio for which substitution is being made rather than a release of the applicable senior notes.

          Each Growth PRIDES will consist of a unit with a stated amount of $25, comprising:

(1)	a purchase contract pursuant to which

•	the holder will purchase from AmerUs no later than August 16, 2006, for $25, a number of a newly issued shares of AmerUs common stock equal to the settlement rate described below under “Description of the Purchase Contracts — Purchase of AmerUs Common Stock,” and

•	AmerUs will make unsecured contract adjustment payments to the holder at the rate of % of the $25 stated amount per year until August 16, 2006, paid quarterly, and subject to AmerUs’ right to defer these payments; and

          (2)     a  1/40, or 2.5%, undivided beneficial ownership interest in a Treasury security having a principal amount at maturity of $1,000.

          For example, to create 40 Growth PRIDES if the Treasury portfolio has not replaced senior notes as a component of the Income PRIDES, the Income PRIDES holder will:

•	deposit with the collateral agent a Treasury security having a principal amount at maturity of $1,000; and

•	transfer 40 Income PRIDES to the purchase contract agent accompanied by a notice stating that the holder has deposited the required Treasury securities with the collateral agent and requesting the release to the holder of the 40 senior notes relating to the 40 Income PRIDES.

          Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will release the related 40 senior notes from the pledge under the pledge agreement, free and clear of AmerUs’ security interest, to the purchase contract agent. The purchase contract agent then will:

•	cancel the 40 Income PRIDES;

•	transfer the related 40 senior notes to the holder; and

•	deliver 40 Growth PRIDES to the holder.

          The Treasury securities will be substituted for the senior notes and will be pledged to the collateral agent to secure the holder’s obligation to purchase AmerUs common stock under the related purchase contracts. The related senior notes released to the holder thereafter will trade separately from the resulting Growth PRIDES. Contract adjustment payments will be payable by AmerUs on these Growth PRIDES on each payment date from the later of August 16, 2003 and the last payment date on which contract adjustment payments were made on the related purchase contract (whether as a component of the Growth PRIDES or the Income PRIDES). In addition, original issue discount will accrue on the related Treasury securities. See “Material Federal Income Tax Consequences — Treasury Securities — Original Issue Discount.”

Recreating Income PRIDES

          If a Treasury portfolio has not replaced the senior notes as a component of the Income PRIDES as a result of either a successful remarketing of senior notes or a tax event redemption, each holder of Growth PRIDES will have the right, at any time on or prior to the fifth business day immediately preceding August 16, 2006, to substitute senior notes for any related Treasury securities held by the collateral agent, in an aggregate principal amount equal to the aggregate principal amount at maturity of the Treasury securities for which substitution is being made. These substitutions will recreate Income PRIDES, and the applicable Treasury securities will be released to the holder. Because Treasury securities are issued in integral multiples of $1,000, holders of Growth PRIDES may make these substitutions only in integral multiples of 40 Growth PRIDES.

          If a Treasury portfolio has replaced the senior notes as a component of the Income PRIDES as the result of either a successful remarketing of the senior notes or a tax event redemption, holders of the Growth PRIDES may recreate Income PRIDES by making substitutions of the applicable ownership interest in the appropriate Treasury portfolio for the applicable Treasury securities at any time on or prior to the second business day immediately preceding August 16, 2006 and only in integral multiples of                               Growth PRIDES (or such other number of Growth PRIDES as may be determined by the reset agent upon a successful remarketing of the senior notes if the reset date is not a regular quarterly interest payment date). In such a case, holders would obtain the release of the applicable Treasury securities for which substitution is being made.

          For example, to recreate 40 Income PRIDES if the Treasury portfolio has not replaced senior notes as a component of the Income PRIDES, the Growth PRIDES holder will:

•	deposit with the collateral agent 40 senior notes, which senior notes must have been purchased in the open market at the holder’s expense; and

•	transfer 40 Growth PRIDES to the purchase contract agent accompanied by a notice stating that the holder has deposited 40 senior notes with the collateral agent and requesting that the purchase contract agent instruct the collateral agent to release to the holder the Treasury securities relating to those Growth PRIDES.

          Upon that deposit and the receipt of an instruction from the purchase contract agent, the collateral agent will release the related Treasury securities from the pledge under the pledge agreement, free and clear of AmerUs’ security interest, to the purchase contract agent. The purchase contract agent will then:

•	cancel the 40 Growth PRIDES;

•	transfer the related Treasury securities to the holder; and

•	deliver 40 Income PRIDES to the holder.

          The substituted senior notes will be pledged with the collateral agent to secure the Income PRIDES holder’s obligation to purchase AmerUs common stock under the related purchase contracts.

          Holders that elect to substitute pledged securities, thereby creating Growth PRIDES or recreating Income PRIDES, will be responsible for any fees or expenses payable in connection with the substitution.

Current Payments

          Holders of Income PRIDES are entitled to receive aggregate cash payments at the rate of           % of the $25 stated amount per year payable quarterly in arrears. The quarterly payments on the Income PRIDES will consist of:

•	interest on the related senior notes or, if the Treasury portfolio has replaced the senior notes as a component of the Income PRIDES, cash distributions on the applicable ownership interest of the Treasury portfolio, as applicable, at the rate of % of the $25 stated amount per year; and

•	quarterly contract adjustment payments payable by AmerUs at the rate of % of the $25 stated amount per year, subject to AmerUs’ right to defer the payment of such contract adjustment payments. In addition, original issue discount for United States federal income tax purposes will accrue on the related senior notes.

          If the interest rate on the senior notes is reset on a reset date that is not a scheduled interest payment date, the collateral agent will receive on behalf of holders of Income PRIDES a payment on such reset date of accrued and unpaid interest on the senior notes included in the Income PRIDES from the most recent quarterly interest payment date to, but excluding, such reset date. On the quarterly payment date next following the reset date, Income PRIDES holders will receive a regular quarterly cash distribution which includes that interest payment.

          Holders who create Growth PRIDES will be entitled to receive quarterly contract adjustment payments payable by AmerUs at the rate of           % of the $25 stated amount per year, subject to AmerUs’ right to defer payment of such contract adjustment payments. In addition, original issue discount will accrue on the related Treasury securities.

          AmerUs’ obligations with respect to the contract adjustment payments will be subordinate and junior in right of payment to its senior indebtedness, including the senior notes. “Senior indebtedness” with respect to the contract adjustment payments means indebtedness of any kind provided the instrument under which such indebtedness is incurred does not expressly provide otherwise. The senior notes will be senior unsecured obligations of AmerUs and will rank equal in right of payment with all of AmerUs’ other senior unsecured obligations. See “Description of Debt Securities” in the accompanying prospectus.

Voting and Certain Other Rights

          Holders of purchase contracts forming part of the Income PRIDES or Growth PRIDES, in their capacities as such holders, will have no voting or other rights in respect of AmerUs common stock.

Listing of the Securities

          AmerUs intends to apply to have the Income PRIDES listed on the NYSE. Unless and until substitution has been made as described in “— Creating Growth PRIDES” or “— Recreating Income PRIDES,” neither the senior note nor the Treasury portfolio component of an Income PRIDES nor the Treasury security component of a Growth PRIDES will trade separately from Income PRIDES or Growth PRIDES. The senior note or Treasury portfolio component will trade as a unit with the purchase contract component of the Income PRIDES and the Treasury security component will trade as a unit with the purchase contract component of the Growth PRIDES. AmerUs has no obligation or current intention to apply for listing of the Growth PRIDES or senior notes.

Miscellaneous

          AmerUs, its subsidiaries or its affiliates may from time to time, to the extent permitted by law, purchase any of the Income PRIDES, Growth PRIDES or senior notes which are then outstanding by tender, in the open market or by private agreement.

DESCRIPTION OF THE PURCHASE CONTRACTS

          Material provisions of the purchase contract agreement, purchase contracts, pledge agreement, remarketing agreement, and the officer’s certificate establishing the terms of the senior notes are summarized below. Forms of these documents were filed with the SEC, and you should read these documents for provisions that may be important to you.

Purchase of AmerUs Common Stock

          Each purchase contract underlying a PRIDES will obligate the holder of the purchase contract to purchase, and AmerUs to sell, on August 16, 2006, for $25 in cash, a number of newly issued shares of AmerUs common stock equal to the “settlement rate.” The settlement rate for each purchase of AmerUs common stock under a purchase contract will be calculated, subject to adjustment under the circumstances described in “— Anti-Dilution Adjustments,” as follows:

•	if the applicable market value is equal to or greater than the threshold appreciation price of $ , which is approximately % above the reference price of $ , the settlement rate will be equal to the product of (a) the stated amount of $25 divided by the reference price, multiplied by (b) one minus a fraction, the numerator of which is , the difference between the threshold appreciation price and the reference price, and the denominator of which is the applicable market value. Accordingly, if, between the date of this prospectus supplement and the period during which the applicable market value is measured, the market price for AmerUs common stock increases to an amount that is higher than the threshold appreciation price, the aggregate market value of the shares of AmerUs common stock issued upon settlement of each purchase contract will be higher than $25, assuming that the market price of AmerUs common stock on August 16, 2006 is the same as the applicable market value of AmerUs common stock. If the market price is the same as the threshold appreciation price, the aggregate market value of those shares of AmerUs common stock will be equal to $25, assuming that the market price of the AmerUs common stock on August 16, 2006 is the same as the applicable market value of AmerUs common stock;

•	if the applicable market value is less than the threshold appreciation price but greater than the reference price, the settlement rate will be equal to the stated amount of $25 divided by the applicable market value. Accordingly, if the market price for AmerUs common stock increases between the date of this prospectus supplement and the period during which the applicable market value is measured, but the market price is less than the threshold appreciation price, the aggregate market value of the shares of AmerUs common stock issued upon settlement of the purchase contract will be equal to $25, assuming that the market price of AmerUs common stock on August 16, 2006 is the same as the applicable market value of AmerUs common stock; and

•	if the applicable market value is less than or equal to the reference price, the settlement rate will be , which is equal to the stated amount of $25 divided by the reference price. Accordingly, if the market price for AmerUs common stock decreases between the date of this prospectus supplement and the period during which the applicable market value is measured, the aggregate market value of the shares of AmerUs common stock issued upon settlement of the purchase contract will be less than $25, assuming that the market price of AmerUs common stock on August 16, 2006 is the same as the applicable market value of AmerUs common stock. If the market price stays the same, the aggregate market value of those shares of AmerUs common stock will be equal to $25, assuming that the market price of the AmerUs common stock on August 16, 2006 is the same as the applicable market value of AmerUs common stock.

          “Applicable market value” with respect to the settlement of purchase contracts means the average of the closing price per share of AmerUs common stock on each of the 20 consecutive trading days ending on the third trading day immediately preceding August 16, 2006 or, in the event of a cash merger, ending on the third trading day immediately preceding the consummation of the cash merger.

          “Closing price” of AmerUs common stock on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of AmerUs common stock on the NYSE on that date or, if AmerUs common stock is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States national or regional securities exchange on which AmerUs common stock is so listed. If AmerUs common stock is not so listed on a United States national or regional securities exchange, the closing price means the last sale price of AmerUs common stock as reported by the Nasdaq Stock Market, or, if AmerUs common stock is not so reported, the last quoted bid price for AmerUs common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization. If the bid price is not available, the closing price means the market value of AmerUs common stock on the date of determination as determined by a nationally recognized independent investment banking firm retained by AmerUs for this purpose.

          A “trading day” means a day on which AmerUs common stock is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of AmerUs common stock.

          AmerUs will not issue any fractional shares of its common stock pursuant to the purchase contracts. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) in respect of the purchase contracts being settled on the same day by a holder of Income PRIDES or Growth PRIDES, the holder will be entitled to receive an amount of cash equal to the fraction of a share multiplied by the applicable market value.

          On August 16, 2006, unless:

•	a holder of Income PRIDES or Growth PRIDES has settled the related purchase contracts through the early delivery of cash to the purchase contract agent in the manner described under “— Early Settlement;”

•	a holder of Income PRIDES or Growth PRIDES has settled the related purchase contracts with cash on the business day immediately preceding August 16, 2006, pursuant to prior notice given in the manner described under “— Notice to Settle with Cash;”

•	a holder of Income PRIDES has had the senior notes related to the holder’s purchase contracts successfully remarketed before August 16, 2006 in the manner described herein; or

•	an event described under “— Termination” below has occurred, then

•	in the case of Income PRIDES, unless the Treasury portfolio has replaced the senior notes as a component of the Income PRIDES as the result of either a successful remarketing of the senior notes or a tax event redemption, AmerUs will exercise its rights as a secured party to dispose of the applicable senior notes in accordance with applicable law; and

•	in the case of Growth PRIDES or, in the event that the Treasury portfolio has replaced the senior notes as a component of the Income PRIDES as the result of either a successful remarketing of the senior notes or a tax event redemption, in the case of Income PRIDES, the principal amount of the related Treasury securities, or the applicable ownership interest in the appropriate Treasury portfolio, as applicable, when paid at maturity, will automatically be applied to satisfy in full the holder’s obligation to purchase AmerUs common stock under the related purchase contracts.

          The AmerUs common stock will then be issued and delivered to the holder or the holder’s designee, upon presentation and surrender of the certificate evidencing the PRIDES and payment by the holder of any transfer or similar taxes payable in connection with the issuance of the AmerUs common stock to any person other than the holder.

          Each holder of Income PRIDES or Growth PRIDES, by acceptance of these securities, will be deemed to have:

•	irrevocably agreed to be bound by the terms and provisions of the related purchase contracts and the pledge agreement and to have agreed to perform such holder’s obligations thereunder for so long as the holder remains a holder of PRIDES; and

•	duly appointed the purchase contract agent as the holder’s attorney-in-fact to enter into and perform the related purchase contracts and pledge agreement on behalf of and in the name of the holder.

          In addition, each holder and beneficial owner of Income PRIDES or Growth PRIDES, by acceptance of this interest, will be deemed to have agreed to treat:

•	itself as the owner of the related senior notes, the applicable ownership interest of the appropriate Treasury portfolio or the Treasury securities, as the case may be; and

•	the senior notes as indebtedness for all United States federal income tax purposes.

          So long as the PRIDES are held through DTC, the beneficial owners will have rights and obligations with respect to the PRIDES equivalent to those of a holder except exercisable only through DTC or its participants. See “— Book-Entry System.”

Holders’ Obligations and Defaults

          In addition to the purchase price paid for the PRIDES, holders are obligated under each purchase contract to purchase for $25 in cash AmerUs common stock not later than August 16, 2006. In addition, each holder of an Income PRIDES (unless the senior notes have been successfully remarketed or a tax event redemption has occurred) is obligated to notify the purchase contract agent of its intention to pay such amounts in cash not later than 5:00 p.m. (New York City time) on the fifth business day immediately preceding August 16, 2006, unless such holder has already paid such amount. Each holder of a Growth PRIDES (or Income PRIDES, if the senior notes have been successfully remarketed, or a tax event redemption has occurred) is obligated to notify the purchase contract agent of its intention to pay such amounts in cash not later than 5:00 p.m. (New York City time) on the second business day immediately preceding August 16, 2006, unless such holder has already paid such amount. So long as the PRIDES are held by the depositary, such payments must be made and such notices must be given by the beneficial owners through the procedures of the depositary.

          Failure to make such payments or give such notices will constitute a default under the related purchase contract and will entitle the collateral agent or AmerUs, without further recourse to the holder or beneficial owner in respect of its related purchase obligations under the purchase contract to foreclose on the corresponding pledged senior notes, Treasury securities or applicable ownership interest in the Treasury portfolio. If the holder or beneficial owner of an Income PRIDES (unless the senior notes have been successfully remarketed or a tax event redemption has occurred) fails to give a required notice with respect to a purchase contract, the collateral agent or AmerUs expects to offer and sell the corresponding pledged senior note in an immediately following remarketing or at a subsequent public or private sale and apply the proceeds to purchase the corresponding AmerUs common stock. If the holder or beneficial owner of an Income PRIDES (unless the senior notes have been successfully remarketed or a tax event redemption has occurred) gives the appropriate notice but fails to make the corresponding payment on time, then the collateral agent or AmerUs expects to sell the corresponding pledged senior note at a public sale at which AmerUs may bid its claim or at a private sale to one or more underwriters. If the holder or beneficial owner of a Growth PRIDES (or an Income PRIDES, if the senior notes have been successfully remarketed or a tax event redemption has occurred) fails to give a required notice or make a required payment, the collateral agent or AmerUs expects to apply the proceeds of the pledged Treasury securities or applicable ownership interest in the Treasury portfolio to purchase the corresponding AmerUs common stock. So long as the PRIDES are held by the depositary, AmerUs expects that notice of such remarketing or public or private sale will be given to the beneficial owners through the procedures of the depositary.

Remarketing

          Pursuant to the remarketing agreement, and subject to the terms of the supplemental remarketing agreement, between the remarketing agent and AmerUs, AmerUs may remarket the senior notes, in whole but not in part, as early as the third business day immediately preceding February 16, 2006, unless the senior notes have been previously called for tax event redemption. The remarketing will include senior notes that are components of Income PRIDES and other senior notes of holders that have elected to include those senior notes in the remarketing. Under the remarketing agreement, there will be up to six attempts to remarket the senior notes; provided that once the senior notes have been successfully remarketed, there will be no more remarketings. AmerUs may elect to remarket the senior notes on two occasions selected by AmerUs prior to May 1, 2006. If the senior notes have not been successfully remarketed prior to the third business day immediately preceding May 16, 2006, the remarketing agent will attempt to remarket the senior notes on that business day. In addition, AmerUs may elect to remarket the senior notes on two more occasions selected by AmerUs between June 1, 2006 and August 1, 2006.

          On each such occasion, the remarketing agent will use its reasonable efforts to obtain a price for the senior notes equal to approximately 100.25% of the purchase price for the remarketing Treasury portfolio, plus the applicable remarketing fee. A portion of the proceeds from the remarketing equal to the remarketing Treasury portfolio purchase price will be applied to purchase on the reset date a remarketing Treasury portfolio consisting of:

•	interest or principal strips of U.S. Treasury securities that mature on or prior to August 15, 2006 in an aggregate amount equal to the principal amount of the senior notes included in Income PRIDES;

•	if the reset date occurs prior to May 16, 2006, with respect to the originally scheduled quarterly interest payment date on the senior notes that would have occurred on May 16, 2006, interest or principal strips of U.S. Treasury securities that mature on or prior to May 16, 2006 in an aggregate amount equal to the aggregate interest payment that would be due on May 16, 2006 on the principal amount of the senior notes that would have been included in the Income PRIDES assuming no remarketing, assuming that no reset of the interest rate on the senior notes as described in “Specific Terms of the Senior Notes — Market Rate Reset” and assuming that interest on the senior notes accrued from the reset date to, but excluding, May 16, 2006; and

•	if the reset date occurs prior to August 16, 2006, with respect to the originally scheduled quarterly interest payment date on the senior notes that would have occurred on August 16, 2006, interest or principal strips of U.S. Treasury securities that mature on or prior to August 16, 2006 in an aggregate amount equal to the aggregate interest payment that would be due on August 16, 2006 on the principal amount of the senior notes that would have been included in the Income PRIDES assuming no remarketing, assuming that no reset of the interest rate on the senior notes and assuming that interest on the senior notes accrued from the later of the reset date and May 16, 2006 to, but excluding, August 16, 2006.

          The remarketing Treasury portfolio will be substituted for the corresponding senior notes and will be pledged to the collateral agent to secure the Income PRIDES holders’ obligation to purchase AmerUs common stock under the purchase contracts.

          In addition, the remarketing agent may deduct the applicable remarketing fee from any amount of the proceeds from the remarketing of the corresponding senior notes in excess of the remarketing Treasury portfolio purchase price. The applicable remarketing fee shall be 25 basis points (0.25%) of the aggregate principal amount of the remarketed senior notes if the remarketed senior notes mature on or prior to August 16, 2008 or, if the maturity date of the senior notes is otherwise extended on the reset date, such other amount as agreed between AmerUs and the remarketing agent. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders. Income PRIDES holders whose senior notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with any remarketing.

          As used in this context, “remarketing Treasury portfolio purchase price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the reset date for the purchase of the remarketing Treasury portfolio described above for settlement on the reset date.

          “Quotation agent” means Merrill Lynch Government Securities, Inc. or its successor or any other primary U.S. government securities dealer in New York City selected by AmerUs.

          The interest rate on senior notes may be reset and the maturity date of the senior notes may be extended on the reset date. Any extension of the maturity date or modification of the scheduled interest payment dates that will become effective on the reset date will be announced as described below by AmerUs prior to a remarketing attempt and will, if the remarketing is successful, take effect on the reset date, which will be the third business day immediately following the date of the successful remarketing. The reset rate on the senior notes will be determined on the date that the remarketing agent is able to successfully remarket the senior notes and will become effective from the reset date. See “— General,” “— Interest” and “— Market Rate Reset” under “Specific Terms of the Senior Notes.” The interest rate, maturity date and scheduled interest payment dates of senior notes that are not components of Income PRIDES and that are held by holders that do not participate in a remarketing will still be reset on the reset date in accordance with any reset of the interest rate, extension of the maturity date or modification of the scheduled interest payment dates of senior notes that are components of Income PRIDES.

          If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the senior notes, other than to AmerUs, at a price equal to or greater than 100% of the remarketing Treasury portfolio purchase price, or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case, resulting in an unsuccessful remarketing attempt, the senior notes will continue to be a component of Income PRIDES, and another remarketing may be attempted as described above or, if no successful remarketing has occurred, on the third business day immediately preceding August 16, 2006.

          Unless the senior notes have been successfully remarketed or called for a tax event redemption on or prior to the fifth business day immediately preceding August 16, 2006, the senior notes of Income PRIDES holders who have failed to notify the purchase contract agent on or prior to such business day of their intention to settle the related purchase contracts with separate cash will be remarketed on the third business day immediately preceding August 16, 2006. The remarketing agent will then use its reasonable efforts to remarket the senior notes at a price equal to approximately 100.25% of the aggregate principal amount of the senior notes, plus the applicable remarketing fee. The portion of the proceeds from this remarketing equal to the aggregate principal amount of the senior notes will be automatically applied to satisfy in full the Income PRIDES holders’ obligations to purchase AmerUs common stock on August 16, 2006.

          If the remarketing on the third business day immediately preceding August 16, 2006 is successful, the remarketing agent may deduct the applicable remarketing fee from any amount of the proceeds in excess of the aggregate principal amount of those remarketed senior notes. The remarketing agent will then remit any remaining portion of the proceeds for the benefit of the holders. Income PRIDES holders whose senior notes are remarketed will not otherwise be responsible for the payment of any remarketing fee in connection with any remarketing.

          If (1) despite using its reasonable efforts, the remarketing agent cannot remarket the senior notes, other than to AmerUs, at a price equal to or greater than 100% of the aggregate principal amount of the senior notes, or (2) the remarketing has not occurred because a condition precedent to the remarketing has not been fulfilled, in each case, resulting in a failed remarketing of the senior notes, AmerUs will announce the failed remarketing of the senior notes on or prior to the business day immediately preceding August 16, 2006 and will exercise its rights as a secured party to dispose of the senior notes in accordance with applicable law and satisfy in full each holder’s obligation to purchase AmerUs common stock under the related purchase contracts on August 16, 2006.

          AmerUs will announce any intended remarketing of the senior notes on the seventh business day immediately preceding the proposed reset date, and each such announcement (each a “remarketing announcement”) shall specify (a) the reset date, the reset spread and the applicable benchmark Treasury described under “Specific Terms of the Senior Notes — Market Rate Reset,” and (b) any change in the scheduled interest payment dates and maturity date of the senior notes that will become effective on the reset date upon a successful remarketing. AmerUs will cause each remarketing announcement to be published on the business day following the announcement date by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. In addition, AmerUs will request, not later than seven nor more than 15 calendar days prior to each remarketing announcement date, that the depositary notifies its participants holding senior notes, Income PRIDES and Growth PRIDES of the remarketing, including, if the senior notes are not successfully remarketed prior to August 16, 2006, the procedures that must be followed if a holder of senior notes wishes to exercise its right to put such senior notes to AmerUs as described in this prospectus supplement. If required, AmerUs will use commercially reasonable efforts to ensure that a registration statement with respect to the full principal amount of the senior notes to be remarketed is effective such that the remarketing agent may rely on it in connection with the remarketing process. It is currently anticipated that Merrill Lynch, Pierce, Fenner & Smith Incorporated will be the remarketing agent. In the event of an unsuccessful remarketing attempt, AmerUs will cause a notice of the unsuccessful remarketing attempt of senior notes to be published not later than the second business day following the date of such unsuccessful remarketing attempt (which notice, in the event of a failed remarketing on the third business day immediately preceding August 16, 2006, shall include the procedures that must be followed if a holder of senior notes wishes to exercise its right to put such senior notes to AmerUs), in each case, by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal.

          In connection with the remarketing, holders of senior notes that are not components of Income PRIDES may elect to have their senior notes remarketed as described under “Specific Terms of the Senior Notes — Optional Remarketing.”

Early Settlement

          At any time prior to the fifth business day immediately preceding August 16, 2006, in the case of Income PRIDES, or at any time prior to the business day immediately preceding August 16, 2006, in the case of Growth PRIDES, a holder of PRIDES may settle the related purchase contracts in their entirety by presenting and surrendering the related PRIDES certificate at the offices of the purchase contract agent with the form of “Election to Settle Early” on the reverse side of such certificate completed and executed as indicated, accompanied by payment to AmerUs in immediately available funds of an amount equal to

          (1)     in the case of Income PRIDES,

•	$25 multiplied by the number of purchase contracts being settled, plus

•	if the delivery is made with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the purchase contract; provided that no payment is required if AmerUs has elected to defer the contract adjustment payments which would otherwise be payable on the payment date; or

          (2)     in the case of Growth PRIDES,

•	$25 multiplied by the number of purchase contracts being settled, plus

•	if the delivery is made with respect to any purchase contract during the period from the close of business on any record date next preceding any payment date to the opening of business on such payment date, an amount equal to the contract adjustment payments payable on the payment date with respect to the purchase contract; provided that no payment is required if AmerUs has elected to defer the contract adjustment payments which would otherwise be payable on the payment date.

          Holders of Income PRIDES may settle early only in integral multiples of 40 Income PRIDES. If the Treasury portfolio has replaced the senior notes as a component of Income PRIDES as a result of a successful remarketing of any senior notes or a tax event redemption, holders of the Income PRIDES may settle early only in integral multiples of                 Income PRIDES. Holders of Growth PRIDES may settle early only in integral multiples of 40 Growth PRIDES. A holder’s right to exercise an early settlement right is subject to the condition that, if required under the U.S. federal securities laws, AmerUs has a registration statement under the Securities Act of 1933 in effect covering the common stock or other securities deliverable upon settlement of a purchase contract. AmerUs has agreed that, if required under U.S. federal securities laws, it will use commercially reasonable efforts to (1) have in effect a registration statement covering the shares of AmerUs common stock to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement.

          So long as the PRIDES are evidenced by one or more global security certificates deposited with the depositary, procedures for early settlement will also be governed by standing arrangements between the depositary and the purchase contract agent.

          Upon early settlement of the purchase contracts related to any Income PRIDES or Growth PRIDES:

•	the holder will receive newly issued shares of AmerUs common stock per Income PRIDES or Growth PRIDES, regardless of the market price of the AmerUs common stock on the date of early settlement, subject to adjustment under the circumstances described in “— Anti-Dilution Adjustments” below, accompanied by this prospectus supplement, as amended or supplemented;

•	the senior notes, the applicable ownership interest in the appropriate Treasury portfolio or the Treasury securities, as the case may be, related to the Income PRIDES or Growth PRIDES will be transferred to the holder free and clear of AmerUs’ security interest;

•	the holder’s right to receive any deferred contract adjustment payments on the purchase contracts being settled will be forfeited;

•	the holder’s right to receive future contract adjustment payments will terminate; and

•	no adjustment will be made to or for the benefit of the holder on account of any deferred contract adjustment payments or any amounts accrued in respect of contract adjustment payments.

          AmerUs will not issue any fractional shares of its common stock in connection with early settlement of any purchase contracts. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis) in respect of purchase contracts being early settled on any date by a holder of Income PRIDES or Growth PRIDES, the holder will be entitled to receive an amount of cash equal to the fraction of a share multiplied by $                    , the threshold appreciation price.

          If the purchase contract agent receives a PRIDES certificate, accompanied by the completed “Election to Settle Early” and required immediately available funds, from a holder of PRIDES by

5:00 p.m., New York City time, on a business day, that day will be considered the settlement date for those PRIDES. If the purchase contract agent receives the necessary documentation after 5:00 p.m., New York City time, on a business day or at any time on a day that is not a business day, the next business day will be considered the settlement date for those PRIDES.

          Upon early settlement of purchase contracts in the manner described above, presentation and surrender of the PRIDES certificate evidencing the related Income PRIDES or Growth PRIDES and payment of any transfer or similar taxes payable by the holder in connection with the issuance of the related AmerUs common stock to any person other than the holder of the Income PRIDES or Growth PRIDES, AmerUs will cause the shares of its common stock being purchased to be issued, and the related senior notes, the applicable ownership interest in the appropriate Treasury portfolio or the Treasury securities, as the case may be, securing the purchase contracts to be released from the pledge under the pledge agreement described in “— Pledged Securities and Pledge Agreement” and transferred, within three business days following the settlement date, to the purchasing holder or the holder’s designee.

Notice to Settle with Cash

          A holder of Income PRIDES or Growth PRIDES may settle the related purchase contract with separate cash prior to 11:00 a.m., New York City time, on the business day immediately preceding August 16, 2006. A holder of an Income PRIDES (of which the senior notes remain a component) that wishes to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the Growth PRIDES or Income PRIDES certificate at the office of the purchase contract agent with the form of “Notice to Settle by Separate Cash” on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the fifth business day immediately preceding August 16, 2006. A holder of a Growth PRIDES or an Income PRIDES (of which the applicable senior notes are no longer a component) that wishes to settle the related purchase contract with separate cash must notify the purchase contract agent by presenting and surrendering the Growth PRIDES or Income PRIDES certificate at the office of the purchase contract agent with the form of “Notice to Settle by Separate Cash” on the reverse side of the certificate completed and executed as indicated on or prior to 5:00 p.m., New York City time, on the second business day immediately preceding August 16, 2006. If a holder who has given notice of its intention to settle the related purchase contract with separate cash fails to deliver the cash to the collateral agent on the business day immediately preceding August 16, 2006, AmerUs will exercise its rights as a secured party to dispose of, in accordance with applicable law, the related pledged senior notes, Treasury security or applicable ownership interest in the Treasury portfolio, as the case may be, to satisfy in full, from the disposition of the senior notes, Treasury security or applicable ownership interest in the Treasury portfolio, as the case may be, the holder’s obligation to purchase AmerUs common stock under the related purchase contracts.

Early Settlement upon Cash Merger

          If, prior to August 16, 2006, (i) AmerUs merges with or into another entity, (ii) its common stock is converted, exchanged, reclassified or cancelled in such merger, and (iii) at least 30% of the consideration received by Amerus shareholders for its common stock in such merger consists of cash or cash equivalents (which is referred to as a “cash merger”), then each holder of PRIDES will have the right to accelerate and settle the purchase contract at the settlement rate in effect immediately before the cash merger; provided that at such time, if so required under U.S. federal securities laws, there is in effect a registration statement covering any securities to be delivered in respect of the purchase contracts being settled. Such early settlement right of holders is referred to as the “merger early settlement right.” AmerUs will provide each of the holders with a notice of the consummation of cash merger within five business days after the consummation thereof. The notice will specify, among other things, the early settlement date, which shall be 10 business days after the date of the notice, and the amount of the cash, securities and other consideration receivable by the holder upon settlement.

          To exercise the merger early settlement right, a holder must present and surrender the PRIDES certificates evidencing those Income PRIDES or Growth PRIDES to be settled at the offices of the purchase contract agent, accompanied by payment to AmerUs in immediately available funds of an amount equal to (a) $25 multiplied by (b) the number of purchase contracts being settled, no later than 5:00 p.m., New York City time, on the business day immediately preceding the early settlement date.

          Upon early settlement of the purchase contracts so described above, AmerUs will deliver to PRIDES holders on the early settlement date the kind and amount of securities, cash or other property that such holders would have been entitled to receive if they had settled the purchase contracts immediately before the cash merger at the settlement rate in effect at such time. AmerUs will also cause the senior notes, the applicable ownership interest in the appropriate Treasury portfolio or the Treasury securities, as the case may be, securing the purchase contracts to be released from the pledge under the pledge agreement and transferred to such holders.

          If PRIDES holders do not elect to exercise their merger early settlement right, their PRIDES will remain outstanding and subject to settlement on August 16, 2006. AmerUs has agreed that, if required under the U.S. federal securities laws, AmerUs will use commercially reasonable efforts to (1) have in effect a registration statement covering any securities to be delivered in respect of the purchase contracts being settled and (2) provide a prospectus in connection therewith, in each case in a form that may be used in connection with the early settlement upon a cash merger.

Contract Adjustment Payments

          Contract adjustment payments in respect of Income PRIDES and Growth PRIDES will be fixed at the rate per year of           % of the $25 stated amount per purchase contract. Contract adjustment payments payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Contract adjustment payments will accrue from May      , 2003 and will be payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year, commencing August 16, 2003.

          Contract adjustment payments will be payable to the holders of purchase contracts as they appear on the books and records of the purchase contract agent on the relevant record dates, which, as long as the PRIDES remain in book-entry form, will be 15 business days prior to the relevant payment date. These distributions will be paid through the purchase contract agent, who will hold amounts received in respect of the contract adjustment payments for the benefit of the holders of the purchase contracts relating to the PRIDES. Subject to any applicable laws and regulations, each such payment will be made as described under “— Book-Entry System.” In the event that the PRIDES do not continue to remain in book-entry only form, AmerUs shall have the right to select relevant record dates, which shall be at least one business day but not more than 60 business days prior to the relevant payment dates, and to make payments by check mailed to the address of the holder as of the relevant record date.

          If any date on which contract adjustment payments are to be made on the purchase contracts related to the PRIDES is not a business day, then payment of the contract adjustment payments payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. However, if that business day is in the next succeeding calendar year, that payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on that scheduled payment date. A “business day” means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York City are permitted or required by any applicable law to close.

          AmerUs’ obligations with respect to contract adjustment payments will be subordinated and junior in right of payment to its obligations under any of its senior indebtedness.

          Upon any payment or distribution of assets of AmerUs to its creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of all senior indebtedness, including the senior notes, shall first be entitled to receive payment in full of all amounts due or to become due thereon, or payment of such amounts shall have been provided for, before the holders of the PRIDES shall be entitled to receive any contract adjustment payments with respect to any purchase contract.

          By reason of this subordination, in those events, holders of AmerUs’ senior indebtedness, including the senior notes, may receive more, ratably, and holders of the purchase contract components of the PRIDES may receive less, ratably, than AmerUs’ other creditors. Because AmerUs is a holding company, contract adjustment payments on the PRIDES are effectively subordinated to debt and preferred stock at the subsidiary level.

          In addition, no payment of contract adjustment payments with respect to any PRIDES may be made if:

•	any payment default on any senior indebtedness has occurred and is continuing beyond any applicable grace period; or

•	any default other than a payment default with respect to senior indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and the purchase contract agent receives a written notice of such default from AmerUs or the holders of such senior indebtedness.

Option to Defer Contract Adjustment Payments

          AmerUs may, at its option and upon prior written notice to the holders of the PRIDES and the purchase contract agent, defer the payment of contract adjustment payments on the related purchase contracts forming a part of the PRIDES until no later than August 16, 2006. However, deferred contract adjustment payments will bear additional amounts at the rate of           % per year, which is equal to the rate of total distributions on the Income PRIDES (compounding on each succeeding payment date), until paid. If the purchase contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to AmerUs) or settled by holders in the manner described under “— Early Settlement”, the right to receive contract adjustment payments and deferred contract adjustment payments will also terminate.

          In the event that AmerUs elects to defer the payment of contract adjustment payments on the purchase contracts until August 16, 2006, each holder of PRIDES will receive on that date in respect of the deferred contract adjustment payments, in lieu of a cash payment, a number of shares of AmerUs common stock equal to (a) the aggregate amount of deferred contract adjustment payments payable to the holder divided by (b) the applicable market value.

          AmerUs will not issue any fractional shares of its common stock with respect to the payment of deferred contract adjustment payments on August 16, 2006. In lieu of fractional shares otherwise issuable with respect to such payment of deferred contract adjustment payments, the holder will be entitled to receive an amount in cash equal to the fraction of a share times the applicable market value described under “— Purchase of AmerUs Common Stock.”

          In the event that AmerUs exercises its option to defer the payment of contract adjustment payments, then until the deferred contract adjustment payments have been paid, AmerUs will not, and will not permit any of its subsidiaries to, declare or pay dividends on, make distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of AmerUs’ capital stock or make guarantee payments with respect to any AmerUs capital stock other than:

•	purchases, redemptions or acquisitions of shares of AmerUs capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or agents or a stock purchase or dividend reinvestment plan, or the satisfaction by AmerUs of its obligations pursuant to any contract or security outstanding on the date of such event;

•	as a result of a reclassification of AmerUs capital stock or the exchange or conversion of one class or series of AmerUs capital stock for another class or series of such capital stock;

•	the purchase of fractional interests in shares of AmerUs capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

•	dividends or distributions in AmerUs capital stock (or rights to acquire AmerUs capital stock), or repurchases, redemptions or acquisitions of capital stock in connection with the issuance or exchange of AmerUs capital stock (or securities convertible into or exchangeable for shares of AmerUs capital stock); or

•	redemptions, exchanges or repurchases of any rights outstanding under an AmerUS shareholder rights plan or the declaration or payment thereunder of a dividend or distribution of or with respect to rights in the future.

          AmerUs’ subsidiaries will not be restricted from making any similar payments on their capital stock if AmerUs exercises its option to defer payment of any contract adjustment payments.

Anti-Dilution Adjustments

          In order to maintain a holder’s relative investment in AmerUs common stock upon the occurrence of certain events the formula for determining the settlement rate will be subject to adjustment, without duplication, upon the occurrence of those events, including:

(a)	the payment of dividends, and other distributions, consisting of AmerUs common stock;

(b)	the issuance to all holders of AmerUs common stock of rights, warrants or options (other than any dividend reinvestment or share purchase plans) entitling them, for a period of up to 45 days, to subscribe for or purchase such common stock at less than the current market price thereof;

(c)	subdivisions, splits and combinations of AmerUs common stock;

(d)	distributions to all holders of AmerUs common stock of evidences of AmerUs’ indebtedness, shares of capital stock, securities, cash or property (excluding any dividend or distribution covered by clause (a) or (b) above and any dividend or distribution paid exclusively in cash);

(e)	distributions (other than regular annual cash dividends) consisting exclusively of cash to all holders of AmerUs common stock in an aggregate amount that, together with (1) other all-cash distributions (other than regular annual cash dividends) made within the preceding 12 months and (2) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by AmerUs or any of its subsidiaries for such common stock concluded within the preceding 12 months, exceeds 10% of AmerUs’ aggregate market capitalization (aggregate market capitalization being the product of the current market price of AmerUs’ common stock multiplied by the number of shares of such common stock then outstanding) on the date of the distribution; and

(f)	the successful completion of a tender or exchange offer made by AmerUs or any of its subsidiaries for AmerUs common stock which involves an aggregate consideration that, together with (1) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer (other than consideration payable in respect of any odd-lot tender offer) by AmerUs or any of its subsidiaries for such common stock concluded within the preceding 12 months and (2) the aggregate amount of any all-cash distributions (other than regular annual cash dividends) to all holders of AmerUs common stock made within the preceding 12 months, exceeds 10% of AmerUs’ aggregate market capitalization on the expiration of the tender or exchange offer.

          The “current market price” per share of AmerUs common stock on any day means the average of the daily closing prices for the five consecutive trading days selected by AmerUs commencing not more than 30 trading days before, and ending not later than, the earlier of the day in question and the day before the “ex date” with respect to the issuance or distribution requiring the computation. For purposes of this paragraph, the term “ex date,” when used with respect to any issuance or distribution, shall mean the first date on which AmerUs common stock trades regular way on the applicable exchange or in the applicable market without the right to receive the issuance or distribution.

          In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which AmerUs common stock is converted into the right to receive other securities, cash or property, each purchase contract then outstanding would, without the consent of the holders of the related Income PRIDES or Growth PRIDES, as the case may be, become a contract to purchase only the kind and amount of securities, cash and other property receivable upon such reorganization event (except as otherwise specifically provided, without any interest thereon and without any right to dividends or distributions thereon which have a record date that is prior to the purchase contract settlement date) which would have been received by the holder of the related Income PRIDES or Growth PRIDES immediately prior to the date of consummation of such transaction if such holder had then settled such purchase contract.

          If at any time AmerUs makes a distribution of property to its shareholders which would be taxable to those shareholders as a dividend for United States federal income tax purposes (e.g., distributions out of AmerUs’ current or accumulated earnings and profits or evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for capital stock) and, pursuant to the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, this increase may give rise to a taxable dividend to holders of PRIDES. See “Material Federal Income Tax Consequences — Purchase Contracts — Adjustment to Settlement Rate.”

          In addition, AmerUs may make increases in the settlement rate to avoid or diminish any income tax to holders of its capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes or for any other reasons.

          Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate shall be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. However, any adjustments which are not required to be made because they would have required an increase or decrease of less than one percent shall be carried forward and taken into account in any subsequent adjustment.

          AmerUs will be required, within ten business days following the adjustment of the settlement rate, to provide written notice to the purchase contract agent of the occurrence of the adjustment and a statement in reasonable detail setting forth the method by which the adjustment to the settlement rate was determined and setting forth the revised settlement rate.

          Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of AmerUs common stock issuable upon early settlement of a purchase contract.

Termination

          The purchase contracts, and AmerUs’ rights and obligations and the rights and obligations of the holders of the PRIDES under the purchase contracts, including the right and obligation to purchase AmerUs common stock and the right to receive accumulated contract adjustment payments or deferred contract adjustment payments, will immediately and automatically terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to AmerUs. Upon any termination, the collateral agent will release the related senior notes, the applicable ownership interest of the appropriate Treasury portfolio or the Treasury securities, as the case may be, held by it to the purchase contract agent for distribution to the holders, subject, in the case of the Treasury portfolio or the Treasury securities, to the purchase contract agent’s disposition of the subject securities for cash, and the payment of this cash to the holders, to the extent that the holders would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any such security. Upon any termination, however, the release and distribution may be subject to a delay. In the event that AmerUs becomes the subject of a case under the U.S. Bankruptcy Code, the delay may occur as a result of the automatic stay under the Bankruptcy Code and continue until the automatic stay has been lifted.

Pledged Securities and Pledge Agreement

          Pledged securities will be pledged to the collateral agent, for the benefit of AmerUs, pursuant to the pledge agreement to secure the obligations of holders of PRIDES to purchase AmerUs common stock under the related purchase contracts. The rights of holders of PRIDES to the related pledged securities will be subject to AmerUs’ security interest created by the pledge agreement.

          No holder of Income PRIDES or Growth PRIDES will be permitted to withdraw the pledged securities related to the Income PRIDES or Growth PRIDES from the pledge arrangement except:

•	to substitute Treasury securities for the related senior notes or the applicable ownership interest of the appropriate Treasury portfolio, as the case may be, as provided for under “Description of the PRIDES — Creating Growth PRIDES;”

•	to substitute senior notes or the applicable ownership interest of the appropriate Treasury portfolio, as the case may be, for the related Treasury securities, as provided for under “Description of the PRIDES — Recreating Income PRIDES;” or

•	upon the termination or early settlement of the related purchase contracts.

          Subject to the security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of Income PRIDES will be entitled through the purchase contract agent and the collateral agent to all of the proportional rights and preferences of the related senior notes that are components of Income PRIDES, including distribution, voting, redemption, repayment and liquidation rights. Each holder of Growth PRIDES and each holder of Income PRIDES, if the Treasury portfolio has replaced the senior notes as a component of Income PRIDES as a result of a successful remarketing of senior notes or a tax event redemption, will retain beneficial ownership of the related Treasury securities or the applicable ownership interest of the appropriate Treasury portfolio, as applicable, pledged in respect of the related purchase contracts. AmerUs will have no interest in the pledged securities other than its security interest.

          Except as described in “Other Provisions of the Purchase Contract Agreement and the Pledge Agreement — General”, the collateral agent will, upon receipt, if any, of payments on the pledged securities, distribute the payments to the purchase contract agent, which will in turn distribute those payments to the persons in whose names the related Income PRIDES or Growth PRIDES are registered at the close of business on the record date immediately preceding the date of payment.

Book-Entry System

          The Depository Trust Company, which is referred to along with its successors in this capacity as the depositary, will act as securities depositary for the PRIDES. The PRIDES will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully-registered global security certificates, representing the total aggregate number of PRIDES, will be issued and will be deposited with the depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

          The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the PRIDES so long as the PRIDES are represented by global security certificates.

          The depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal

Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

          Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures and these procedures may be discontinued at any time. AmerUs will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

          In the event that the depositary notifies AmerUs that the depositary is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice occurred and is continuing, certificates for the PRIDES will be printed and delivered in exchange for beneficial interests in the global security certificates. AmerUs may also decide to discontinue use of the system of book-entry transfers through the depositary (or successor depositary). In that event, PRIDES certificates will be printed and delivered as directed by the depositary.

          As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or the nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all PRIDES represented by these certificates for all purposes under the PRIDES and the purchase contract agreement. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have such global security certificates or the PRIDES represented by the global security certificates registered in their names, will not receive or be entitled to receive physical delivery of PRIDES certificates in exchange for beneficial interests in global security certificates and will not be considered to be owners or holders of the global security certificates or any PRIDES represented by these certificates for any purpose under the PRIDES or the purchase contract agreement.

          All payments on the PRIDES represented by the global security certificates and all transfers and deliveries of related senior notes, Treasury portfolios, Treasury securities and AmerUs common stock will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

          Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Procedures for settlement of purchase contracts on August 16, 2006 or upon early settlement will be governed by arrangements among the depositary, participants and persons that may hold beneficial interests through participants designed to permit settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither AmerUs nor any of its agents, nor the purchase contract agent nor any of its agents will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

          The information in this section concerning the depositary and its book-entry system has been obtained from sources that AmerUs believes to be reliable, but AmerUs has not attempted to verify the accuracy of this information.

OTHER PROVISIONS OF THE PURCHASE CONTRACT

AGREEMENT AND THE PLEDGE AGREEMENT

          Material provisions of the purchase contract agreement and the pledge agreement are summarized below. Forms of these documents were filed with the SEC, and you should read these documents for provisions that may be important to you.

General

          Except as described in “Description of the Purchase Contracts — Book-Entry System,” distributions on the PRIDES will be payable, purchase contracts will be settled (and documents related to the PRIDES and purchase contracts will be delivered), and transfers of the PRIDES will be registrable, at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the PRIDES do not remain in book-entry only form, payment of distributions on the PRIDES may be made, at AmerUs’ option, by check mailed to the address of the person entitled to payment as shown on the security register or by wire transfer to an account appropriately designated by the holder entitled to payment.

          Shares of AmerUs common stock will be delivered on August 16, 2006 (or upon early settlement), or, if the purchase contracts have terminated, the related pledged securities will be delivered potentially after a delay as a result of the imposition of the automatic stay under the Bankruptcy Code (see “Description of the Purchase Contracts — Termination”), at the office of the purchase contract agent upon presentation and surrender of the related PRIDES certificate.

          If a holder of outstanding Income PRIDES or Growth PRIDES fails to present and surrender the PRIDES certificate evidencing the Income PRIDES or Growth PRIDES to the purchase contract agent on August 16, 2006 (or upon early settlement), the shares of AmerUs common stock issuable in settlement of the related purchase contract will be registered in the name of the purchase contract agent. The shares, together with any distributions, will be held by the purchase contract agent as agent for the benefit of the holder until the PRIDES certificate is presented and surrendered or the holder provides satisfactory evidence that the certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the purchase contract agent and AmerUs.

          If the purchase contracts have terminated prior to August 16, 2006, the related pledged securities have been transferred to the purchase contract agent for distribution to the holders, and a holder fails to present and surrender the PRIDES certificate evidencing the holder’s Income PRIDES or Growth PRIDES to the purchase contract agent, the related pledged securities delivered to the purchase contract agent and payments on the pledged securities will be held by the purchase contract agent as agent for the benefit of the holder until the PRIDES certificate is presented or the holder provides the evidence and indemnity described above.

          The purchase contract agent will have no obligation to invest or to pay interest on any amounts held by the purchase contract agent pending distribution, as described above.

          No service charge will be made for any registration of transfer or exchange of the PRIDES, except for any tax or other governmental charge that may be imposed in connection with a transfer or exchange.

Modification

          The purchase contract agreement and the pledge agreement will contain provisions permitting AmerUs and the purchase contract agent, and in the case of the pledge agreement, the collateral agent, to modify the purchase contract agreement or the pledge agreement without the consent of the holders for any of the following purposes:

•	to evidence the succession of another person to AmerUs’ obligations;

•	to add to the covenants for the benefit of holders or to surrender any right or power of AmerUs under those agreements;

•	to evidence and provide for the acceptance of appointment of a successor purchase contract agent or a successor collateral agent, custodial agent or securities intermediary;

•	to make provision with respect to the rights of holders pursuant to adjustments in the settlement rate due to consolidations, mergers or other reorganization events; or

•	to cure any ambiguity, to correct or supplement any provisions that may be inconsistent, or to make any other provisions with respect to such matters or questions, provided that such action shall not adversely affect the interest of the holders in any material respect.

          The purchase contract agreement and the pledge agreement will contain provisions permitting AmerUs and the purchase contract agent, and in the case of the pledge agreement, the collateral agent, with the consent of the holders of not less than a majority of the purchase contracts at the time outstanding, to modify the terms of the purchase contracts, the purchase contract agreement and the pledge agreement. However, no such modification may, without the consent of the holder of each outstanding purchase contract affected by the modification:

•	change any payment date;

•	change the amount or type of pledged securities related to the purchase contract;

•	impair the right of the holder of any pledged securities to receive distributions on the pledged securities or otherwise adversely affect the holder’s rights in or to the pledged securities;

•	change the place or currency of payment or reduce any contract adjustment payments or deferred contract adjustment payments;

•	impair the right to institute suit for the enforcement of the purchase contract, any contract adjustment payments or any deferred contract adjustment payments;

•	reduce the number of shares of AmerUs common stock or the amount of any other property subject to purchase under the purchase contract, increase the price to purchase AmerUs common stock or any other property upon settlement of the purchase contract, change the purchase contract settlement date or the right to early settlement or otherwise adversely affect the holder’s rights under the purchase contract; or

•	reduce the above-stated percentage of outstanding purchase contracts the consent of the holders of which is required for the modification or amendment of the provisions of the purchase contracts, the purchase contract agreement or the pledge agreement.

          If any amendment or proposal referred to above would adversely affect only the Income PRIDES or the Growth PRIDES, then only the affected class of holders will be entitled to vote on the amendment or proposal and the amendment or proposal will not be effective except with the consent of the holders of not less than a majority of the affected class or all of the holders of the affected class, as applicable.

No Consent to Assumption

          Each holder of Income PRIDES or Growth PRIDES, by acceptance of these securities, will under the terms of the purchase contract agreement and the Income PRIDES or Growth PRIDES, as applicable, be deemed expressly to have withheld any consent to the assumption (i.e., affirmance) of the related purchase contracts by AmerUs or its trustee if AmerUs becomes the subject of a case under the Bankruptcy Code.

Consolidation, Merger, Sale or Conveyance

          AmerUs will covenant in the purchase contract agreement that it will not merge or consolidate with or into any other entity or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any person or entity, unless (1) AmerUs is the continuing entity or the successor entity is an entity organized and existing under the laws of the United States of America or a U.S. State or the District of Columbia and expressly assumes AmerUs’ obligations under the purchase contracts, the senior notes, the purchase contract agreement, the pledge agreement, the indenture and the remarketing agreement and (2) AmerUs or the successor entity is not, immediately after the merger, consolidation, sale, assignment, transfer, lease or conveyance, in default of its payment obligations under the purchase contracts, the senior notes, the purchase contract agreement, the pledge agreement, the indenture or the remarketing agreement or in material default in the performance of any of its other obligations under these agreements.

Title

          AmerUs, the purchase contract agent, the collateral agent and any agent of AmerUs, the purchase contract agent or the collateral agent may treat the registered owner of a PRIDES as the absolute owner of that PRIDES for the purpose of making payment and settling the related purchase contracts and for all other purposes regardless of any notice to the contrary.

Replacement of PRIDES Certificates

          In the event that physical certificates have been issued, any mutilated PRIDES certificate will be replaced by AmerUs at the expense of the holder upon surrender of the certificate to the purchase contract agent. PRIDES certificates that have been destroyed, lost or stolen will be replaced by AmerUs at the expense of the holder upon delivery to AmerUs and the purchase contract agent of evidence of the destruction, loss or theft satisfactory to AmerUs and the purchase contract agent. In the case of a destroyed, lost or stolen PRIDES certificate, an indemnity satisfactory to the purchase contract agent and AmerUs may be required at the expense of the holder of the PRIDES evidenced by the certificate before a replacement will be issued.

          Notwithstanding the foregoing, AmerUs will not be obligated to issue any Income PRIDES or Growth PRIDES on or after the business day immediately preceding August 16, 2006 (or after early settlement) or after the purchase contracts have terminated. The purchase contract agreement will provide that, in lieu of the delivery of a replacement PRIDES certificate following August 16, 2006, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the AmerUs common stock issuable pursuant to the purchase contracts included in the Income PRIDES or Growth PRIDES evidenced by the certificate, or, if the purchase contracts have terminated prior to August 16, 2006, transfer the pledged securities included in the Income PRIDES or Growth PRIDES evidenced by the certificate.

Defaults Under The Purchase Contract Agreement

          Within 90 days after the occurrence of any default by AmerUs in any of its obligations under the purchase contract agreement of which a responsible officer of the purchase contract agent (as defined in the purchase contract agreement) has actual knowledge, the purchase contract agent will give notice of such default to the holders of the PRIDES unless such default has been cured or waived. Except for a default in any payment obligation under the purchase contract agreement, the purchase contract agent will be protected in withholding such notice if and so long as a responsible officer of the purchase contract agent in good faith determines that the withholding of such notice is in the interests of the holders of the PRIDES.

          The purchase contract agent is not required to enforce any of the provisions of the purchase contract agreement against AmerUs. Each holder of PRIDES shall have the right to institute suit for the enforcement of any payment of contract adjustment payments then due and payable and the right to purchase AmerUs common stock as provided in such holder’s purchase contracts and generally exercise any other rights and remedies provided by law.

          The holders of a majority of the outstanding purchase contracts voting as one class may waive any past default by AmerUs and its consequences, except a default (a) in any payment on any PRIDES or (b) in respect of a provision of the purchase contract agreement which cannot be modified or amended without the consent of the holder of each outstanding PRIDES affected.

Governing Law

          The purchase contract agreement, the pledge agreement and the purchase contracts will be governed by, and construed in accordance with, the laws of the State of New York.

Information Concerning the Purchase Contract Agent

          First Union National Bank will be the purchase contract agent. The purchase contract agent will act as the agent for the holders of Income PRIDES and Growth PRIDES from time to time. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary actions in connection with a default under the terms of the Income PRIDES and Growth PRIDES or the purchase contract agreement.

          The purchase contract agreement will contain provisions limiting the liability of the purchase contract agent. The purchase contract agreement will contain provisions under which the purchase contract agent may resign or be replaced. This resignation or replacement would be effective upon the appointment of a successor.

          First Union National Bank also acts, and may act, as trustee under various indentures, trusts and guarantees of AmerUs and its affiliates. AmerUs and its affiliates maintain deposit accounts and credit and liquidity facilities and maintain commercial banking and investment banking relationships with the purchase contract agent in the ordinary course of their business.

Information Concerning the Collateral Agent

          BNY Midwest Trust Company will be the collateral agent. The collateral agent will act solely as AmerUs’ agent and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Income PRIDES and Growth PRIDES except for the obligations owed by a pledgee of property to the owner of the property under the pledge agreement and applicable law.

          The pledge agreement will contain provisions limiting the liability of the collateral agent. The pledge agreement will contain provisions under which the collateral agent may resign or be replaced. This resignation or replacement would be effective upon the appointment of a successor.

          BNY Midwest Trust Company, the collateral agent, is an affiliate of The Bank of New York which is a member bank in our credit facility, the trustee for certain of our convertible debt securities, the custodian for assets of our insurance subsidiaries and the agent for policyholders of a funding agreement issued by AmerUs Life Insurance Company.

Miscellaneous

          The purchase contract agreement will provide that AmerUs will pay all fees and expenses related to the offering of the PRIDES, the retention of the collateral agent and the enforcement by the purchase contract agent of the rights of the holders of the PRIDES.

          However, holders who elect to substitute the related pledged securities, thereby creating Growth PRIDES or recreating Income PRIDES, will be responsible for any fees or expenses payable in connection with the substitution, as well as any commissions, fees or other expenses incurred in acquiring the pledged securities to be substituted, and AmerUs will not be responsible for any of those fees or expenses.

SPECIFIC TERMS OF THE SENIOR NOTES

          Material provisions of the senior notes are summarized below and in the accompanying prospectus under “Description of Debt Securities.” The following descriptions of specific provisions of the senior notes supplement and, to the extent inconsistent with, replace the description of the general terms and provisions of debt securities in the accompanying prospectus. Forms of the officer’s certificate establishing the terms of the senior notes will be filed with the SEC and you should read these documents for provisions that may be important to you.

General

          The senior notes will be issued as new series of debt securities under an indenture dated June 16, 1998 between AmerUs and First Union National Bank, as trustee and as supplemented by an officer’s certificate to be dated May      , 2003. The senior notes are limited to $ (or up to $                    if the underwriters exercise their overallotment option in full) in aggregate principal amount. The senior notes will mature on May 16, 2008, unless extended as described below. The senior notes constitute senior debt securities as described in the accompanying prospectus. In addition to the senior notes, AmerUs may issue from time to time other series of senior debt securities under the indenture. Such other series will be separate from and independent of the senior notes. The following description of the terms of the notes supplements and modifies the description of the general terms of the debt securities set forth in the accompanying prospectus, which we request that you read.

          Because AmerUs is a holding company, the senior notes will be effectively subordinated to all existing and future liabilities of the subsidiaries of AmerUs, except to the extent that AmerUs is a creditor of the subsidiary recognized as such. In addition, the ability of AmerUs to service its debt, including the senior notes, depends upon the earnings of its subsidiaries and their ability to distribute their earnings, or make loans or other payments to AmerUs. The indenture does not limit the aggregate amount of indebtedness AmerUs or its subsidiaries may issue nor does it limit the ability of AmerUs and its subsidiaries to grant a lien on their assets or the capital stock of their respective subsidiaries. Assuming that AmerUs had completed the offering of the PRIDES and applied the proceeds as described in this prospectus supplement, as of March 31, 2003, on an unconsolidated basis, AmerUs would have had $                     million of indebtedness, $                     million of which would have been senior debt and $242.0 million of which would have been junior to the senior notes. In addition, the subsidiaries of AmerUs had $20.1 billion of liabilities, all of which would have been effectively senior to the senior notes.

          The senior notes will not be subject to a sinking fund provision. Unless an earlier tax event redemption has occurred, the entire principal amount of the senior notes will mature and become due and payable, together with any accrued and unpaid interest, on May 16, 2008, provided that in no event shall the term to maturity of the senior notes that are successfully remarketed be less than two years from the reset date, upon a successful remarketing of the senior notes and provided that such initial maturity date may be extended to a date selected by AmerUs that is two, three, five, seven or 10 years from the reset date upon a successful remarketing of the senior notes. Such extended maturity date, if any, will be specified in the remarketing announcement and will become effective on the reset date. If the senior notes are not successfully remarketed by the third business day immediately preceding August 16, 2006, the maturity of the senior notes will be August 16, 2008. Except for a tax event redemption, the senior notes will not be redeemable by AmerUs.

          Senior notes forming a part of the Income PRIDES will be issued in certificated form, will be in denominations of $25 and integral multiples of $25, without coupons, and may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the offices described below. Payments on senior notes issued as a global security will be made to the depositary, a successor depositary or, in the event that no depositary is used, to a paying agent for the senior notes. Principal and interest with respect to certificated senior notes will be payable, the transfer of the senior notes will be registrable and senior notes will be exchangeable for senior notes of other denominations of a like aggregate principal amount, at the office or agency maintained by AmerUs for this purpose in the Borough of Manhattan, The City of New York. However, at AmerUs’ option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment. AmerUs will appoint First Union National Bank as the initial paying agent, transfer agent and registrar for the senior notes. AmerUs may at any time designate additional transfer agents and paying agents with respect to the senior notes, and may remove any transfer agent, paying agent or registrar for the notes.

          The indenture does not contain provisions that afford holders of the senior notes protection in the event of a highly leveraged transaction or other similar transaction involving AmerUs that may adversely affect the holders.

Interest

          Each senior note shall bear interest initially at the rate of           % per year from May      , 2003 to, but excluding, the reset date or, if no successful remarketing of the senior notes occurs, August 16, 2008. On or prior to the reset date, interest payments will be payable quarterly in arrears on each February 16, May 16, August 16 and November 16, each an “interest payment date,” commencing August 16, 2003, and on the reset date, if the interest rate on the senior notes is reset on a reset date that is not otherwise an interest payment date. If interest on the senior notes is reset on a reset date that is not a scheduled interest payment date, holders of senior notes will receive on such reset date a payment of accrued and unpaid interest from the most recent interest payment date to, but excluding, such reset date. If the interest rate on the senior notes is reset on a reset date that is not otherwise a quarterly interest payment date, the collateral agent will receive that interest payment made on senior notes included in Income PRIDES which shall be paid to holders of Income PRIDES on the quarterly payment date next following that reset date. In addition, original issue discount for United States federal income tax purposes will accrue on the senior notes.

          The reset rate on the senior notes described below under “— Market Rate Reset” will be determined on the date that the senior notes are successfully remarketed and that reset rate will become effective on the third business day immediately following the remarketing date. The business day on which the reset rate becomes effective is referred to as the “reset date.” Following a successful remarketing of the senior notes, the senior notes will bear interest from the reset date at the reset rate to, but excluding, May 16, 2008 or, if the maturity of the senior notes is extended on the reset date, such extended maturity date. From the reset date, interest payments on all senior notes will be paid semi-annually in arrears on the date that is six months from the reset date and, thereafter, on each date that is six months from the prior semi-annual interest payment date.

          If no successful remarketing of the senior notes occurs, the interest rate on the senior notes will not be reset and interest payments on all senior notes will remain payable quarterly in arrears on the original quarterly interest payment dates.

          The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly or semiannual period for which interest is computed will be computed on the basis of the number of days in the period using 30-day calendar months. Interest on the senior notes will be payable to the holders of the senior notes as they appear on the books and records of the securities registrar on the relevant record dates, which will be 15 business days prior to the relevant payment date. In the event that the senior notes do not continue to remain in certificated form and are held by the purchase contract agent or are held in book-entry form, AmerUs shall have the right to select relevant record dates, which shall be at least one business day and not more than 60 business days prior to the relevant payment dates, and to make payments by check mailed to the address of the holder as of the relevant record date.

          If any date on which interest is payable on the senior notes is not a business day, then payment of the interest payable on that date will be made on the next succeeding day which is a business day, and no interest or payment will be paid in respect of the delay. However, if that business day is in the next succeeding calendar year, that payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on that scheduled payment date. A “business day” means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York City are permitted or required by any applicable law to close.

Market Rate Reset

          The reset rate on the senior notes will be equal to the sum of the reset spread and the yield on the applicable benchmark Treasury in effect on the third business day immediately preceding the reset date and will be determined by the reset agent. In the case of a determination on the third business day immediately preceding the reset date (other than August 16, 2006), the reset rate will be the rate determined by the reset agent as the rate the senior notes should bear in order for the senior notes included in Income PRIDES to have an approximate aggregate market value on the reset date equal to 100.25% of the remarketing Treasury portfolio purchase price described under “Description of the Purchase Contracts — Remarketing,” plus the applicable remarketing fee. In the case of a determination on the third business day immediately preceding August 16, 2006, the reset rate will be the rate determined by the reset agent as the rate the senior notes should bear in order for each senior note to have an approximate market value equal to 100.25% of the principal amount of the senior note, plus the applicable remarketing fee. The reset rate will in no event exceed the maximum rate permitted by applicable law.

          The “applicable benchmark Treasury” means direct obligations of the United States, as agreed upon by AmerUs and the reset agent (which may be obligations traded on a when-issued basis only), having a maturity comparable to the remaining term to maturity of the senior notes, after giving effect to any extension of the maturity date of the senior notes on the reset date. The yield for the applicable benchmark Treasury will be the bid side yield displayed at 10:00 A.M., New York City time, on the third business day immediately preceding the reset date in the Telerate system (or if the Telerate system is no longer available on that date or, in the opinion of the reset agent (after consultation with AmerUs), no longer an appropriate system from which to obtain the yield, such other nationally recognized quotation system as, in the opinion of the reset agent (after consultation with AmerUs), is appropriate). If this yield is not so displayed, the yield for the applicable benchmark Treasury will be, as calculated by the reset agent, the yield to maturity for the applicable benchmark Treasury, expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, and computed by taking the arithmetic mean of the secondary market bid yields, as of 10:30 A.M., New York City time, on the third business day immediately preceding the reset date of three leading United States government securities dealers selected by the reset agent (after consultation with AmerUs) (which may include the reset agent or an affiliate thereof). It is currently anticipated that Merrill Lynch, Pierce, Fenner & Smith Incorporated will be the reset agent.

          On the seventh business day immediately preceding the reset date, the applicable benchmark Treasury to be used to determine the reset rates will be selected, the reset spread to be added to the yield on the applicable benchmark Treasury will be established by the reset agent, and the reset spread and the applicable benchmark Treasury will be announced by AmerUs (the “reset announcement date”). AmerUs will cause a notice of the reset spread and the applicable benchmark Treasury to be published on the business day following the reset announcement date by publication in a daily newspaper in the English language of general circulation in New York City, which is expected to be The Wall Street Journal. AmerUs will request, not later than seven nor more than 15 calendar days prior to each reset announcement date, that the depositary notify its participants holding senior notes, Income PRIDES or Growth PRIDES of the reset announcement date and of the procedures that must be followed if any owner of PRIDES wishes to settle the related purchase contract with cash on the business day immediately preceding August 16, 2006.

Optional Remarketing

          On or prior to the fifth business day, but no earlier than the 10th business day, immediately preceding a proposed reset date, holders of senior notes that are not components of Income PRIDES may elect to have their senior notes remarketed in the same manner as senior notes that are components of Income PRIDES by delivering their senior notes, along with a notice of this election to the collateral agent. The collateral agent will hold the senior notes in an account separate from the collateral account in which the pledged senior notes will be held. Holders of senior notes electing to have those senior notes remarketed will also have the right to withdraw the election on or prior to the fifth business day immediately preceding the proposed reset date. If a remarketing attempt is unsuccessful, the collateral agent will return the senior notes that are not components of Income PRIDES to their holders and these holders may elect to these senior notes included in each remarketing attempt made by the remarketing agent by re-delivering their senior notes and notice of election in the manner described in this paragraph.

Put Option Following Failed Remarketing

          If the remarketing of the senior notes on the third business day immediately preceding August 16, 2006 has resulted in a failed remarketing, holders of senior notes following August 16, 2006 will have the right to put the senior notes to AmerUs on September 30, 2006, upon at least three business days’ prior notice, at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to but excluding such put date.

Tax Event Redemption

          If a tax event occurs and is continuing, AmerUs may, at its option, redeem the senior notes in whole, but not in part, at any time at a price, which is referred to as the redemption price, equal to, for each senior note, the redemption amount described below plus accrued and unpaid interest, if any, to the date of redemption. Installments of interest on senior notes which are due and payable on or prior to a redemption date will be payable to the holders of the senior notes registered as such at the close of business on the relevant record dates. If, following the occurrence of a tax event, AmerUs exercises its option to redeem the senior notes, the proceeds of the redemption will be payable in cash to the holders of the senior notes. If the tax event redemption occurs prior to the reset date (or, if no successful remarketing of the senior notes occurs, prior to August 16, 2006), the redemption price for the senior notes forming a part of the Income PRIDES at the time of the tax event redemption will be distributed to the collateral agent, who in turn will purchase the applicable tax event Treasury portfolio described below on behalf of the holders of Income PRIDES and remit the remainder of the redemption price, if any, to the purchase contract agent for payment to the holders. The applicable tax event Treasury portfolio will be substituted for senior notes and will be pledged to the collateral agent to secure the Income PRIDES holders’ obligations to purchase AmerUs common stock under the purchase contracts.

          “Tax event” means the receipt by AmerUs of an opinion of nationally recognized independent tax counsel experienced in such matters (which may be Skadden, Arps, Slate, Meagher & Flom LLP) to the effect that there is more than an insubstantial risk that interest payable by AmerUs on the senior notes would not be deductible, in whole or in part, by AmerUs for United States federal income tax purposes as a result of any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority or any interpretation or pronouncement that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on the date of this prospectus supplement, which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after the date of this prospectus supplement.

          “Redemption amount” means

•	in the case of a tax event redemption occurring prior to the reset date or, if no successful remarketing of the senior notes occurs, prior to August 16, 2006, for each senior note, the product of the principal amount of that senior note and a fraction whose numerator is the applicable tax event Treasury portfolio purchase price and whose denominator is the aggregate principal amount of senior notes included in Income PRIDES, and

•	in the case of a tax event redemption occurring on or after the reset date or, if no successful remarketing of the senior notes occurs, on or after August 16, 2006, for each senior note, the product of the principal amount of that senior note and a fraction whose numerator is the applicable tax event Treasury portfolio purchase price and whose denominator is the sum of the aggregate principal amount of the senior notes outstanding on the tax event redemption date.

          “Tax event Treasury portfolio purchase price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of applicable tax event Treasury portfolio for settlement on the tax event redemption date.

          “Quotation agent” means Merrill Lynch Government Securities, Inc. or its successor or any other primary U.S. government securities dealer in New York City selected by AmerUs.

          The Treasury portfolio to be purchased in connection with a tax event redemption, or tax event Treasury portfolio, will consist of:

(1) if the tax event redemption occurs prior to the reset date or, if no successful remarketing of the senior notes occurs, prior to August 16, 2006:

•	interest or principal strips of U.S. Treasury securities that mature on or prior to August 15, 2006 in an aggregate amount equal to the principal amount of senior notes included in the Income PRIDES, and

•	with respect to each scheduled interest payment date on the senior notes that occurs after the tax event redemption and on or before August 16, 2006, interest or principal strips of U.S. Treasury securities which mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the principal amount of the senior notes included in the Income PRIDES on that date if the interest rate of the senior notes was not reset on the reset date; or

(2) if the tax event redemption occurs on or after the reset date or, if no successful remarketing of the senior notes occurs, on or after August 16, 2006:

•	interest or principal strips of U.S. Treasury securities that mature on or prior to May 15, 2008 (or, if the maturity date of the senior notes is extended to a later date, on or prior to such later maturity date) in an aggregate amount equal to the principal amount of senior notes outstanding, and

•	with respect to each scheduled interest payment date on the senior notes that occurs after the tax event redemption and on or before May 16, 2008 (or, if the maturity date of the senior notes is extended to a later date, on or before such later maturity date), interest or principal strips of U.S. Treasury securities which mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the senior notes outstanding on that date.

          Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of senior notes to be redeemed at its registered address. Unless

AmerUs defaults in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the senior notes. In the event any senior notes are called for tax event redemption, neither AmerUs nor the trustee will be required to register the transfer of or exchange the senior notes to be redeemed.

Book-Entry and Settlement

          Senior notes which are released from the pledge following substitution or settlement of the applicable portion of the purchase contracts will be issued in the form of one or more global certificates, which are referred to as global securities, registered in the name of the depositary or its nominee. See “Description of the Purchase Contracts — Book-Entry System” for a description of the depositary. Except under the limited circumstances described below or except upon recreation of Income PRIDES, senior notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, senior notes in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

          The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

          Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of senior notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing senior notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

          In the event that

•	the depositary notifies AmerUs that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice; or

•	the depositary at any time ceases to be a clearing agency registered under the Securities Exchange Act at which time the depositary is required to be so registered to act as the depositary and no successor depositary has been appointed within 90 days after AmerUs learns that the depositary has ceased to be so registered; or

•	AmerUs determines in its sole discretion that it will no longer have debt securities represented by global securities or permit any the global security certificates to be exchangeable certificates for the senior notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for senior note certificates registered in the names directed by the depositary. AmerUs expects that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

          See “Description of the Purchase Contracts — Book-Entry System” for a description of the depositary’s procedures.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

          The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the PRIDES, senior notes and AmerUs Group Co. common stock acquired under a purchase contract. Unless otherwise stated, this summary deals only with PRIDES, senior notes and AmerUs Group Co. common stock held as capital assets (generally, assets held for investment) by holders that are U.S. persons (defined below) that purchase PRIDES upon original issuance. The tax treatment of a holder may vary depending on the holder’s particular situation. This summary does not address all of the tax consequences that may be relevant to holders that may be subject to special tax treatment such as, for example, insurance companies, broker dealers, tax-exempt organizations, foreign taxpayers, regulated investment companies, persons holding PRIDES, senior notes, or shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment and persons whose functional currency is not the U.S. dollar. In addition, this summary does not address any aspects of state, local, or foreign tax laws. This summary is based on the United States federal income tax laws, regulations, rulings and decisions in effect as of the date hereof, which are subject to change or differing interpretations, possibly on a retroactive basis. Holders should consult their own tax advisors as to the particular tax consequences to them of purchasing, owning, and disposing of the PRIDES or senior notes or our common stock, including the application and effect of united states federal, state, local and foreign tax laws.

          No statutory, administrative or judicial authority directly addresses the treatment of PRIDES or instruments similar to PRIDES for United States federal income tax purposes. As a result, no assurance can be given that the IRS will agree with the tax consequences described herein.

          For purposes of this summary, the term “U.S. person” means (1) an individual who is a citizen or resident of the United States, (2) a corporation or partnership created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

PRIDES

          Allocation of Purchase Price. A holder’s acquisition of a PRIDES will be treated as an acquisition of a unit consisting of two components — the senior note and the purchase contract. The purchase price of each PRIDES will be allocated between the components in proportion to their respective fair market values at the time of purchase. The allocation will establish a holder’s initial tax basis in the senior note and the purchase contract. We will report the fair market value of each senior note as $25 and the fair market value of each purchase contract as $0. This position will be binding upon holders (but not on the IRS) unless holders explicitly disclose a contrary position on a statement attached to their timely filed United States federal income tax returns for the taxable year in which a PRIDES is acquired. Thus, absent such disclosure, holders should allocate the purchase price for a PRIDES in accordance with the foregoing. The remainder of this discussion assumes that this allocation of purchase price will be respected for United States federal income tax purposes.

          Ownership of senior notes or Treasury Securities. Holders will be treated as owning the senior notes or Treasury securities constituting a part of the Income PRIDES or Growth PRIDES, respectively, for United States federal income tax purposes. We and, by virtue of their acquisition of PRIDES, holders agree to treat the senior notes or Treasury securities constituting a part of the PRIDES as owned by holders for United States federal income tax purposes, and the remainder of this summary assumes such treatment. The United States federal income tax consequences of owning the senior notes or Treasury securities are discussed below (see — “Senior Notes,” — “Treasury Securities” and — “Remarketing and Tax Event Redemption of Senior Notes”).

          Sales, Exchanges or Other Taxable Dispositions of PRIDES. If holders sell, exchange or otherwise dispose of PRIDES in a taxable disposition (collectively, a “disposition”), they will be treated as having sold, exchanged or disposed of each of the purchase contract and the senior note, the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, that constitute such PRIDES, and the proceeds realized on such disposition will be allocated between the purchase contract and the senior note, the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, in proportion to their respective fair market values. As a result, as to each of the purchase contract and the senior note, the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, holders generally will recognize gain or loss equal to the difference between the portion of the proceeds received by holders that is allocable to the purchase contract and the senior note, the applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be, and their adjusted tax basis in the purchase contract and the senior note, the applicable ownership interest in the Treasury portfolio or the Treasury securities, as the case may be, except to the extent holders are treated as receiving an amount with respect to accrued contract adjustment payments or deferred contract adjustment payments, which amount may be treated as ordinary income to the extent not previously included in income. In the case of the purchase contract, the applicable ownership interest in the Treasury portfolio and Treasury securities, such gain or loss will generally be capital gain or loss, and such gain or loss generally will be long-term capital gain or loss if holders held the PRIDES for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. The rules governing the determination of the character of gain or loss on the disposition of the senior notes are summarized under — “Senior Notes — Sales, Exchanges or Other Taxable Dispositions of Senior Notes.”

          If the disposition of a PRIDES occurs when the purchase contract has a negative value, holders should be considered to have received additional consideration for the senior note, the applicable ownership interest in the Treasury portfolio or Treasury securities, as the case may be, in an amount equal to such negative value and to have paid such amount to be released from their obligations under the related purchase contract. Because, as discussed below, any gain on the disposition of a senior note prior to the date that the interest rate on the senior notes is reset or, if there is no such reset, August 16, 2006, generally will be treated as ordinary interest income for United States federal income tax purposes, the ability to offset such interest income with a loss on the purchase contract may be limited. Holders should consult their tax advisors regarding a disposition of a PRIDES at a time when the purchase contract has a negative value.

          In determining gain or loss, contract adjustment payments or deferred contract adjustment payments that have been received by holders, but have not previously been included in their income, should either reduce their adjusted tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. Any contract adjustment payments or deferred contract adjustment payments previously included in the holders’ income, but not received by the holders, should increase their adjusted tax basis in the purchase contract (see — “Purchase Contracts — Contract Adjustment Payments and Deferred Contract Adjustment Payments” below).

Senior Notes

          The discussion in this section will apply to holders if they hold senior notes or Income PRIDES that include senior notes.

          Classification of the Senior Notes. In connection with the issuance of the senior notes, Skadden, Arps, Slate, Meagher & Flom LLP, our special counsel, will deliver an opinion that, under current law, and based on certain representations, facts and assumptions set forth in such opinion, the senior notes will be classified as indebtedness for United States federal income tax purposes. We, and, by virtue of their acquisition of Income PRIDES, holders, agree to treat the senior notes as indebtedness of AmerUs Group Co. for United States federal income tax purposes.

          Original Issue Discount. Because of the manner in which the interest rate on the senior notes is reset, the senior notes should be classified as contingent payment debt instruments subject to the “noncontingent bond method” for accruing original issue discount, or OID, as set forth in the applicable Treasury Regulations. We intend to treat the senior notes in that manner, and the remainder of this discussion assumes that the senior notes will be so treated for United States federal income tax purposes. As discussed more fully below, the effects of applying such method will be (1) to require holders, regardless of their usual method of tax accounting, to use an accrual method with respect to the interest income on senior notes, (2) for all accrual periods through the reset date, and possibly for accrual periods thereafter, with respect to the senior notes, to require holders to accrue interest income in excess of interest payments actually received and (3) generally to result in ordinary, rather than capital, treatment of any gain or loss on the sale, exchange or other disposition of the senior notes. See — “Sales, Exchanges or Other Taxable Dispositions of Senior Notes.”

          Holders will be required to accrue OID on the senior notes on a constant yield to maturity basis based on the “comparable yield” of the senior notes. The comparable yield of the senior notes will generally be the rate at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the senior notes (which rate will exceed the current interest payments on the senior notes) and will be based on the assumption that the senior notes mature on the initial maturity date. We have determined that, for the senior notes, per $25 of principal amount, the comparable yield is           % and the projected payments are $                    on August 16, 2003, and $                    for each subsequent quarter ending on or prior to the reset date and $          for each semi-annual period ending after the reset date. We have also determined that the projected payment for the senior notes, per $25 of principal amount, at the initial maturity date is $                    (which includes the stated principal amount of the senior notes as well as the final projected interest payment). The amount of OID on a senior note for each accrual period is determined by multiplying the comparable yield of the senior note (adjusted for the length of the accrual period) by the senior note’s adjusted issue price at the beginning of the accrual period. Based on the allocation of the purchase price of each unit described above, the adjusted issue price of each senior note, per $25 of principal amount, at the beginning of the first accrual period will be $25, and the adjusted issue price of each senior note at the beginning of each subsequent accrual period will be equal to $25, increased by any OID previously accrued by holders on such senior note and decreased by the amount of projected payments on such senior note through such date. The amount of OID so determined will then be allocated on a ratable basis to each day in the accrual period that holders hold the senior note.

          If after the date on which the interest rate on the senior notes is reset, we extend the maturity date of the senior notes or the remaining amounts of principal and interest payable on the senior notes otherwise differ from the payments set forth on the applicable projected payment schedule, negative or positive adjustments reflecting the difference between the present value of such remaining payments versus the present value of the projected payments should generally be taken into account by holders as adjustments to interest income in a reasonable manner over the period to which they relate. We expect to account for any such difference as an adjustment to the comparable yield for the remaining term of the senior notes. Such adjustment could result in additional differences between the timing of income accrual and receipt of cash payments by holders. Holders are generally bound by the comparable yield and projected payment schedule for the senior notes provided by us unless either is unreasonable. If holders decide to use their own comparable yield and projected payment schedule, holders must explicitly disclose this fact and the reason that they have used their own comparable yield and projected payment schedule. In general, this disclosure must be made on a statement attached to holders’ timely filed United States federal income tax return for the taxable year that includes the date of their acquisition of the senior notes.

          The foregoing comparable yield and projected payment schedules are supplied by us solely for computing income under the noncontingent bond method for United States federal income tax purposes and do not constitute projections or representations as to the amounts that holders will actually receive as a result of owning senior notes or Income PRIDES.

          Adjustment to Tax Basis in Senior Notes. A holder’s tax basis in a senior note will be increased by the amount of OID included in income with respect to the senior note and decreased by the amount of projected payments with respect to the senior note through the computation date.

          Sales, Exchanges or Other Taxable Dispositions of Senior Notes. Holders will recognize gain or loss on a disposition of senior notes (including a redemption for cash or the remarketing thereof) in an amount equal to the difference between the amount realized by holders on the disposition of the senior notes and their adjusted tax basis in such senior notes. Selling expenses incurred by holders, including the remarketing fee, will reduce the amount of gain or increase the amount of loss recognized by holders upon a disposition of senior notes. Gain recognized on the disposition of a senior note prior to the date that the interest rate on the senior notes is reset or, if there is no such reset, August 16, 2006, will be treated as ordinary interest income. Loss recognized on the disposition of a senior note prior to such date will be treated as ordinary loss to the extent of holders’ prior inclusions of OID on the senior note. Any loss in excess of such amount will be treated as a capital loss. In general, gain recognized on the disposition of a senior note on or after the date that the interest rate on the senior notes is reset or, if there is no such reset, August 16, 2006, will be ordinary interest income to the extent attributable to the excess, if any, of the present value of the total remaining principal and interest payments due on the senior note over the present value of the total remaining payments set forth on the projected payment schedule for the senior note to the extent such excess has not previously been included in income. Any gain recognized in excess of such amount and any loss recognized on such a disposition will generally be treated as a capital gain or loss. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Treasury Securities

          The discussion in this section will apply to holders who hold Growth PRIDES or Treasury securities.

          Original Issue Discount. If holders hold Growth PRIDES, they will be required to treat their ownership interest in the Treasury securities included in a Growth PRIDES as an interest in a bond that was originally issued on the date they acquired the Treasury securities. Any such Treasury securities that are owned or treated as owned by holders will have OID equal to the excess of the amount payable at maturity of such Treasury securities over the purchase price thereof. Holders will be required to include such OID in income on a constant yield to maturity basis over the period between the purchase date of the Treasury securities and the maturity date of the Treasury securities, regardless of their regular method of tax accounting and in advance of the receipt of cash attributable to such OID. A holder’s adjusted tax basis in the Treasury securities will be increased by the amounts of such OID included in such holder’s gross income.

          Sales, Exchanges or Other Taxable Dispositions of Treasury Securities. As discussed below, in the event that holders obtain the release of Treasury securities by delivering senior notes to the collateral agent, holders generally will not recognize gain or loss upon such substitution. Holders will recognize gain or loss on a subsequent disposition of the Treasury securities in an amount equal to the difference between the amount realized by holders on such disposition and their adjusted tax basis in the Treasury securities. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if holders held such Treasury securities for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Purchase Contracts

          Contract Adjustment Payments and Deferred Contract Adjustment Payments. There is no direct authority addressing the treatment, under current law, of the contract adjustment payments or deferred contract adjustment payments, and such treatment is, therefore, unclear. Contract adjustment payments and deferred contract adjustment payments may constitute taxable ordinary income to holders when received or accrued, in accordance with their regular method of tax accounting. To the extent we are required to file information returns with respect to contract adjustment payments or deferred contract adjustment payments, we intend to report such payments as taxable ordinary income to holders. Holders should consult their tax advisors concerning the treatment of contract adjustment payments and deferred contract adjustment payments, including the possibility that any contract adjustment payment or deferred contract adjustment payment may be treated as a loan, purchase price adjustment, rebate or payment analogous to an option premium, rather than being includible in income on a current basis.

          The treatment of contract adjustment payments and deferred contract adjustment payments could affect a holder’s adjusted tax basis in a purchase contract or our common stock received under a purchase contract or the amount realized by a holder upon the sale or disposition of a PRIDES or the termination of a purchase contract. In particular, any contract adjustment payments or deferred contract adjustment payments (i) that have been included in holders’ income, but that have not been paid to them, should increase their adjusted tax basis in the purchase contract and (ii) that have been paid to holders, but that have not been included in their income, should either reduce their adjusted tax basis in the purchase contract or result in an increase in the amount realized on the disposition of the purchase contract. See — “Acquisition of our Common Stock Under a Purchase Contract,” — “PRIDES — Sales, Exchanges or Other Taxable Dispositions of PRIDES” and — “Termination of Purchase Contract.”

          Acquisition of our Common Stock Under a Purchase Contract. Holders generally will not recognize gain or loss on the purchase of our common stock under a purchase contract, except with respect to any cash paid to holders in lieu of a fractional share of our common stock. Holders’ aggregate initial tax basis in our common stock received under a purchase contract should generally equal the purchase price paid for such common stock, plus the properly allocable portion of their adjusted tax basis (if any) in the purchase contract, less the portion of such purchase price and adjusted tax basis allocable to the fractional share. The holding period for our common stock received under a purchase contract will commence on the day following the acquisition of such common stock.

          Ownership of Our Common Stock Acquired Under the Purchase Contract. Any distribution on our common stock paid by us out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) will constitute a dividend and will be includible in income by holders when received. Any such dividend will be eligible for the dividends received deduction if the holder is an otherwise qualifying corporate holder that meets the holding period and other requirements for the dividends received deduction.

          Upon a disposition of our common stock, holders generally will recognize capital gain or loss equal to the difference between the amount realized and their adjusted tax basis in the our common stock. Such capital gain or loss generally will be long-term capital gain or loss if they held such common stock for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

          Early Settlement of Purchase Contract. Holders will not recognize gain or loss on the receipt of their proportionate share of senior notes or Treasury securities or the applicable ownership interest in the appropriate Treasury portfolio upon early settlement of a purchase contract, and holders will have the same adjusted tax basis in such senior notes, Treasury securities or Treasury portfolio as before such early settlement.

          Termination of Purchase Contract. If a purchase contract terminates, holders will recognize gain or loss equal to the difference between the amount realized (if any) upon such termination and their adjusted tax basis (if any) in the purchase contract at the time of such termination. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if holders held such purchase contract for more than one year immediately prior to such termination. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. A holder will not recognize gain or loss on the receipt of such holder’s proportionate share of the senior notes or Treasury securities or applicable ownership interest in the appropriate Treasury portfolio upon termination of the purchase contract and will have the same adjusted tax basis in such senior notes, Treasury securities or applicable ownership interest in the Treasury portfolio as before such distribution.

          Adjustment to Settlement Rate. A holder may be treated as receiving a constructive dividend distribution from us if (1) the settlement rate is adjusted and as a result of such adjustment the proportionate interest of holders of PRIDES in our assets or earnings and profits is increased and (2) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made pursuant to such a formula if the adjustment were made to compensate a holder for certain taxable distributions with respect to our common stock. Thus, under certain circumstances, an increase in the settlement rate might give rise to a taxable dividend to holders even though holders would not receive any cash related thereto.

Substitution of Treasury Securities to Create Or Recreate Growth PRIDES

          Holders of Income PRIDES who deliver Treasury securities to the collateral agent in substitution for senior notes or the applicable ownership interest in a Treasury portfolio will not recognize gain or loss upon their delivery of such Treasury securities or their receipt of the senior notes or the applicable ownership interest in a Treasury portfolio. Holders will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by holders with respect to such Treasury securities and senior notes or the applicable ownership interest in a Treasury portfolio, and their adjusted tax bases in the Treasury securities, the senior notes or the applicable ownership interest in a Treasury portfolio and the purchase contract will not be affected by such delivery and release.

Substitution of Senior Notes to Recreate Income PRIDES

          Holders of Growth PRIDES who deliver senior notes or the applicable ownership interest in a Treasury portfolio to the collateral agent in substitution for Treasury securities will not recognize gain or loss upon their delivery of such senior notes or the applicable ownership interest in a Treasury portfolio or their receipt of the Treasury securities. Holders will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by holders with respect to such Treasury securities and senior notes or the applicable ownership interest in a Treasury portfolio, and their adjusted tax bases in the Treasury securities, the senior notes or the applicable ownership interest in a Treasury portfolio and the purchase contract will not be affected by such delivery and release.

Remarketing and Tax Event Redemption of Senior Notes

          A remarketing or a tax event redemption will be a taxable event for holders of senior notes, which will be subject to tax in the manner described under — “Senior Notes — Sales, Exchanges or Other Taxable Dispositions of Senior Notes.”

          Ownership of Treasury Portfolio. In the event of a remarketing of the senior notes on the third business day preceding the reset date, or a tax event redemption prior to August 16, 2006, we and, by virtue of their acquisition of Income PRIDES, holders agree to treat the applicable ownership interest in the Treasury portfolio constituting a part of their Income PRIDES as owned by holders for United States federal income tax purposes. In such a case, holders will be required to include in income any amount earned on such pro rata portion of the Treasury portfolio for United States federal income tax purposes. The remainder of this summary assumes that holders of Income PRIDES will be treated as the owners of the applicable ownership interest in the Treasury portfolio constituting a part of such Income PRIDES for United States federal income tax purposes.

          Interest Income and Original Issue Discount. The Treasury portfolio will consist of stripped U.S. Treasury securities. Following a remarketing of the senior notes on the third business day preceding the reset date, or a tax event redemption prior to August 16, 2006, holders will be required to treat their pro rata portion of each U.S. Treasury security in the Treasury portfolio as a bond that was originally issued on the date the collateral agent acquired the relevant U.S. Treasury securities and that has OID equal to their pro rata portion of the excess of the amounts payable on such U.S. Treasury securities over the value of the U.S. Treasury securities at the time the collateral agent acquires them on behalf of holders of Income PRIDES. Holders will be required to include such OID (other than OID on short-term U.S. Treasury securities as defined below) in income for United States federal income tax purposes as it accrues on a constant yield to maturity basis, regardless of their regular method of tax accounting. The portion of each scheduled interest payment to holders in respect of the Treasury portfolio that exceeds the amount of such OID will be treated as a return of their investment in the Treasury portfolio and will not be considered current income for United States federal income tax purposes.

          In the case of any U.S. Treasury security with a maturity of one year or less from the date of its issue (a “short-term U.S. Treasury Security”), holders will generally be required to include OID in income as it accrues only if they are accrual basis taxpayers. If holders are accrual basis taxpayers, they will generally accrue such OID on a straight-line basis, unless they make an election to accrue such OID on a constant yield to maturity basis.

          Tax Basis of the Applicable Ownership Interest in a Treasury Portfolio. The initial tax basis of holders in their applicable ownership interest in a Treasury portfolio will equal their pro rata portion of the amount paid by the collateral agent for the Treasury portfolio. A holder’s adjusted tax basis in the applicable ownership interest in a Treasury portfolio will be increased by the amount of OID included in income with respect thereto and decreased by the amount of cash received in respect of that Treasury portfolio.

          Sales, Exchanges or Other Dispositions of the Applicable Ownership Interest in a Treasury Portfolio. Holders that obtain the release of the applicable ownership interest in a Treasury portfolio and subsequently dispose of such interest will recognize gain or loss on such disposition in an amount equal to the difference between the amount realized upon such disposition and such holders’ adjusted tax basis in the applicable ownership interest in that Treasury portfolio. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if holders held such applicable interest in the Treasury portfolio for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding Tax And Information Reporting

          Unless holders are exempt recipients, such as corporations, interest, OID, contract adjustment payments or deferred contract adjustment payments, and dividends received on, and proceeds received from the sale of, PRIDES, senior notes, purchase contracts, Treasury securities, the applicable ownership interests in a Treasury portfolio, or our common stock, as the case may be, may be subject to information reporting and may also be subject to United States federal backup withholding tax if holders fail to supply accurate taxpayer identification numbers or otherwise fail to comply with applicable United States information reporting or certification requirements. The backup withholding rate for 2003 is 30%; for 2004 and 2005 is 29%; and for 2006 and thereafter is 28%. Any amounts withheld under the backup withholding rules will be allowed as a credit against holders’ United States federal income tax liability provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

          The following is a summary of certain considerations associated with the acquisition, holding and disposition of units (and the securities underlying units) by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “similar laws”), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “plan”).

          This summary is based on the provisions of ERISA and the Code (and the related regulations and administrative and judicial interpretations) as of the date of this prospectus supplement. This summary does not purport to be complete, and future legislation, court decisions, administrative regulations, rulings or administrative pronouncements could significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release.

General Fiduciary Matters

          ERISA and the Code impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA or Section 4975 of the Code and prohibit certain transactions involving the assets of a plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a plan or the management or disposition of the assets of such a plan, or who renders investment advice for a fee or other compensation to such a plan, is generally considered to be a fiduciary of the plan. Plans may purchase units (and the securities underlying units) subject to the investing fiduciary’s determination that the investment satisfies ERISA’s fiduciary standards and other requirements under ERISA, the Code or similar laws applicable to investments by the plan.

          In considering an investment in units using a portion of the assets of any plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary’s duties to the plan including, without limitation, the prudence, diversification, liquidity, exclusive benefit, delegation and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

          Any insurance company proposing to invest assets of its general account in the securities should consider the extent that such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank, 114 S.Ct. 517 (1993), which in certain circumstances treats those general account assets as assets of a plan for purposes of the fiduciary responsibility provisions of ERISA and the prohibited transaction rules of ERISA and the Code. In addition, such potential investor should consider the effect of any subsequent legislation or other guidance that has or may become available relating to that decision, including Section 401(c) of ERISA and the regulations promulgated thereunder.

Prohibited Transaction Issues

          Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to Title I of ERISA or Section 4975 of the Code from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of Section 4975 of the Code, unless an exemption is available. These prohibited transactions include the direct or indirect (i) sale or exchange of any property or (ii) extension of credit between a plan and a party in interest or disqualified person. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

          We may be a party in interest or disqualified person to many plans. Accordingly, if a plan with respect to which we are a party in interest or disqualified person were to purchase units, the acquisition of the units (and, indirectly, the underlying securities) and, to the extent that the units constitute an extension of credit, the holding of the units (and, indirectly, the underlying securities) may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless an exemption is available. In addition, if a subsequent seller were a party in interest or disqualified person with respect to any plan, an acquisition by the plan involving such seller may constitute or result in a direct or indirect prohibited transaction under Section 406 or ERISA or Section 4975 of the Code, unless an exemption is available. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to these transactions. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investments funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. Each of these PTCEs contains conditions and limitations on its application. Fiduciaries of plans that consider purchasing units and the underlying securities in reliance on any of these or any other PTCEs should carefully review the PTCEs to assure that one or more of such PTCEs is applicable.

          By its purchase of the units and the underlying securities, each holder, and the fiduciary of any plan that is a holder, will be deemed to have represented and warranted on each day from and including the date of its purchase of the units and the underlying securities through and including the date of satisfaction of its obligation under the purchase contract and the disposition of any such unit and any underlying security either (i) that it is not a plan or (ii) that the acquisition and holding of any unit (and any underlying security) by such holder does not and will not constitute a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws because an exemption (which, in the case of a plan subject to ERISA or the Code, shall be a PTCE) is available with respect to such transactions and the conditions of such exemption have been satisfied.

          In addition, each plan that is a holder and the fiduciary of such plan will be deemed to have represented and warranted to AmerUs and the remarketing agent that such participation in the remarketing program will not constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws for which an exemption is not available.

          The foregoing discussion is general in nature and is not intended to be all-inclusive. Each plan should consult its own ERISA and tax advisors and/or counsel regarding the consequences of an investment in the units and the underlying securities.

          The sale of units and the underlying securities shall not be deemed a representation by AmerUs that the investment meets all relevant legal requirements with respect to plans generally or any particular plan or that such an investment is appropriate for plans generally or any particular plan.

UNDERWRITING

          We are selling the Income PRIDES to the underwriters named in the table below pursuant to an underwriting agreement dated on or about the date of this prospectus supplement. Subject to certain conditions, we have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the number of Income PRIDES set forth opposite that underwriter’s name in the table below:

Number of
Income PRIDES
Underwriters

Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Goldman, Sachs & Co.

Total

          Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the Income PRIDES if they buy any of them. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the Income PRIDES to the public when and if the underwriters buy the Income PRIDES from us.

          We estimate that our expenses in connection with the offer and sale of the Income PRIDES, not including the underwriting discount, will be $                    .

          We have agreed to indemnify the underwriters against, or contribute to payments the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

Commissions And Discounts

          The Income PRIDES sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any Income PRIDES sold by the underwriters to securities dealers may be sold at a discount from the public offering prices of up to $           per Income PRIDES. Any such securities dealers may resell any Income PRIDES purchased from the underwriters to certain other brokers or dealers at a discount from the public offering price of up to $           per Income PRIDES. If all of the Income PRIDES are not sold at the initial public offering price, the underwriters may change the offering price and other selling terms.

          The following table shows the per unit and total public offering price, underwriting discount to be paid by us to the underwriters and proceeds before expenses to AmerUs Group Co. The information is presented assuming either no exercise or full exercise by the underwriters of the overallotment option.

Per Income
	PRIDES	Without Option	With Option

Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to AmerUs Group Co.	$	$	$

Overallotment

          We have granted an option to the underwriters to purchase up to an additional            Income PRIDES at the public offering price less the underwriting discount. The underwriters may exercise this option at any time within 30 days from the date of this prospectus supplement, with certain limitations, solely to cover any overallotments. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase approximately the same percentage of additional Income PRIDES as the number set forth next to the underwriter’s name in the preceding table bears to the total number of Income PRIDES set forth next to the names of all underwriters in the preceding table.

No Sale Of Similar Securities

          We, our directors and our executive officers have agreed, for a period of 90 days after the date of this prospectus supplement, to not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated (Merrill Lynch), directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, or enter into any agreement to sell, any Income PRIDES, purchase contracts or our common stock, or any of our securities similar to the Income PRIDES, purchase contracts or our common stock or any security convertible into or exchangeable or exercisable for Income PRIDES, purchase contracts or our common stock. This agreement does not apply to shares of our common stock or options for shares of our common stock issued pursuant to or sold in connection with any of our and our subsidiaries’ employee benefit, dividend reinvestment, stock option and stock purchase plans, Income PRIDES, Growth PRIDES or other similar securities issued upon substitution of pledged securities that are components of Income PRIDES, Growth PRIDES or other similar securities, shares of common stock issuable upon settlement of Income PRIDES, Growth PRIDES or other similar securities, or any sale or remarketing of our common stock or mandatorily convertible preference stock required pursuant to contractual arrangements existing at the date of this prospectus supplement.

New York Stock Exchange Listing

          We have applied to list the Income PRIDES on the NYSE under the symbol “                              ,” subject to official notice of issuance. We do not intend to apply for any separate listing of the senior notes or any Growth PRIDES. We have been advised by the underwriters that they intend to make a market in the Income PRIDES. The underwriters are not obligated to do so and may discontinue their market making at any time without notice. There can be no assurance that an active trading market will develop for the Income PRIDES or that the Income PRIDES will trade at or above the initial public offering price in the public market subsequent to the offering.

Price stabilization and short positions

          Until the distribution of the Income PRIDES offered hereby is completed, SEC rules may limit the underwriters and selling group members from bidding for or purchasing the Income PRIDES or shares of our common stock. However, the underwriters may engage in transactions that stabilize the price of the Income PRIDES or our common stock, such as bids or purchases that peg, fix or maintain the price of the Income PRIDES or our common stock.

          In connection with this offering, the underwriters may make short sales of the Income PRIDES. Short sales involve the sale by the underwriters, at the time of the offering, of a greater number of Income PRIDES than they are required to purchase in this offering. Covered short sales are sales made in an amount not greater than the overallotment option. The underwriters may close out any covered short position by either exercising the overallotment option or purchasing Income PRIDES in the open market. In determining the source of Income PRIDES to close out the covered short position, the underwriters will consider, among other things, the price of Income PRIDES available for purchase in the open market as compared to the price at which they may purchase the Income PRIDES through the overallotment option. Naked short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing Income PRIDES in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Income PRIDES or our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Similar to other purchase transactions, purchases by the underwriters to cover syndicate short positions may have the effect of raising or maintaining the market price of the Income PRIDES and our common stock or preventing or retarding a decline in the market price of the Income PRIDES and our common stock. As a result, the prices of the Income PRIDES and our common stock may be higher than they would otherwise be in the absence of these transactions.

          Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Income PRIDES or our common stock. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic prospectus

          A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters participating in this offering. The underwriters may agree to allocate a number of Income PRIDES to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Merrill Lynch will be facilitating distribution for this offering to certain of its internet subscription customers. Merrill Lynch intends to allocate a limited number of Income PRIDES for sale to its online brokerage customers. An electronic preliminary prospectus supplement is available on the internet website maintained by Merrill Lynch. Other than the preliminary prospectus supplement in electronic format, the information on the Merrill Lynch website is not intended to be part of this prospectus supplement.

Other relationships

          Certain of the underwriters and their affiliates engage in transactions with, and perform services for, us, our subsidiaries and our affiliates in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with us, our subsidiaries and our affiliates.

Miscellaneous

          This prospectus supplement, as amended or supplemented, may be used by the remarketing agent for remarketing the senior notes at such time as is necessary or upon early settlement or cash settlement of the purchase contracts.

LEGAL MATTERS

          Certain legal matters in connection with the offering of the PRIDES will be passed upon for AmerUs by Joseph K. Haggerty, Esq., Senior Vice President and General Counsel of AmerUs, and by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, counsel to AmerUs. Certain legal matters will be passed on for the underwriters by Mayer, Brown, Rowe & Maw, Chicago, Illinois and New York, New York. Mr. Haggerty beneficially owns 31,362 shares of our common stock and options to purchase 43,500 shares of our common stock.

EXPERTS

          Our consolidated financial statements at December 31, 2002 and for each of the two years in the period then ended, included in AmerUs Group Co.’s Annual Report on Form 10-K and incorporated by reference in this prospectus supplement have been audited by Ernst & Young LLP, independent auditors, and at December 31, 2000 and for the year then ended, by KPMG LLP, independent auditors, as set forth in their respective reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and special reports, proxy statements and other information with the SEC under the United States Securities Exchange Act of 1934, or the Exchange Act. You may read and copy this information at the following location of the SEC:

Public Reference Room

450 Fifth Street, N.W.
Room 1024
Washington, DC 20549

          You may also obtain copies of this information at prescribed rates by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

          The SEC also maintains a web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

          You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

          We incorporate by reference information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Any information contained in this prospectus or any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified, superseded or updated to the extent that information contained in this prospectus or any subsequently filed document incorporated or deemed to be incorporated by reference in this prospectus modifies, supersedes or updates such earlier information. Any information so modified, superseded or updated will not be deemed, except as so modified, superseded or updated, to constitute a part of this prospectus. We incorporate by reference the documents listed below and all future documents that we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than current reports furnished under item 9 and item 12 of Form 8-K).

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003;

•	Current Reports filed on Form 8-K on March 14, 2003, May 8, 2003 and May 15, 2003; and

•	Proxy Statement for the Annual Meeting of Shareholders to be held on May 8, 2003.

          You may request a copy of any filings referred to above, at no cost, by contacting us at the following address or telephone number: James A. Smallenberger, Senior Vice President and Secretary, AmerUs Group Co., 699 Walnut Street, Des Moines, Iowa 50309-3948, telephone number (515) 362-3600.

$750,000,000

AMERUS GROUP CO.
DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK,
PURCHASE CONTRACTS, UNITS AND WARRANTS

AMERUS CAPITAL II

AMERUS CAPITAL III
CAPITAL SECURITIES
FULLY AND UNCONDITIONALLY GUARANTEED BY
AMERUS GROUP CO.,
AS SET FORTH HEREIN

      AmerUs Group Co., AmerUs Capital II and AmerUs Capital III will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

      THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

      AmerUs Group Co., AmerUs Capital II and AmerUs Capital III may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

      AmerUs Group Co.’s common stock is listed on the New York Stock Exchange under the trading symbol “AMH”.

      None of the Securities and Exchange Commission, any state securities commission, the Iowa Commissioner of Insurance or any other regulatory body has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is November 19, 2001.

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE IOWA COMMISSIONER OF INSURANCE NOR HAS THE IOWA COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

      IOWA LAW REQUIRES THAT WE AT ALL TIMES OWN DIRECTLY, OR INDIRECTLY THROUGH ONE OR MORE INTERMEDIATE HOLDING COMPANY SUBSIDIARIES, SHARES OF CAPITAL STOCK OF AMERUS LIFE INSURANCE COMPANY (“AMERUS LIFE”) WHICH CARRY THE RIGHT TO CAST A MAJORITY OF THE VOTES ENTITLED TO BE CAST BY ALL OF THE OUTSTANDING SHARES OF AMERUS LIFE’S CAPITAL STOCK. ANY ATTEMPT TO EFFECT ANY TRANSACTION PURSUANT TO WHICH WE WOULD NO LONGER HAVE SUCH VOTING MAJORITY WOULD BE NULL AND VOID AND INEFFECTUAL TO TRANSFER SUCH VOTING RIGHTS.

      THE IOWA INSURANCE HOLDING COMPANY SYSTEMS STATUTE APPLICABLE TO THE COMPANY PROVIDES THAT NO PERSON MAY SEEK TO ACQUIRE CONTROL OF THE COMPANY, AND THUS INDIRECT CONTROL OF AMERUS LIFE, WITHOUT THE PRIOR APPROVAL OF THE IOWA COMMISSIONER OF INSURANCE. GENERALLY, ANY PERSON WHO DIRECTLY OR INDIRECTLY OWNS, CONTROLS, HOLDS WITH POWER TO VOTE OR HOLDS PROXIES REPRESENTING 10% OR MORE OF THE COMPANY’S VOTING SECURITIES (CONSISTING OF THE COMBINED OUTSTANDING SHARES OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK) WOULD BE PRESUMED TO HAVE ACQUIRED SUCH CONTROL, UNLESS SUCH PRESUMPTION IS REBUTTED BY A SHOWING THAT SUCH CONTROL DOES NOT EXIST IN FACT.

      FOR NORTH CAROLINA INVESTORS: THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED THIS OFFERING NOR HAS SUCH COMMISSIONER RULED UPON THE ACCURACY OR THE ADEQUACY OF THE PROSPECTUS.

      THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 PROVIDES A SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS. A NUMBER OF MATTERS AND SUBJECT AREAS DISCUSSED IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE AND IN THE SECTIONS OF THIS PROSPECTUS ENTITLED “REORGANIZATION AND RECENT ACQUISITIONS,” “MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION” AND “BUSINESS” AND ELSEWHERE IN THIS PROSPECTUS AND THE APPLICABLE PROSPECTUS SUPPLEMENT ARE NOT LIMITED TO HISTORICAL OR CURRENT FACTS AND DEAL WITH POTENTIAL FUTURE CIRCUMSTANCES AND DEVELOPMENTS. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED OR PROJECTED IN SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHERS, THE FOLLOWING POSSIBILITIES: (I) HEIGHTENED COMPETITION, INCLUDING THE ENTRY OF NEW COMPETITORS AND THE DEVELOPMENT OF NEW PRODUCTS BY COMPETITORS; (II) ADVERSE STATE AND FEDERAL LEGISLATION AND REGULATION, INCLUDING INCREASES IN MINIMUM CAPITAL AND RESERVES, AND OTHER FINANCIAL VIABILITY REQUIREMENTS AND ADDITIONAL REGULATIONS OF MUTUAL INSURANCE HOLDING COMPANIES; (III) FAILURE TO MAINTAIN EFFECTIVE DISTRIBUTION CHANNELS IN ORDER TO OBTAIN NEW CUSTOMERS OR FAILURE TO RETAIN EXISTING CUSTOMERS; (IV) INABILITY TO CARRY OUT MARKETING AND SALES PLANS, INCLUDING, AMONG OTHERS, CHANGES TO CERTAIN PRODUCTS AND ACCEPTANCE OF THE REVISED PRODUCTS IN THE MARKET; (V) LOSS OF KEY EXECUTIVES; (VI) CHANGES IN INTEREST RATES CAUSING A REDUCTION OF INVESTMENT INCOME OR A REDUCTION IN DEMAND FOR CERTAIN OF THE COMPANY’S PRODUCTS; (VII) GENERAL ECONOMIC AND BUSINESS CONDITIONS WHICH ARE LESS FAVORABLE THAN EXPECTED;

(VIII) UNANTICIPATED CHANGES IN INDUSTRY TRENDS; (IX) INACCURACIES IN ASSUMPTIONS REGARDING FUTURE PERSISTENCY, MORTALITY AND INTEREST RATES USED IN CALCULATING RESERVE AMOUNTS; (X) ADVERSE CHANGES IN RATINGS ASSIGNED BY RATING AGENCIES; (XI) CHANGES IN TAX LAWS WHICH NEGATIVELY AFFECT DEMAND FOR THE COMPANY’S PRODUCTS OR THE APPLICABILITY OF CERTAIN TAXES TO THE COMPANY (INCLUDING 1998 TAX PROPOSALS OF THE CLINTON ADMINISTRATION RELATING TO ANNUITIES); (XII) THE RISK FACTORS OR UNCERTAINTIES LISTED HEREIN OR LISTED FROM TIME TO TIME IN ANY PROSPECTUS SUPPLEMENT OR ANY DOCUMENT INCORPORATED BY REFERENCE HEREIN; AND (XIII) WITH RESPECT TO COST SAVINGS THAT ARE EXPECTED TO BE REALIZED FROM, AND COSTS ASSOCIATED WITH, THE RECENT ACQUISITIONS OF DELTA LIFE CORPORATION (“DELTA”) AND AMVESTORS FINANCIAL CORPORATION (“AMVESTORS”), THE FOLLOWING POSSIBILITIES: (A) THE ESTIMATED COST SAVINGS TO BE REALIZED THROUGH COMBINING CERTAIN FUNCTIONS OF THE COMPANY, DELTA AND AMVESTORS TO ELIMINATE REDUNDANCIES AND BETTER SERVE THE COMBINED BUSINESSES’ CUSTOMERS, AND REDUCTIONS IN STAFF CANNOT BE FULLY REALIZED BECAUSE THE CHANGES ARE NOT MADE OR UNANTICIPATED ADDED COSTS ARE INCURRED; AND (B) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF DELTA AND AMVESTORS WITH THE COMPANY’S OTHER BUSINESSES ARE GREATER THAN EXPECTED. A VARIETY OF FACTORS COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE EXPECTED RESULTS EXPRESSED IN THE COMPANY’S FORWARD-LOOKING STATEMENTS, INCLUDING THOSE SET FORTH IN THE RISK FACTORS AND ELSEWHERE IN THIS PROSPECTUS AND IN THE COMPANY’S OTHER FILINGS WITH THE COMMISSION.

      NO DEALER, SALESMAN OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, ANY ACCOMPANYING PROSPECTUS SUPPLEMENT OR THE DOCUMENTS INCORPORATED OR DEEMED INCORPORATED BY REFERENCE HEREIN. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THOSE SECURITIES TO WHICH IT RELATES, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located at: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed rates. In addition, the Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The Company’s reports are also on file at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

      The Company and the AmerUs Trusts have filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Securities offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained herein or in any Prospectus Supplement concerning the provisions of any document do not purport to be complete and, in each instance, are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. For further information with respect to the Company, the AmerUs Trusts and the Securities, reference is hereby made to such Registration Statement, including the exhibits thereto and the documents incorporated therein by reference, which can be examined at the Commission’s principal office, 450 Fifth Street, N.W., Washington, D.C. 20549, or copies of which can be obtained from the Commission at such office upon payment of the fees prescribed by the Commission.

      No separate financial statements of the AmerUs Trusts have been included or incorporated by reference herein. The Company does not consider such financial statements material to holders of the Capital Securities because the AmerUs Trusts are newly formed special purpose entities, have no operating history or independent operations and are not engaged in, and do not propose to engage in, any activity other than their holding as trust assets the Junior Subordinated Debt of the Company and their issuance of the Capital Securities and Common Securities. See “The Company,” “Description of the Capital Securities of the AmerUs Trusts,” “Description of Guarantees,” “Description of Debt Securities” and “Description of Purchase Contracts and Units.” The AmerUs Trusts are statutory business trusts formed under the laws of the State of Delaware. The Company, as of the date hereof, beneficially owns all of the beneficial interests in the Trust. The Company’s and the AmerUs Trusts’ principal executive offices are located at 699 Walnut Street, Des Moines, Iowa 50309-3948, telephone number (515) 362-3600.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by this reference:

1. Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

2. Annual Report on Form 11-K for the fiscal year ended December 31, 2000;

3. Quarterly Reports on Form 10-Q for the quarter ended March 31, 2001 and June 30, 2001;

4. Current Reports on Form 8-K filed on February 23, 2001, March 29, 2001 and May 23, 2001 and a Current Report on Form 8-K/ A filed on July 23, 2001;

5. Proxy Statement for the Special Meeting of Shareholders Held on March 27, 2001; and

6. Proxy Statement for the Annual Meeting of Shareholders Held on May 10, 2001.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus or any Prospectus Supplement and to be part hereof from the date of filing of such documents.

      Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement. To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement that is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Exchange Act.

      The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Any such request should be directed to James A. Smallenberger, Senior Vice President and Secretary, AmerUs Group Co., 699 Walnut Street, Des Moines, Iowa 50309-3948 (telephone number (515) 362-3600).

AMERUS GROUP CO.

      The Company is a holding company whose subsidiaries are engaged in the business of marketing, underwriting and distributing a broad range of individual life insurance and annuity products to individuals and businesses in 50 states, the District of Columbia and the U.S. Virgin Islands. It also owns a real estate management company through which it conducts limited real estate management, development, syndication and marketing activities. The Company has two reportable operating segments: Life Insurance and Annuities. The Life Insurance segment’s primary product offerings consist of whole life, universal life and term life insurance policies. The primary product offerings of the Annuity segment are individual fixed and variable annuities.

      Our principal executive office is located at 699 Walnut Street, Des Moines, Iowa 50309-3948. Our telephone number is (515) 362-3600.

Business Strategy

      The business strategy of the Company is to focus on providing individual retail consumers in the United States with superior financial services and products that will meet their financial planning, risk protection, and asset accumulation needs. Target markets of the Company include individuals in the middle and upper income brackets and small businesses. Its geographic focus is national in scope (except for New York, in which the Company is not licensed to do business), and it primarily serves suburban and rural areas.

      The Company seeks to effect this strategy by focusing on life insurance and asset accumulation products distributed through a variety of distribution systems. In particular, the Company has developed a very strong position in the distribution of fixed annuities through independent agents and has a long established reputation as a provider of whole life insurance products, distributed through career and PPGA agency distribution systems, that are among the most attractively priced products to consumers in the industry.

      The Company’s strategy emphasizes effective management of certain operating fundamentals — mortality, expenses, persistency and investment results — where the Company’s results have historically compared favorably to the industry. The Company’s operating strengths have enabled it to provide attractively priced products to consumers while also generating profitability for its shareholders.

      Growth through a combination of internal growth, mergers and acquisitions and strategic alliances is a key element of the Company’s strategy. In the life insurance market, the Company presently has less than one half of one percent of new life insurance sales nationwide, which provides substantial opportunity for increased growth through improved marketing and sales execution even in a generally flat business environment.

      In the fixed annuity area, the Company is presently a leader in the distribution of fixed annuities through independent agents. Independent agents have increased their share of fixed annuity sales in recent years and the Company’s goal is to consistently rank among the top 3 to 5 providers in this segment.

      The Company continues to seek to both deepen and diversify its distribution channels. Primarily as a result of the acquisitions of AmVestors and Delta, the Company’s distribution channels have grown significantly in recent years. As of December 31, 1997, the Company had over 15,000 distributors as compared to approximately 3,700 distributors as of December 31, 1996. While continuing to expand its existing channels, the Company is in the process of developing additional bank and major independent marketing organization distribution channels.

THE AMERUS TRUSTS

      Each AmerUs Trust is a statutory business trust formed under Delaware law pursuant to (i) a separate declaration of trust (each a “Trust Agreement”) executed by the Company, as sponsor (the “Sponsor”), and certain trustees of such trust (the “Issuer Trustees”) and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware. Each such declaration of trust will be amended and restated in its entirety (as so amended and restated, the “Declaration”) substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part, as of the date the Capital Securities of such AmerUs Trust are initially issued. Each Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Each AmerUs Trust exists for the exclusive purposes of (i) issuing and selling the Capital Securities and the Common Securities representing undivided beneficial interests in the assets of such AmerUs Trust, (ii) investing the proceeds of the sale of the Capital Securities and the Common Securities in certain Junior Subordinated Debt (as defined herein), and (iii) engaging in only those other activities necessary or incidental thereto.

      All of the Common Securities of each AmerUs Trust will be owned directly or indirectly by the Company. The Common Securities will rank pari passu in right of payment, and payments will be made thereon pro rata, with the Capital Securities, except that upon the occurrence and continuance of an Event of Default under the Declarations (as defined therein) resulting from an Event of Default (as defined in the Indenture (as defined herein)), the rights of the Company as holder of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Capital Securities. See “Description of the Capital Securities of the AmerUs Trusts.” The Company will acquire Common Securities in an aggregate liquidation amount equal to approximately 3% of the total capital of each AmerUs Trust.

      Unless otherwise specified in the applicable Prospectus Supplement, each AmerUs Trust has a term of approximately 55 years, but may terminate earlier as provided in its Declaration. The Trust’s business and affairs will be conducted by the Issuer Trustees and Administrators appointed by the Company as the holder of the Common Securities of each AmerUs Trust. The Issuer Trustees will be First Union National Bank (“First Union Bank”) and First Union Trust Company, National Association (“First Union Trust”), First Union Bank, as the Property Trustee (the “Property Trustee”), and First Union Trust, as the Delaware Trustee (the “Delaware Trustee”), and the Administrators will be three individuals who are employees of the Company (the “Administrators”). First Union Bank, as the Property Trustee, will act as sole indenture trustee under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. First Union Bank will also act as indenture trustee (the “Guarantee Trustee”) under the Guarantee and the Indenture, until removed or replaced by the holder of the Common Securities of each AmerUs Trust. See “Description of Guarantees.” The Company, as the direct or indirect holder of the Common Securities of each AmerUs Trust, or if an event of default under the Declaration has occurred and is continuing, the holders of a majority in liquidation amount of the Capital Securities of each AmerUs Trust, will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee. In no event will the holders of the Capital Securities (or Units) have the right to vote to appoint, remove or replace the Administrators; such voting rights will be vested exclusively in the Company, as the direct or indirect holder of the Common Securities of each AmerUs Trust. The duties and obligations of each Issuer Trustee and Administrator is governed by such Declaration. Under the Declaration, all parties to the Declaration will agree, and the holders of the Units upon purchase of their Units will be deemed to have agreed, for United States Federal income tax purposes, to treat the Trust as a grantor trust, the Junior Subordinated Debt as indebtedness and the Capital Securities of each AmerUs Trust as evidence of indirect beneficial ownership in the Junior Subordinated Debt. See “Description of the Guarantees” and “Description of the Capital Securities of the AmerUs Trusts.”

      The Property Trustee will hold title to the Junior Subordinated Debt for the benefit of the holders of the Capital Securities of each AmerUs Trust and the Property Trustee will have the power to exercise all rights, powers and privileges under the Indenture as the holder of the Junior Subordinated Debt. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the “Property Account”) to hold all payments made in respect of the Junior Subordinated Debt for the benefit of the holders of the Capital Securities of each AmerUs Trust. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Capital Securities of each AmerUs Trust out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Capital Securities. See “Description of the Purchase Contracts and the Units.”

      The rights of the holders of the Capital Securities, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Delaware Business Trust Act and the Trust Indenture Act. See “Description of the Capital Securities of the AmerUs Trusts.” The Company will pay all fees and expenses related to the AmerUs Trust and the offering of the Capital Securities and Units and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the AmerUs Trusts.

      The principal executive office of each AmerUs Trust is located at 699 Walnut Street, Des Moines, Iowa 50309-3948; telephone (515) 362-3600.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth the Company’s ratio of earnings to fixed charges for the six months ended June 30, 2001.

Six Months Ended
June 30, 2001

Ratio of Earnings to Fixed Charges(1)	1.34

(1)	For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, “earnings” consists of income from operations before federal income taxes, fixed charges and pre-tax earnings required to cover preferred stock dividend requirements. “Fixed charges” consist of interest expense on debt and amortization of debt expense.

USE OF PROCEEDS

      Unless otherwise indicated in the accompanying Prospectus Supplement, the net proceeds received by the Company from the sale of the Securities offered hereby are expected to be used for general corporate purposes. The proceeds from the sale of Capital Securities by the AmerUs Trusts will be invested in the Junior Subordinated Debt of the Company. Except as may otherwise be described in the Prospectus Supplement relating to such Capital Securities, the Company expects to use the net proceeds from the sale of such Junior Subordinated Debt to the AmerUs Trusts for general corporate purposes. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any Prospectus Supplement will be described therein.

DESCRIPTION OF DEBT SECURITIES

      The Debt Securities offered hereby, consisting of notes, debentures and other evidences of indebtedness, are to be issued in one or more series constituting either senior Debt Securities (“Senior Debt Securities”) or junior subordinated Debt Securities (“Junior Subordinated Debt”). Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will be issued pursuant to indentures described below (as applicable, the “Senior Indenture” or the “Subordinated Indenture”, each, an “Indenture” and, together, the “Indentures”), in each case between the Company and the trustee identified therein (each an “Indenture Trustee”), the forms of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part. Except as provided in the applicable Prospectus Supplement and except for the subordination provisions of the Subordinated Indenture, for which there are no counterparts in the Senior

Indenture, the provisions of the Subordinated Indenture are substantively identical to the provisions of the Senior Indenture that bear the same section numbers.

      The statements herein relating to the Debt Securities and the following summaries of certain general provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures (as they may be amended or supplemented from time to time), including the definitions therein of certain terms capitalized in this Prospectus. All article and section references appearing herein are to articles and sections of the applicable Indenture and whenever particular Sections or defined terms of the Indentures (as they may be amended or supplemented from time to time) are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated herein or therein by reference.

General

      The Debt Securities will be unsecured obligations of the Company. The Indentures do not limit the aggregate amount of Debt Securities which may be issued thereunder, nor do they limit the incurrence or issuance of other secured or unsecured debt of the Company. The Debt Securities issued under the Senior Indenture will be unsecured and will rank pari passu in right of payment with all other unsecured and unsubordinated debt obligations of the Company. The Debt Securities issued under the Subordinated Indenture will be subordinate and junior in right of payment, to the extent and in the manner set forth in the Subordinated Indenture, to all Senior Indebtedness of the Company. See “— Subordination under the Subordinated Indenture.”

      Reference is made to the applicable Prospectus Supplement which will accompany this Prospectus for a description of the specific series of Debt Securities being offered thereby, including, but not limited to, the following: (1) the title of such Debt Securities, including whether the Debt Securities are Senior Debt Securities or Junior Subordinated Debt and whether such Debt Securities will be issued under the Senior Indenture, the Subordinated Indenture or another indenture set forth in the Prospectus Supplement; (2) any limit upon the aggregate principal amount of such Debt Securities; (3) the date or dates on which the principal of and premium, if any, on such Debt Securities will mature or the method of determining such date or dates; (4) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method of calculating such rate or rates; (5) the date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined; (6) the date or dates on which interest, if any, will be payable and the record date or dates therefor; (7) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable; (8) with respect to Junior Subordinated Debt Securities, the right, if any, of the Company to defer payment of interest on such Debt Securities, the maximum length of any such deferral period and any related terms, conditions or covenants; (9) the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which, and the terms and conditions upon which, such Debt Securities may be redeemed, in whole or in part, at the option of the Company; (10) the obligation, if any, of the Company to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event and the period or periods within which, the price or prices at which and the other terms and conditions upon which, such Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligations; (11) the denominations in which such Debt Securities are authorized to be issued if other than $1,000 and any integral multiple thereof, in the case of registered Debt Securities and if other than $5,000 and any integral multiple thereof, in the case of bearer Debt Securities; (12) if other than Dollars, the currency or currencies (including currency units) in which Debt Securities may be denominated and/or the currency or currencies (including currency units) in which principal of, premium, if any, and interest, if any, on such Debt Securities will be payable and whether the Company or the holders of any such Debt Securities may elect to receive payments in respect of such Debt Securities in a currency or currency unit other than that in which such Debt Securities are stated to be payable; (13) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities which will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined; (14) the person to whom any interest on any such Debt Security shall be payable if other than the person in whose name such Debt Security is registered on the applicable record date; (15) any addition to, or modification or deletion of, any Event of Default or any covenant of the Company specified in the Indenture with respect to such Debt Securities; (16) the application, if any, of such means of defeasance or covenant defeasance as may be specified for such Debt Securities; (17) whether such Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for such global security or securities; (18) under what circumstances, if any, the Company will pay additional amounts on the Debt Securities of that series held by a Person who is not a U.S. Person in respect of taxes or similar charges withheld or deducted (“Additional Amounts”) and, if so, whether the Company will have the option to redeem such Debt Securities rather than pay such Additional Amounts (and the terms of any such option); (18) if the amount of payments of principal of, premium, if any, and interest, if any shall be determined by reference to an index, formula or other method, the index, formula, or other method by which such amounts shall be determinable; (19) if the principal amount payable at stated maturity will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount thereof as of any date for any purpose; (20) whether such Debt Securities shall be Registered or Bearer or both and any restrictions as to the offering, sale, delivery or exchange of Bearer Securities; (21) the forms of the Debt Securities and coupons, if any; and (22) any other special terms pertaining to such Debt Securities. Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will not be listed on any securities exchange. (Section 3.01.)

      Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities will be issued in fully-registered form without coupons. Where Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special Federal income tax considerations, applicable to any such Debt Securities and to payment on and transfer and exchange of such Debt Securities will be described in the applicable Prospectus Supplement. Bearer Debt Securities will be transferable by delivery. (Section 3.05.)

      Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain Federal income tax consequences and special considerations applicable to any such Debt Securities, or to Debt Securities issued at par that are treated as having been issued at a discount, will be described in the applicable Prospectus Supplement.

      If the purchase price of any of the Debt Securities is payable in one or more foreign currencies or currency units or if any Debt Securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any Debt Securities is payable in one or more foreign currencies or currency units, or by reference to commodity prices, equity indices or other factors, the restrictions, elections, certain Federal income tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currency units or commodity prices, equity indices or other factors will be set forth in the applicable Prospectus Supplement. In general, holders of such series of Debt Securities may receive a principal amount on any principal payment date, or a payment of premium, if any, on any premium interest payment date or a payment of interest on any interest payment date, that is greater than or less than the amount of principal, premium, if any, or interest otherwise payable on such dates, depending on the value on such dates of the applicable currency, commodity, equity index or other factor.

Payment, Registration, Transfer And Exchange

      Unless otherwise provided in the applicable Prospectus Supplement, payments in respect of the Debt Securities will be made in the designated currency at the office or agency of the Company maintained for that purpose as the Company may designate from time to time. (Section 9.02.) Unless otherwise indicated in the applicable Prospectus Supplement, payment of any installment of interest on Debt Securities in registered form will be made to the person in whose name such Debt Security is registered at the close of business on the regular record date for such interest. (Section 3.07 (a).)

      Payment in respect of Debt Securities in bearer form will be made in the currency and in the manner designated in the applicable Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Company may appoint from time to time. The paying agents outside the United States initially appointed by the Company for a series of Debt Securities will be named in the Prospectus Supplement. The Company may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if Debt Securities of a series are issuable as Registered Securities, the Company will be required to maintain at least one paying agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, the Company will be required to maintain a paying agent in a Place of Payment outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment. (Section 9.02.)

      Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities in registered form will be transferable or exchangeable at the agency of the Company maintained for such purpose as designated by the Company from time to time. (Sections 3.05 and 9.02.) Debt Securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection therewith. (Section 3.05.)

Global Debt Securities

      Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities of a series may be issued in whole or in part in the form of one or more fully registered global securities (a “Registered Global Security”) that will be deposited with a depository (the “Depository”) or with a nominee for the Depository identified in the applicable Prospectus Supplement. In such a case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Registered Global Security or Securities. (Section 3.03.) Unless and until it is exchanged in whole or in part for Debt Securities in definitive certificated form, a Registered Global Security may not be registered for transfer or exchange except as a whole by the Depository for such Registered Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor Depository for such series or a nominee of such successor Depository and except in the circumstances described in the applicable Prospectus Supplement. (Section 3.05.)

      The specific terms of the depository arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the applicable Prospectus Supplement. Unless otherwise specified in the applicable Prospectus Supplement, the Company expects that the following provisions will apply to such depository arrangements.

      Ownership of beneficial interests in a Registered Global Security will be limited to participants or persons that may hold interests through participants (as such term is defined below). Upon the issuance of any Registered Global Security, and the deposit of such Registered Global Security with or on behalf of the Depository for such Registered Global Security, the Depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Registered Global Security to the accounts of institutions (“participants”) that have accounts with the Depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests by participants in such Registered Global Security will be shown on, and the transfer of such beneficial interests will be effected only through, records maintained by the Depository for such Registered Global Security or by its nominee. Ownership of beneficial interests in such Registered Global Security by persons that hold through participants will be shown on, and the transfer of such beneficial interests within such participants will be effected only through, records maintained by such participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Registered Global Security.

      So long as the Depository for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under the applicable Indenture. Unless otherwise specified in the applicable Prospectus Supplement and except as specified below, owners of beneficial interests in such Registered Global Security will not be entitled to have Debt Securities of the series represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the relevant Indenture. (Section 3.08.) Accordingly, each person owning a beneficial interest in such Registered Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the relevant Indenture. The Depository may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the relevant Indenture. The Company understands that, under existing industry practices, if the Company requests any action of holders or if any owner of a beneficial interest in such Registered Global Security desires to give any notice or take any action which a holder is entitled to give or take under the relevant Indenture, the Depository would authorize the participants to give such notice or take such action, and such participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

      Unless otherwise specified in the applicable Prospectus Supplement, payments with respect to principal, premium, if any, and interest, if any, on Debt Securities represented by a Registered Global Security registered in the name of a Depository or its nominee will be made to such Depository or its nominee, as the case may be, as the registered owner of such Registered Global Security.

      The Company expects that the Depository for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security as shown on the records of such Depository. The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in “street names,” and will be the responsibility of such participants. None of the Company, the respective Trustees or any agent of the Company or the respective Trustees shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests of a Registered Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests. (Section 3.08.)

      Unless otherwise specified in the applicable Prospectus Supplement, if the Depository for any Debt Securities represented by a Registered Global Security is at any time unwilling or unable to continue as Depository or ceases to be a clearing agency registered under the Exchange Act and a duly registered successor Depository is not appointed by the Company within 90 days, the Company will issue such Debt Securities in definitive certificated form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive certificated form in exchange for all of the Registered Global Security or Securities representing such Debt Securities. (Section 3.05.)

      The Debt Securities of a series may also be issued in whole or in part in the form of one or more bearer global securities (a “Bearer Global Security”) that will be deposited with a depository, or with a nominee for such depository, identified in the applicable Prospectus Supplement. Any such Bearer Global Security may be issued in temporary or permanent form. (Section 3.04.) The specific terms and procedures, including the specific terms of the depository arrangement, with respect to any portion of a series of Debt Securities to be represented by one or more Bearer Global Securities will be described in the applicable Prospectus Supplement.

Consolidation, Merger or Sale by the Company

      Unless otherwise specified in the applicable Prospectus Supplement, the Company shall not consolidate with or merge with or into any other corporation or sell its assets substantially as an entirety, unless: (i) the corporation formed by such consolidation or into which the Company is merged or the corporation which acquires its assets is organized and existing under the laws of the United States or any state thereof; (ii) the corporation formed by such consolidation or into which the Company is merged or which acquires the Company’s assets substantially as an entirety expressly assumes by supplemental indenture the due and punctual payment of the principal of, premium, if any, and any Additional Amounts or interest on, the Debt Securities and the performance or observance of every covenant of the Company under each Indenture and the Debt Securities; (iii) immediately after giving effect to such transaction, and treating any indebtedness which becomes an obligation of the Company or a Subsidiary of the Company as a result of such transaction as having been incurred by the Company or such Subsidiary at the time of such transaction, no Default or Event of Default exists and is continuing; and (iv) if, as a result of such transaction, properties or assets of the Company would become subject to an encumbrance which would not be permitted by the terms of any series of Debt Securities, the Company or the successor corporation, as the case may be, shall take such steps as are necessary to secure such Debt Securities equally and ratably with all indebtedness secured thereunder. Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation, or into which the Company is merged or to which such sale is made, shall succeed to, and be substituted for the Company under each Indenture. (Section 7.01.)

Events of Default, Notice and Certain Rights on Default

      Each Indenture provides that, if an Event of Default specified therein occurs with respect to the Debt Securities of any series and is continuing, the Trustee for such series or the holders of 25% in aggregate principal amount of all of the outstanding Debt Securities of that series, by written notice to the Company (and to the Trustee for such series, if notice is given by such holders of Debt Securities), may declare the principal of (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount specified in the Prospectus Supplement) and accrued interest on all the Debt Securities of that series to be due and payable (provided, with respect to any Debt Securities issued under the Subordinated Indenture, that the payment of principal and interest on such Debt Securities shall remain subordinated to the extent provided in the Subordinated Indenture). (Section 5.02.)

      Unless otherwise specified in the applicable Prospectus Supplement, Events of Default with respect to Debt Securities of any series are defined in each Indenture as being: (a) default in payment of any interest on any Debt Security of that series or any coupon appertaining thereto or any Additional Amount payable with respect to Debt Securities of such series as specified in the applicable Prospectus Supplement when the same becomes due and payable and the same continues for 30 days; (b) default in payment of principal, or premium, if any, at maturity or on redemption or otherwise, or in the making of a mandatory sinking fund payment of any Debt Securities of that series when due; (c) default continuing for 60 days after notice to the Company by the Indenture Trustee for such series, or by the holders of 25% in aggregate principal amount of the Debt Securities of such series then outstanding to the Company and the Indenture Trustee, in the performance of any other agreement or covenant (other than an agreement or covenant for which non-compliance is elsewhere specifically dealt with in this paragraph) in the Debt Securities of that series, in the Indenture or in any supplemental indenture or board resolution referred to therein under which the Debt Securities of that series may have been issued; (d) a default under any mortgage, agreement, indenture or instrument under which there may be issued, or by which there may be evidenced any Debt of the Company, whether existing now or in the future, in an aggregate principal amount then outstanding of $25 million or more, which default (i) shall constitute a failure to pay any portion of the principal of such Debt when due and payable after the expiration of an applicable grace period with respect thereto or (ii) shall result in such Debt becoming or being declared due and payable, and such acceleration shall not be rescinded or annulled, or such Debt shall not be paid in full within a period of 30 days after there has been given, to the Company by the Indenture Trustee or to the Company and the Indenture Trustee by the holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of such series provided that such Event of Default will be remedied, cured or waived if the default that resulted in the acceleration of such other indebtedness is remedied, cured or waived; and (e) certain events of bankruptcy, insolvency or reorganization of the Company. (Section 5.01.) The definition of “Event of Default” in each Indenture specifically excludes a default under a secured debt under which the obligee has recourse (exclusive of recourse for ancillary matters such as environmental indemnities, misapplication of funds, costs of enforcement, etc.) only to the collateral pledged for repayment, and where the fair market value of such collateral does not exceed two percent of Total Assets (as defined in the Indenture) at the time of the default. Events of Default with respect to a specified series of Debt Securities may be added to the Indenture and, if so added, will be described in the applicable Prospectus Supplement. (Sections 3.01 and 5.01(7).)

      At any time after a declaration of acceleration has been made with respect to Debt Securities of any series but before a judgment or decree for payment has been obtained by the applicable Indenture Trustee, the Holders of a majority in principal amount of Outstanding Debt Securities of that series may rescind any declaration of acceleration and its consequences, provided that all payments due (other than those due as a result of acceleration) have been made and all Events of Default have been cured or waived. (Section 5.02)

      Each Indenture provides that the Indenture Trustee will, within 90 days after the occurrence of a Default with respect to the Debt Securities of any series, give to the holders of the Debt Securities of that series notice of all Defaults known to it unless such Default shall have been cured or waived; provided that except in the case of a Default in payment on the Debt Securities of that series, the Indenture Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding such notice is in the interests of the holders of the Debt Securities of that series. (Section 6.06.) “Default” means any event which is, or after notice or passage of time or both, would be, an Event of Default. (Section 1.01.)

      Each Indenture provides that the holders of a majority in aggregate principal amount of the Debt Securities of each series affected (with each such series voting as a class) may, subject to certain limited conditions, direct the time, method and place of conducting any proceeding for any remedy available to the Indenture Trustee for such series, or exercising any trust or power conferred on such Indenture Trustee. (Section 5.08.)

      Each Indenture includes a covenant that the Company will file annually with the Indenture Trustee a certificate as to the Company’s compliance with all conditions and covenants of such Indenture. (Section 9.05.)

      The holders of a majority in aggregate principal amount of any series of Debt Securities by notice to the Indenture Trustee for such series may waive, on behalf of the holders of all Debt Securities of such series, any past Default or Event of Default with respect to that series and its consequences except a Default or Event of Default in the payment of the principal of, premium, if any, or interest, if any, or any Additional Amounts on any Debt Security, and except in respect of an Event of Default resulting from the breach of a covenant or provision of either Indenture which, pursuant to the applicable Indenture, cannot be amended or modified without the consent of the holders of each outstanding Debt Security of such series affected. (Section 5.07.)

Option to Defer Interest Payments

      If provided in the applicable Prospectus Supplement, the Company shall have the right at any time and from time to time during the term of any series of Junior Subordinated Debt to defer the payment of interest on such series for such number of consecutive interest payment periods as may be specified in the applicable Prospectus Supplement (each, an “Extension Period”), subject to the terms, conditions and covenants, if any, specified in such Prospectus Supplement, provided that such Extension Period may not extend beyond the stated maturity of such Junior Subordinated Debt. Certain material United States Federal income tax consequences and special considerations applicable to any such Junior Subordinated Debt will be described in the applicable Prospectus Supplement.

      Unless otherwise specified in the applicable Prospectus Supplement, at the end of such Extension Period, the Company shall pay all interest then accrued and unpaid together with interest thereon compounded semiannually at the rate specified for the Junior Subordinated Debt of such series to the extent permitted by applicable law (“Compound Interest”); provided, that during any such Extension Period, (a) the Company shall not declare or pay dividends on, make distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of Common Stock of the Company in connection with the satisfaction by the Company of its obligations under any employee or agent benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security outstanding on the date of such event requiring the Company to purchase Common Stock of the Company, (ii) as a result of a reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock, (iii) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iv) dividends or distributions in Common Stock of the Company (or rights to acquire capital stock) or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock or (v) redemptions or repurchases of any rights outstanding under a shareholder rights plan), (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu in right of payment with or junior to the Junior Subordinated Debt of such series, and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than payments pursuant to the Guarantee or the Common Guarantee. Prior to the termination of any such Extension Period, the Company may further defer payments of interest by extending the interest payment period; provided, however, that, such Extension Period may not extend beyond the maturity of the Junior Subordinated Debt of such series. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the terms set forth in this section. No interest during an Extension Period, except at the end thereof, shall be due and payable, but the Company may prepay at any time all or any portion of the interest accrued during an Extension Period. If the applicable Property Trustee shall be the sole holder of the Junior Subordinated Debt of such series subject to an Extension Period, the Company shall give the applicable Administrative Trustee, the applicable Indenture Trustee and the applicable Property Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the date distributions on the Capital Securities are payable or (ii) the date the applicable Administrative Trustee is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Capital Securities of record or payment date of such distribution. The applicable Administrative Trustee shall give notice of the Company’s selection of such Extension Period to the holders of the Capital Securities. If the applicable Property Trustee shall not be the sole holder of the Junior Subordinated Debt of such series subject to the Extension Period, the Company shall give the holders of the Junior Subordinated Debt of such series subject to the Extension Period notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the Interest Payment Date for the series of Junior Subordinated Debt subject to the Extension Period or (ii) the date upon which the Company is required to give notice to the New York Stock Exchange (or other applicable self-regulatory organization) or to holders of the Junior Subordinated Debt of such series subject to the Extension Period of the record or payment date of such related interest payment.

Modification of the Indentures

      Unless otherwise specified in the applicable Prospectus Supplement, each Indenture contains provisions permitting the Company and the Indenture Trustee to enter into one or more supplemental indentures without the consent of the holders of any of the Debt Securities in order (i) to evidence the succession of another corporation to the Company and the assumption of the covenants and obligations of the Company under the Indenture and the Debt Securities by a successor to the Company; (ii) to add to the covenants of the Company or surrender any right or power of the Company; (iii) to add additional Events of Default with respect to any series of Debt Securities; (iv) to add or change any provisions to such extent as necessary to permit or facilitate the issuance of Debt Securities in bearer form; (v) to change or eliminate any provision affecting only Debt Securities not yet issued; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities; (viii) to evidence and provide for successor Indenture Trustees; (ix) if allowed without penalty under applicable laws and regulations, to permit payment in respect of Debt Securities in bearer form in the United States; (x) to correct any defect or supplement any inconsistent provisions or to make any other provisions with respect to matters or questions arising under such Indenture, provided that such action does not adversely affect the interests of any holder of Debt Securities of any series; or (xi) to cure any ambiguity or correct any mistake. The Subordinated Indenture also permits the Company and the Indenture Trustee thereunder to enter into such supplemental indentures to modify the subordination provisions contained in the Subordinated Debenture except in a manner adverse to any outstanding Debt Securities. (Section 8.01.)

      Unless otherwise specified in the applicable Prospectus Supplement, each Indenture also contains provisions permitting the Company and the Indenture Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series affected by such supplemental indenture (with the Debt Securities of each series voting as a class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of such Indenture or any supplemental indenture or modifying the rights of the holders of Debt Securities of such series, except that, without the consent of the holder of each Debt Security so affected, no such supplemental indenture may: (i) change the time for payment of principal or premium, if any, or interest or any Additional Amounts on any Debt Security; (ii) reduce the principal of, or any installment of principal of, or premium, if any, or interest or any Additional Amounts on any Debt Security, or change the manner in which the amount of any of the foregoing is determined; (iii) reduce the amount of premium, if any, payable upon the redemption of any Debt Security; (iv) reduce the amount of principal payable upon acceleration of the maturity of any Original Issue Discount or Index Security; (v) change the currency or currency unit in which any Debt Security or any premium or interest or any Additional Amounts thereon is payable; (vi) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; (vii) reduce the percentage in principal amount of the outstanding Debt Securities affected thereby the consent of whose holders is required for modification or amendment of such Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; (viii) change the obligation of the Company to maintain an office or agency in the places and for the purposes specified in such Indenture; (ix) modify the provisions relating to the subordination of outstanding Debt Securities of any series in a manner adverse to the holders thereof; or (x) modify the provisions relating to waiver of certain defaults or any of the foregoing provisions. (Section 8.02.)

Subordination under the Subordinated Indenture

      The Subordinated Indenture provides that any Junior Subordinated Debt issued thereunder are subordinate and junior in right of payment to all Senior Indebtedness to the extent provided in the Subordinated Indenture. (Section 12.01 of the Subordinated Indenture.) The Subordinated Indenture defines the term “Senior Indebtedness” as: (i) all indebtedness of the Company, whether outstanding on the date of the Subordinated Indenture or thereafter created, incurred or assumed, which is for money borrowed, or which is evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities; (ii) any indebtedness of others of the kinds described in the preceding clause (i) the payment of which the Company is responsible or liable as guarantor or otherwise; and (iii) amendments, renewals, extensions and refundings of any such indebtedness, unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, it is provided that such indebtedness is not senior in right of payment to, or that such indebtedness is pari passu in right of payment with or junior to, the Junior Subordinated Debt. The Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness or extension or renewal of the Senior Indebtedness. Senior Indebtedness does not include (A) any indebtedness of the Company to any of its subsidiaries, (B) liabilities of the Company incurred in the ordinary course of its business or (C) any indebtedness which by its terms is expressly made pari passu in right of payment with or subordinated to the 8.85% Capital Securities and the Guarantees. (Section 1.01 of the Subordinated Indenture.)

      In the event and during the continuation of (i) a Company default in the payment of any principal, interest, if any or premium, if any, or any Additional Amounts on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise or

(ii) an event of default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default (requesting that payments on Junior Subordinated Debt cease) is given to the Company by the holders of Senior Indebtedness, then unless and until such default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or securities, by set-off or otherwise) shall be made or agreed to be made on account of the Junior Subordinated Debt or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of Junior Subordinated Debt. (Section 12.03 of the Subordinated Indenture.)

      In the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company or its property, (ii) any proceeding for the liquidation, dissolution or other winding-up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (iii) any assignment by the Company for the benefit of creditors or (iv) any other marshaling of the assets and liabilities of the Company, all Senior Indebtedness (including, without limitations interest accruing after the commencement of any such proceeding, assignment or marshaling of assets) shall first be paid in full or provision must be made for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Indebtedness before any payment or distribution, whether in cash, securities or other property, shall be made by the Company on account of Junior Subordinated Debt. In any such event, any payment or distribution, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the Subordinated Indenture with respect to the indebtedness evidenced by Junior Subordinated Debt, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of Junior Subordinated Debt (including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of the Company being subordinated to the payment of Junior Subordinated Debt) shall be paid or delivered directly to the holders of Senior Indebtedness, or to their representative or trustee, in accordance with the priorities then existing among such holders until all Senior Indebtedness shall have been paid in full. (Section 12.02 of the Subordinated Indenture.) No present or future holder of any Senior Indebtedness shall be prejudiced in the right to enforce subordination of the indebtedness evidenced by Junior Subordinated Debt by any act or failure to act on the part of the Company. (Section 12.11 of the Subordinated Indenture.)

      Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash, securities or other property equal to the amount of such Senior Indebtedness then outstanding (Section 12.01 of the Subordinated Indenture). Upon the payment in full of all Senior Indebtedness, the holders of Junior Subordinated Debt shall be subrogated to all the rights of any holders of Senior Indebtedness to receive any further payments or distributions applicable to the Senior Indebtedness until all Junior Subordinated Debt shall have been paid in full, and such payments or distributions received by any holder of Junior Subordinated Debt, by reason of such subrogation, of cash, securities or other property which otherwise would be paid or distributed to the holders of Senior Indebtedness, shall, as between the Company and its creditors other than the holders of Senior Indebtedness, on the one hand, and the holders of Junior Subordinated Debt, on the other, be deemed to be a payment by the Company on account of Senior Indebtedness, and not on account of Junior Subordinated Debt. (Section 12.06 of the Subordinated Indenture.)

      The Subordinated Indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of Junior Subordinated Debt, may be changed prior to such issuance. Any such change would be described in the applicable Prospectus Supplement relating to such Junior Subordinated Debt.

Defeasance and Covenant Defeasance

      If indicated in the applicable Prospectus Supplement, the Company may elect either (i) to defease and be discharged from any and all obligations with respect to the Debt Securities of or within any series (except as otherwise provided in the relevant Indenture) (“defeasance”) or (ii) to be released from its obligations with respect to certain covenants applicable to the Debt Securities of or within any series (“covenant defeasance”), upon the deposit with the relevant Indenture Trustee (or other qualifying trustee), in trust for such purpose, of money and/or Government Obligations which through the payment of principal, interest, premium, if any, and any Additional Amounts in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of, any premium or interest on and any Additional Amounts on such Debt Securities and any coupons appertaining thereto on the Maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, the Company must deliver to the Indenture Trustee an Opinion of Counsel to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion of Counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the relevant Indenture. (Article IV.) If indicated in the applicable Prospectus Supplement, in addition to obligations of the United States or an agency or instrumentality thereof, Government Obligations may include obligations of the government or an agency or instrumentality of the government issuing the currency or currency unit in which Debt Securities of such series are payable. (Section 3.01.)

      In addition, with respect to the Subordinated Indenture, in order to be discharged no event or condition shall exist that, pursuant to certain provisions described under “— Subordination under the Subordinated Indenture” above, would prevent the Company from making payments of principal of (and premium, if any) and interest, if any, and any Additional Amounts on Junior Subordinated Debt at the date of the irrevocable deposit referred to above. (Section 4.06 of the Subordinated Indenture.)

      The Company may exercise its defeasance option with respect to such Debt Securities notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its defeasance option, payment of such Debt Securities may not be accelerated because of a Default or an Event of Default. (Section 4.04.) If the Company exercises its covenant defeasance option, payment of such Debt Securities may not be accelerated by reason of a Default or an Event of Default with respect to the covenants to which such covenant defeasance is applicable. However, if such acceleration were to occur by reason of another Event of Default, the realizable value at the acceleration date of the money and Government Obligations in the defeasance trust could be less than the principal and interest then due on such Debt Securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

The Trustees

      Unless otherwise specified in the applicable Prospectus Supplement, First Union Bank will be the Indenture Trustee under the Senior Indenture, and First Union Bank will be the Indenture Trustee under the Subordinated Indenture. The Company may also maintain banking and other commercial relationships with each of the Trustees and their affiliates in the ordinary course of business.

DESCRIPTION OF CAPITAL STOCK

      The following description does not purport to be complete and is qualified in its entirety by reference to the Company’s Articles of Incorporation and the Company’s By-laws.

General

      The Company is authorized to issue 250,000,000 shares of capital stock, of which 20,000,000 shares is preferred stock, no par value, and 230,000,000 is common stock, no par value. In addition, 4,315,000 shares of common stock are reserved for issuance or available for grant under the Company’s stock plans and for exercise of the Company’s warrants. The Company is also authorized to issue shares of preferred stock on such terms as determined by the Company’s board of directors.

Common Stock

      Each share of common stock entitles its holder to one vote per share on all matters upon which stockholders are entitled to vote (including election of directors, mergers, sales of assets other than in the regular course of business, dissolution and amendments to the articles of incorporation). The shares of common stock are subject to the relative rights, preferences, qualifications and limitations of any class or series of preferred stock. There is no provision in the Company’s articles of incorporation permitting cumulative voting in the election of directors.

Preferred Stock

      The Company’s board is authorized, subject to any limitations prescribed by law, from time to time to issue up to an aggregate of 20,000,000 shares of preferred stock in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be, determined by the Company’s board in a resolution or resolutions providing for the issue of such preferred stock; provided, however, that no preferred stock may have more than one vote per share. Thus, any series may, if so determined by the Company’s board, have full or limited voting rights with the common stock, be convertible into common stock or another security of the Company, and have such other relative rights, preferences and limitations as the Company’s board shall determine. As a result, any class or series of preferred stock could have rights which would adversely affect the rights of the holders of the common stock. The shares of any class or series of preferred stock need not be identical. The issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisitions or other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company.

Indemnification and Limitation of Liability

      The Company’s articles of incorporation provide that no director of the Company is liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the Iowa Business Corporation Act (“IBCA”). This provision does not prevent stockholders from obtaining injunctive or other equitable relief against directors nor does it shield directors from liability under Federal or state securities laws. In addition, the articles of incorporation provide that the Company will, to the maximum extent permitted by law, indemnify any person who incurs any loss by reason of the fact that he or she is or was or has agreed to be a director or officer of the Company or while a director or officer of the Company is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, subject to such person having met the standards of conduct required for such indemnification under Iowa law.

Certain Provisions of the Articles of Incorporation and Bylaws of the Company

      The following discussion is a summary of certain provisions of the articles of incorporation and bylaws of the Company relating to stockholder voting rights, advance notice requirements and other provisions which may be deemed to have an “anti-takeover” effect. In addition to these provisions, the inability of the holders of the common stock to elect a majority of the Company’s board at any one annual meeting may also deter attempts to effect, or prevent the consummation of, a change in control of the Company. These and other provisions affect stockholder rights and should be given careful attention.

Issuance of Common Stock, Preferred Stock and Other Rights

      The Company believes that its ability to issue, by action of a majority of the Company’s board, and without stockholder consent, the authorized, but unissued shares of common stock, shares of preferred stock and other rights provide the Company with the flexibility necessary to meet its future needs without experiencing the time delay of having to seek stockholder approval. Unissued shares of common stock and preferred stock are issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions and public or private sales for cash as a means of raising capital. It is possible that the board might use its authority to issue common stock, preferred stock or other rights in a way that could deter or impede the completion of a tender offer or other attempt to gain control of the Company of which the board does not approve. The Company does not have any plans or commitments to use its authority to effect any such issuance, but reserves the right to take any action in the future which the board deems to be in the best interests of the stockholders and the Company under the circumstances. It is not possible to state the actual effect of any issuance of preferred stock upon the rights of holders of common stock because the board has not determined any issuance price or prices, terms or rights relating to preferred stock. However, such effects might include (i) restrictions on common stock dividends if preferred stock dividends have not been paid; (ii) dilution of the voting power and equity interest of existing holders of common stock to the extent that any preferred stock series has voting rights or would acquire voting rights upon the occurrence of certain events (such as the failure to pay dividends for a specified period) or that any preferred stock series is convertible into common stock; and (iii) current holders of common stock not being entitled to share in the Company’s assets upon liquidation, dissolution or winding-up until satisfaction of any liquidation preferences granted to any series of preferred stock.

Board of Directors

      The articles of incorporation provide that the number of company directors are determined pursuant to the bylaws, but will not be less than seven or more than 21 directors (subject to the rights of the holders of any series of preferred stock). The bylaws provide that the exact number of directors is to be determined from time to time by the affirmative vote of a majority of the entire Board at any meeting of the board, a majority of the entire board constitutes a quorum for the transaction of business, and subject to certain exceptions, at any meeting at which a quorum is present the affirmative vote of a majority of the directors present constitutes the act of the board. The board is divided into three classes, designated Classes I, II and III, which are as nearly equal in number as possible. At each annual meeting of stockholders following such initial classification and election, the respective successors of each class shall be elected for three-year terms, and each director holds office until such annual meeting and until his or her successor is elected and qualified, unless the director dies, resigns, is disqualified or is removed from office. Thus, approximately two-thirds of the members of the board of directors at any time have had prior board experience. With such a staggered board of directors, at least two annual meetings are normally required to effect a change in the composition of a majority of the board of directors. Under the IBCA and the Company’s articles of incorporation, and subject to the rights of the holders of any series of preferred stock, a majority of the board of directors though less than a quorum, or the sole remaining director, may fill vacancies on the board of directors or newly created directorships resulting from any increase in the authorized number of directors. The bylaws provide that the holders of a majority of shares then entitled to vote if an election of directors were held may remove any director or the entire board of directors, with or without cause.

Limitations on Calling Special Meetings of Stockholders

      Under Iowa law, special meetings of stockholders may be called by the board of directors or by such other persons as may be authorized by the articles of incorporation, the bylaws or Section 490.702(1)(b) of the IBCA. The notice for a special meeting must set forth the purpose or purposes of the meeting and, except as otherwise required by law or the articles of incorporation, no business may be transacted at any special meeting of stockholders other than the items of business stated in the notice.

Advance Notice Requirements

      The bylaws establish advance notice procedures with regard to (i) the nomination, other than by or at the direction of the board, of candidates for election to the board (the “Nomination Provision”) and (ii) certain business to be brought before an annual meeting of stockholders of the Company (the “Business Provision”). The Nomination Provision, by requiring advance notice of nominations by stockholders, affords the board a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the board, to inform stockholders about such qualifications. The Business Provision, by requiring advance notice of business proposed to be brought before an annual meeting, provides a more orderly procedure for conducting annual meetings of stockholders and provides the board with a meaningful opportunity prior to the meeting to inform stockholders, to the extent deemed necessary or desirable by the board, of any business proposed to be conducted at such meeting, together with any recommendation of the board. The Business Provision does not affect the right of stockholders to make stockholder proposals for inclusion in proxy statements for the Company’s annual meetings of stockholders pursuant to the rules of the Commission. In addition, neither the Nomination Provision nor the Business Provision will prevent any stockholder or stockholders holding at least 10% of the shares entitled to vote on a particular matter from requesting a special meeting with respect to such matter as described above in “Limitations on Calling Special Meetings of Stockholders”. Although these bylaw provisions do not give the board any power to approve or disapprove of stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual meeting, they may make it difficult for a third party to conduct a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of the Company, even if such a solicitation or attempt might be beneficial to the Company and its stockholders.

Amendment of Articles of Incorporation and Bylaws

      Except to the extent the articles of incorporation or bylaws otherwise provide, the board may, upon the affirmative vote of a majority of the entire board, amend or repeal any bylaw, provided that the stockholders may specify particular provisions of the bylaw which may not be amended or repealed by the board. The articles of incorporation may be amended with the affirmative vote of the holders of a majority of the outstanding voting securities of the Company having the right to vote generally in the election of directors. Under Iowa law, certain proposed amendments to the articles of incorporation which adversely affect the rights of a particular class of stock must be approved by a majority of such class.

State Statutory Provisions

      Any merger or acquisition of the Company by another entity or the acquisition or attempted acquisition of more than 10% of the stock of the Company is subject to regulatory approval by the Iowa, Indiana, New York, Arizona and Kansas insurance commissioners. Section 490.1108 of the IBCA provides that in considering acquisition proposals, directors may consider, in addition to the consideration of the effects of any action on stockholders, the effects on the Company’s employees, suppliers, creditors, customers and the communities in which it operates, as well as the long-term and short-term interests of the Company. Consideration of any or all community interest factors is not a violation of the business judgment rule, even if the directors reasonably determine that effects on a community or other factors outweigh the financial or other benefits to the Company or a stockholder or group of stockholders. Section 490.624A of the IBCA also includes authorization of “poison pills” which include, without limitation, terms and conditions of stock rights or options issued by a corporation that preclude or limit the exercise, transfer or receipt of stock rights by persons owning or offering to acquire a specified number or percentage of a corporation’s outstanding shares.

      In addition, prior to and for a period of five years following the effective date of the conversion, the Iowa insurance laws provide that a person, other than the reorganized company, an employee benefit plan or employee benefit trust sponsored by the reorganized company, or as otherwise specifically provided for in the plan of conversion, shall not directly or indirectly acquire or offer to acquire the beneficial ownership of more than five percent of any class of voting security of the reorganized company, and a person, other than the reorganized company or other than an employee benefit plan or employee benefit trust sponsored by the reorganized company, who acquires five percent or more of any class of voting security of the reorganized company prior to the conversion or as specifically provided for in the plan of conversion, shall not directly or indirectly acquire or offer to acquire the beneficial ownership of additional voting securities of the reorganized company, unless the acquisition is approved by the Iowa Insurance Commissioner as not being contrary to the interests of the policyholders of the reorganized company or its life insurance company subsidiary and by the board of directors of the reorganized company.

      Section 490.1110 of the IBCA also imposes a 3 year moratorium on business combinations with any person owning 10% or more of the outstanding voting stock of the corporation and its affiliate unless (1) the transaction or acquisition in which the stockholder became a 10% or more stockholder is approved in advance by the board, (2) after becoming a 10% or more stockholder, the stockholder owned at least eighty-five percent of the corporation’s outstanding voting stock not owned by directors and officers, and by employee stock plans that do not allow individual employees to decide confidentially whether to tender their shares, or, (3) at or after the time the stockholder became a 10% or more stockholder, the business combination is approved by the board and authorized by the holders of two-thirds of the outstanding voting stock not held by the 10% or more stockholder.

      The foregoing provisions of state law could have the effect of delaying, deferring or preventing a change in control of the Company if the board of directors determines that a change of control is not in the best interests of the Company, its stockholders and other constituencies. In addition, the regulatory restrictions on the acquisition of securities of the Company may also deter attempts to effect, or prevent the consummation of, a change in control of the Company.

DESCRIPTION OF WARRANTS

      The Company may issue Warrants to purchase Debt Securities, Preferred Stock, Common Stock or any combination thereof, and such Warrants may be issued independently or together with any such Securities and may be attached to or separate from such Securities. Each series of Warrants will be issued under a separate warrant agreement (each a “Warrant Agreement”) to be entered into between the Company and a warrant agent (“Warrant Agent”). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of each such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

      The applicable Prospectus Supplement will describe the terms of any series of Warrants in respect of which this Prospectus is being delivered, including the following: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the currency or currencies, including currency units or composite currencies, in which the price of such Warrants may be payable; (v) the designation and terms of the Securities (other than Capital Securities and Common Securities) purchasable upon exercise of such Warrants; (vi) the price at which and the currency or currencies, including currency units or composite currencies, in which the Securities (other than Capital Securities and Common Securities) purchasable upon exercise of such Warrants may be purchased; (vii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (viii) whether such Warrants will be issued in registered form or bearer form; (ix) if applicable, the minimum or maximum amount of such Warrants which may be exercised at any one time; (x) if applicable, the designation and terms of the Securities (other than Capital Securities and Common Securities) with which such Warrants are issued and the number of such Warrants issued with each such Security; (xi) if applicable, the date on and after which such Warrants and the related Securities (other than Capital Securities and Common Securities) will be separately transferable; (xii) information with respect to book-entry procedures, if any; (xiii) if applicable, a discussion of certain United States Federal income tax considerations; and (xiv) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

DESCRIPTION OF CAPITAL SECURITIES OF THE AMERUS TRUSTS

      Each AmerUs Trust may issue, from time to time, only one series of Capital Securities having terms described in the Prospectus Supplement relating thereto. The Declaration of each AmerUs Trust will authorize the Administrative Trustees of such AmerUs Trust to issue on behalf of such AmerUs Trust one series of Capital Securities. Each Declaration will be qualified as an indenture under the Trust Indenture Act. The Property Trustee, an independent trustee, will act as indenture trustee for the Capital Securities for purposes of compliance with the provisions of the Trust Indenture Act. The Capital Securities will have such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such restrictions as shall be established by the Administrative Trustees in accordance with the applicable Declaration or as shall be set forth in the Declaration or made part of the Declaration by the Trust Indenture Act. Reference is made to any Prospectus Supplement relating to the Capital Securities of an AmerUs Trust for specific terms of the Capital Securities, including, to the extent applicable, (i) the distinctive designation of such Capital Securities, (ii) the number of Capital Securities issued by such AmerUs Trust, (iii) the annual distribution rate (or method of determining such rate) for Capital Securities issued by such AmerUs Trust and the date or dates upon which such distributions shall be payable (provided, however, that distributions on such Capital Securities shall, subject to any deferral provisions, and any provisions for payment of defaulted distributions, be payable on a quarterly basis to holders of such Capital Securities as of a record date in each quarter during which such Capital Securities are outstanding), (iv) any right of such AmerUs Trust to defer quarterly distributions on the Capital Securities as a result of an interest deferral right exercised by the Company on any Junior Subordinated Debt held by such AmerUs Trust, (v) whether distributions on Capital Securities shall be cumulative, and, in the case of Capital Securities having such cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on Capital Securities shall be cumulative, (vi) the amount or amounts which shall be paid out of the assets of such AmerUs Trust to the holders of Capital Securities upon voluntary or involuntary dissolution, winding-up or termination of such AmerUs Trust, (vii) the obligation or option, if any, of such AmerUs Trust to purchase or redeem Capital Securities and the price or prices at which, the period or periods within which and the terms and conditions upon which Capital Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation or option with such redemption price to be specified in the applicable Prospectus Supplement, (viii) the voting rights, if any, of Capital Securities in addition to those required by law, including the number of votes per Capital Security and any requirement for the approval by the holders of Capital Securities as a condition to specified action or amendments to the Declaration, (ix) the terms and conditions, if any, upon which Junior Subordinated Debt held by such AmerUs Trust may be distributed to holders of Capital Securities, and (x) any other relevant rights, preferences, privileges, limitations or restrictions applicable to Capital Securities consistent with the Declaration or with applicable law. All Capital Securities offered hereby will be guaranteed by the Company to the extent set forth below under “Description of Guarantees.” The Guarantee issued for the benefit of the holders of the Capital Securities, when taken together with the Company’s back-up undertakings, consisting of its obligations under each Declaration (including the obligation to pay expenses of each AmerUs Trust), the Subordinated Indenture and any applicable sup plemental indentures thereto and the Junior Subordinated Debt issued to any AmerUs Trust will provide in the aggregate a full and unconditional guarantee by the Company of amounts due on the Capital Securities issued by each AmerUs Trust. The payment terms of the Capital Securities will be the same as the Junior Subordinated Debt issued to the applicable AmerUs Trust by the Company.

      Each Declaration will authorize the Administrative Trustees to issue on behalf of the applicable AmerUs Trust one series of Common Securities having such terms including distributions, redemption, voting, liquidation rights or such restrictions as shall be established by the Administrative Trustees in accordance with such Declaration or as shall otherwise be set forth therein. The terms of the Common Securities issued by each AmerUs Trust will be substantially identical to the terms of the Capital Securities issued by such AmerUs Trust, and the Common Securities will rank pari passu in right of payment, and payments will be made thereon pro rata, with the Capital Securities except that, if an event of default under such Declaration has occurred and is continuing, the rights of the holders of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the Capital Securities. The Common Securities will also carry the right to vote and to appoint, remove or replace any of the Administrative Trustees of such AmerUs Trust. All of the Common Securities of each AmerUs Trust will be directly or indirectly owned by the Company.

      The financial statements of any AmerUs Trust that issues Capital Securities will be reflected in the Company’s consolidated financial statements with the Capital Securities shown as Company-obligated mandatorily-redeemable Capital Securities of a subsidiary trust under minority interest in consolidated subsidiaries. In a footnote to the Company’s audited financial statements there will be included statements that the applicable AmerUs Trust is wholly-owned by the Company and that the sole asset of such AmerUs Trust is the Junior Subordinated Debt (indicating the principal amount, interest rate and maturity date thereof).

DESCRIPTION OF GUARANTEES

      Set forth below is a summary of information concerning the Guarantees that will be executed and delivered by the Company for the benefit of the holders, from time to time, of Capital Securities. Each Guarantee will be qualified as an indenture under the Trust Indenture Act. Unless otherwise specified in the applicable Prospectus Supplement, First Union Bank will act as indenture trustee for Trust Indenture Act purposes under each Guarantee (the “Guarantee Trustee”). The terms of each Guarantee will be those set forth in such Guarantee and those made part of such Guarantee by the Trust Indenture Act. The following summary does not purport to be complete and is subject to and qualified in its entirety by reference to the provisions of the form of Guarantee, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, and the Trust Indenture Act. Each Guarantee will be held by the Guarantee Trustee for the benefit of the holders of the Capital Securities of the applicable AmerUs Trust.

General

      Unless otherwise specified in the applicable Prospectus Supplement, pursuant to each Guarantee, the Company will agree, to the extent set forth therein, to pay in full to the holders of the Capital Securities, the Guarantee Payments (as defined below) (except to the extent paid by such AmerUs Trust), as and when due, regardless of any defense, right of set-off or counterclaim which such AmerUs Trust may have or assert. The following payments or distributions with respect to the Capital Securities (the “Guarantee Payments”), to the extent not paid by such AmerUs Trust, will be subject to the Guarantee (without duplication): (i) any accrued and unpaid distributions that are required to be paid on such Capital Securities, to the extent such AmerUs Trust shall have funds available therefor, and (ii) the redemption price, including all accrued and unpaid distributions to the date of redemption (the “Redemption Price”), to the extent such AmerUs Trust has funds available therefor, with respect to any Capital Securities called for redemption by such AmerUs Trust. The Company’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of Capital Securities or by causing the applicable AmerUs Trust to pay such amounts to such holders.

      Each Guarantee will not apply to any payment of distributions except to the extent the applicable AmerUs Trust shall have funds available therefor. If the Company does not make interest or principal payments on the Junior Subordinated Debt purchased by such AmerUs Trust, such AmerUs Trust will not pay distributions on the Capital Securities issued by such AmerUs Trust and will not have funds available therefor.

      The Company has also agreed to guarantee the obligations of each AmerUs Trust with respect to the Common Securities (the “Common Guarantee”) issued by such AmerUs Trust to the same extent as the Guarantee, except that, if an Event of Default under the Subordinated Indenture has occurred and is continuing, holders of Capital Securities under the Guarantee shall have priority over holders of the Common Securities under the Common Guarantee with respect to distributions and payments on liquidation, redemption or otherwise.

Status of the Guarantees

      The Guarantees will constitute an unsecured obligation of the Company and will rank (i) subordinate and junior in right of payment to the Senior Indebtedness of the Company, except those liabilities of the Company made pari passu or subordinate by their terms, (ii) pari passu with the most senior preferred or preference stock now or hereafter issued by the Company and with any guarantee now or hereafter entered into by the Company in respect of any preferred or preference stock of any affiliate of the Company and (iii) senior to the Common Stock. The terms of the Capital Securities provide that each holder of Capital

Securities by acceptance thereof agrees to the subordination provisions and other terms of the Guarantee relating thereto.

      Each Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under such Guarantee without instituting a legal proceeding against any other person or entity).

Certain Covenants of the Company

      Unless otherwise specified in the applicable Prospectus Supplement, in each Guarantee the Company will covenant that, so long as any Capital Securities issued by the applicable AmerUs Trust remain outstanding, if there shall have occurred any event of default under such Guarantee or under the Declaration of such AmerUs Trust, then (a) the Company will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (i) purchases or acquisitions of capital stock of the Company in connection with the satisfaction by the Company of its obligations under any employee or agent benefit plans or the satisfaction by the Company of its obligations pursuant to any contract or security outstanding on the date of such event requiring the Company to purchase capital stock of the Company, (ii) as a result of a reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock, (iii) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iv) dividends or distributions in capital stock of the Company (or rights to acquire capital stock) or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock or (v) redemptions or repurchases of any rights outstanding under a shareholder rights plan); (b) the Company shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company which rank junior to the Junior Subordinated Debt issued to the applicable AmerUs Trust and (c) the Company shall not make any guarantee payments with respect to the foregoing (other than pursuant to a Guarantee).

Modification of the Guarantees; Assignment

      Except with respect to any changes that do not adversely affect the rights of holders of Capital Securities (in which case no consent of such holders will be required), each Guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding Capital Securities of such AmerUs Trust. The manner of obtaining any such approval of holders of such Capital Securities will be set forth in the accompanying Prospectus Supplement. All guarantees and agreements contained in a Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Capital Securities of the applicable AmerUs Trust then outstanding.

Events of Default

      An event of default under a Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of a majority in liquidation amount of the Capital Securities to which such Guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Guarantee.

      If the Guarantee Trustee fails to enforce such Guarantee, any record holder of Capital Securities to which such Guarantee relates may institute a legal proceeding directly against the Company to enforce the Guarantee Trustee’s rights under such Guarantee without first instituting a legal proceeding against the applicable AmerUs Trust, the Guarantee Trustee or any other person or entity. Notwithstanding the foregoing, if the Company has failed to make a Guarantee Payment under a Guarantee, a record holder of Capital Securities to which such Guarantee relates may directly institute a proceeding against the Company for enforcement of such Guarantee for such payment to the record holder of the Capital Securities to which such

Guarantee relates of the principal of or interest on the applicable Junior Subordinated Debt on or after the respective due dates specified in the Junior Subordinated Debt, and the amount of the payment will be based on the holder’s pro rata share of the amount due and owing on all of the Capital Securities to which such Guarantee relates. The Company has waived any right or remedy to require that any action be brought first against the applicable AmerUs Trust or any other person or entity before proceeding directly against the Company. The record holder in the case of the issuance of one or more global Capital Securities certificates will be The Depository Trust Company acting at the direction of the beneficial owners of the Capital Securities.

      The Company will be required to provide annually to the Guarantee Trustee a statement as to the performance by the Company of certain of its obligations under each outstanding Guarantee and as to any default in such performance.

Information Concerning the Guarantee Trustee

      The Guarantee Trustee, prior to the occurrence of a default to a Guarantee, undertakes to perform only such duties as are specifically set forth in such Guarantee and, after default with respect to such Guarantee, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by a Guarantee at the request of any holder of Capital Securities to which such Guarantee relates unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Termination

      Each Guarantee will terminate as to the Capital Securities issued by the applicable AmerUs Trust upon full payment of the Redemption Price of all Capital Securities of such AmerUs Trust, upon distribution of the Junior Subordinated Debt held by such AmerUs Trust to the holders of all of the Capital Securities of such AmerUs Trust or upon full payment of the amounts payable in accordance with the Declaration of such AmerUs Trust upon liquidation of such AmerUs Trust. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Capital Securities issued by the applicable AmerUs Trust must restore payment of any sums paid under such Capital Securities or such Guarantee.

Governing Law

      The Guarantees will be governed by and construed in accordance with the law of the State of New York.

DESCRIPTION OF THE PURCHASE CONTRACTS AND THE UNITS

      The Company may issue Purchase Contracts, including contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock or Preferred Stock at a future date or dates. The consideration per share of Common Stock or Preferred Stock may be fixed at the time the Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Purchase Contracts. The Purchase Contracts may be issued separately or as a part of units (“Units”), including, but not limited to, adjustable conversion-rate equity security units. Each Unit consists of a Purchase Contract and Debt Securities, Capital Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders’ obligations to purchase the Common Stock or Preferred Stock under the Purchase Contracts. The Purchase Contracts may require the Company to make periodic payments to the holders of the Units or vice versa, and such payments may be unsecured or refunded on some basis. The Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.

      The applicable Prospectus Supplement will describe the terms of any Purchase Contracts or Units. The description in the Prospectus Supplement will not necessarily be complete, and reference will be made to the

Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Purchase Contracts or Units.

PLAN OF DISTRIBUTION

      The Company and/or any AmerUs Trust may sell any of the Securities being offered hereby in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through dealers; or (iv) directly to purchasers.

      The Prospectus Supplement with respect to the Securities will set forth the terms of the offering of the Securities, including the name or names of any underwriters, dealers or agents; the purchase price of the Securities and the proceeds to the Company and/or an AmerUs Trust from such sale; any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

      Offers to purchase Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company and/or the applicable AmerUs Trust to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold.

      If Securities are sold by means of an underwritten offering, the Company and/or the applicable AmerUs Trust will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable Prospectus Supplement which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public. If underwriters are utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriter at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the Securities, unless otherwise indicated in the Prospectus Supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Securities will be obligated to purchase all such Securities of a series if any are purchased.

      If a dealer is utilized in the sales of the Securities in respect of which this Prospectus is delivered, the Company and/or the applicable AmerUs Trust will sell such Securities to the dealer as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

      Offers to purchase Securities may be solicited directly by the Company and/or the applicable AmerUs Trust and the sale thereof may be made by the Company and/or the applicable AmerUs Trust directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities

Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

      Agents, underwriters and dealers may be entitled under relevant agreements to indemnification or contribution by the Company and/or the applicable AmerUs Trust against certain liabilities, including liabilities under the Securities Act.

      Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of business.

      Securities may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for the Company and/or the applicable AmerUs Trust. Any remarketing firm will be identified and the terms of its agreement, if any, with its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with the Company and/or the applicable AmerUs Trust to indemnification or contribution by the Company and/or the applicable AmerUs Trust against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for AmerUs and its subsidiaries in the ordinary course of business.

      If so indicated in the applicable Prospectus Supplement, the Company and/or the applicable AmerUs Trust may authorize agents, underwriters or dealers to solicit offers by certain types of institutions to purchase Securities from the Company and/or the applicable AmerUs Trust at the public offering prices set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts (“Contracts”) providing for payment and delivery on a specified date or dates in the future. A commission indicated in the applicable Prospectus Supplement will be paid to underwriters, dealers and agents soliciting purchases of Securities pursuant to Contracts accepted by the Company and/or the applicable AmerUs Trust.

      If so indicated in the applicable Prospectus Supplement, in connection with the offering of Class A Common Stock or any Securities issued by the Company or any AmerUs Trust, convertible or exchangeable into Class A Common Stock, the Company’s parent and majority shareholder, AmerUs Group, may be offered the opportunity to purchase such Securities concurrently with a public offering at the public offering price less any applicable underwriting discounts and commissions.

VALIDITY OF SECURITIES

      Unless otherwise indicated in the applicable Prospectus Supplement, the validity of Securities (other than the Capital Securities) will be passed upon for the Company by Joseph K. Haggerty, Esq., Senior Vice President and General Counsel of the Company and Sidley & Austin, Chicago, Illinois. Sidley & Austin will rely as to matters governed by the laws of the State of Iowa upon the opinion of Joseph K. Haggerty, Esq.

      Certain matters of Delaware law relating to the validity of the Capital Securities will be passed upon for the AmerUs Trusts by Morris, James, Hitchens & Williams, special Delaware counsel to the AmerUs Trusts.

EXPERTS

      The consolidated financial statements of the Company, as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent accountants, which reports are also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements and schedules of Delta as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein in reliance upon the reports of Coopers & Lybrand L.L.P., independent accountants, which reports are also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements and schedules of AmVestors as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein in reliance upon the reports of Deloitte & Touche LLP, independent accountants, which reports are also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.]

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

________________________________________________________________________________

 PRIDESSM

(Initially Consisting of  Income PRIDESSM)

AMERUS GROUP CO.

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

Goldman, Sachs & Co.

             , 2003

(SM) (PRIDES) and (Income PRIDES) are service marks of Merrill Lynch & Co., Inc.